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As filed with the Securities and Exchange Commission on January 21, 2004

Registration No. 333-108418

United States
Securities and Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

3D SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	95-4431352 (I.R.S. Employer Identification Number)
26081 Avenue Hall Valencia, California 91355 (661) 295-5600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Robert M. Grace, Jr.
Vice President, General Counsel and Secretary
3D Systems Corporation
26081 Avenue Hall
Valencia, California 91355
(661) 295-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Services)

With a copy to:
Julie M. Kaufer, Esq. Ara A. Babaian, Esq. Akin Gump Strauss Hauer & Feld LLP 2029 Century Park East, Suite 2400 Los Angeles, California 90067 Telephone: (310) 229-1000 Facsimile: (310) 229-1001

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value	7,292,468 shares	$7.50	$54,693,510	$4,425

Common Stock, $0.001 par value	2,574,857 shares	$13.20	$33,988,112	$2,750

(1)
This prospectus covers the offer and sale of (a) 1,581,999 shares of outstanding common stock, (b) 833,334 shares of common stock underlying our 7% convertible subordinated debentures, (c) 2,230,258 shares of common stock underlying our 6% convertible subordinated debentures, (d) 2,634,016 shares of common stock issuable upon conversion of shares of our Series B Convertible Preferred Stock, (e) 2,218,119 shares of common stock issuable as dividends on our Series B Convertible Preferred Stock (based on 95% of the closing price of the common stock on The Nasdaq National Market on August 26, 2003), (f) 369,599 shares of common stock reserved for issuance upon exercise of stock options and (g) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions affecting the shares to be offered by the selling stockholders.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low prices of registrant's common stock reported on The Nasdaq National Market on January 15, 2004.

(3)
Of this amount, the registrant paid $4,714 on August 29, 2003 in connection with the original filing of this registration statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2004

PROSPECTUS

3D SYSTEMS CORPORATION

9,867,325 SHARES OF COMMON STOCK

        This prospectus relates to the resale of up to 9,867,325 shares of common stock by the selling stockholders named in this prospectus.

        The selling stockholders may offer for resale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        We will not receive any proceeds from the resale of our common stock by the selling stockholders.

        Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "TDSC." The last reported sale price of our common stock on January 15, 2004 was $13.20 per share.

        You should read this prospectus carefully before you invest.

        Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

PROSPECTUS SUMMARY

        You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

3D Systems Corporation

        We design, develop, manufacture, market and support, on an international basis, solid imaging systems and related materials. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer-aided design and manufacturing, or CAD/CAM, software utilities and related computer applications.

        Used worldwide to generate product concept models, functional prototypes, master patterns for tooling and end-use production parts for direct and indirect manufacturing, our solid imaging technologies change the way people design, develop and manufacture products. The systems utilize patented stereolithography, selective laser sintering, direct composite manufacturing and three-dimensional printing processes to fabricate physical objects using input from CAD/CAM software, or three-dimensional scanning and sculpting devices.

        Our customers include major corporations in a broad range of industries including service bureaus and manufacturers of automotive, aerospace, computer, electronic, consumer and medical products. Our customers use our solid imaging systems and solutions to:

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  streamline part-making, prototyping and manufacturing processes,

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  verify product designs,

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  create functional parts,

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  generate production-quality samples or final parts,

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  directly manufacture end-use parts, and

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  create tooling used to manufacture end-use parts.

        We expect our Advanced Digital Manufacturing solutions, which we refer to as ADMSM, to become an important enabling technology for the customization of design and manufacturing using additive fabrication techniques, also called mass customization or rapid manufacturing. These solutions will allow designers to reduce part count in the design process and to add custom features and complexity to designs not currently feasible with today's manufacturing techniques thus reducing part costs and assembly time. By using multiple technologies offered by us, existing designs can be manufactured without the costs and lead-time associated with hard tooling, and more complex designs will become easier to manufacture.

        An integrated package combining hardware, software, materials and process gives us one of the widest ranges of solid imaging solutions in the world. Our comprehensive range of products includes:

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  the MJM (multi-jet modeling) product line: our ThermoJet® solid object printer is a network-ready printer, about the size of an office copier, which employs hot melt ink jet technology to build models in successive layers using our proprietary thermoplastic material,

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  the SLA® (stereolithography apparatus) product line: the SLA® systems use our proprietary stereolithography technology, which we refer to as SL, an additive solid imaging process which uses a laser beam to expose and solidify successive layers of photosensitive resin until the desired object is formed to precise specifications in epoxy or acrylic resin,

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  the SLS® (selective laser sintering) product line: the SLS® systems utilize a process called laser sintering, which we refer to as LS, which uses laser energy to sinter powdered material to create solid objects from powdered materials, and

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  the DCM (direct composite manufacturing) product line: the OptoForm™ system is an advanced digital manufacturing system, which combines the precision of stereolithography with dense materials comprising both a photosensitive epoxy polymer and a range of reinforcing fillers including thermoplastics, metals and ceramics, or a combination of these paste materials.

        We produce, market and distribute consumable materials used in all solid imaging systems we offer. Our growing installed base of systems requires an ongoing supply of materials as well as service support and provides us with an ongoing revenue stream. In April 2002, we introduced our Accura® family of materials for use in our solid imaging systems. Since the introduction of our Accura® materials, we have introduced and continue to engage in research regarding materials for our SLA® and SLS® systems.

        As of December 31, 2002, we held 359 patents relating to solid imaging, which include 152 in the United States, 146 in Europe, 17 in Japan and 44 in other foreign jurisdictions. We continue to develop new products and processes to expand the applications of solid imaging and to develop improvements to our existing product lines.

        We are incorporated under the laws of Delaware. Our corporate headquarters are located at 26801 Avenue Hall, Valencia, California 91355. Our telephone number is (661) 295-5600.

Summary Consolidated Financial Information

        The summary financial data for the three years ended December 31, 2002 have been derived from our audited financial statements. The summary financial data for the nine months ended September 26, 2003 and September 27, 2002 have been derived from our unaudited interim financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and operating results for these periods and as of such dates. Our results for interim periods are not necessarily indicative of our results for a full year's operations.

        The summary financial data as of and for the years ended December 31, 2001 and 2000 and the nine months ended September 27, 2002 have been restated. Unless otherwise expressly stated, all financial information in this prospectus is presented inclusive of the changes made to the financial data for these periods. The reconciliation of previously reported amounts to the amounts currently reported for the years ended December 31, 2001 and 2000 is presented in Note 24 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2002 and in Note 15 of the Condensed Consolidated Financial Statements for the nine months ended September 26, 2003.

        You should read the following information together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended		Years Ended December 31,
	September 26, 2003	September 27, 2002 (as restated)	2002	2001 (as restated)	2000 (as restated)
	(in thousands, except per share amounts)
Statements of Operations Data:
Sales:
Products(1)	$48,686	$56,958	$81,039	$84,558	$79,857
Services(2)	26,136	27,013	34,922	34,182	29,429

Total sales	74,822	83,971	115,961	118,740	109,286

Cost of sales:
Products(1)	26,705	31,044	43,398	42,278	34,969
Services(2)	20,020	19,898	25,942	24,961	21,729

Total cost of sales	46,725	50,942	69,340	67,239	56,698

Gross profit	28,097	33,029	46,621	51,501	52,588

Operating expenses:
Selling, general and administrative	31,467	35,073	48,331	42,807	32,710
Research and development	7,180	12,344	15,366	11,010	7,814
Severance and other restructuring costs	474	4,351	4,354	—	—

Total operating expenses	39,121	51,768	68,051	53,817	40,524

Loss income from operations	(11,024)	(18,739)	(21,430)	(2,316)	12,064
Interest and other (expense) income, net	2,281	1,997	(2,991)	(1,033)	115
Gain on arbitration settlement	—	18,464	18,464	—	—

(Loss) income before provision for income taxes	(13,305)	(2,272)	(5,957)	(3,349)	12,179
Provision for (benefit from) income taxes	1,109	(3,126)	8,909	(992)	4,309

Net (loss) income	(14,414)	854	(14,866)	(2,357)	7,870

Preferred stock dividend	518	—	—	—	—

Net (loss) income available to common shareholders per share	$(14,932)	$854	$(14,866)	$(2,357)	$7,870

Shares used to calculate basic net (loss) income available to common shareholders per share	12,746	12,881	12,837	12,579	11,851

Basic net (loss) income available to common shareholders per share	$(1.17)	$0.07	$(1.16)	$(0.19)	$0.66

Shares used to calculate diluted net (loss) income available to common shareholders per share	12,746	13,441	12,837	12,579	12,889

Diluted net (loss) income available to common shareholders per share	$(1.17)	$0.06	$(1.16)	$(0.19)	$0.61

		At December 31,
	At September 26, 2003	2002	2001 (as restated)
Balance Sheet Data:
Working (deficit) capital	$(4,433)	$(8,608)	$16,008
Total assets	125,029	132,233	164,942
Current portion of long-term debt	165	10,500	3,135
Long-term liabilities, excluding current portion	17,238	17,487	33,179
Redeemable preferred stock	15,194	—	—
Stockholders' equity	47,257	59,866	78,429

(1)
Includes systems and related equipment, material, software and other component parts as well as rentals of equipment.

(2)
Includes maintenance services provided by our technology centers and training services.

RISK FACTORS

        Before deciding whether to invest in our common stock, you should understand the high degree of risk involved. You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our historical consolidated financial statements and related notes. Our most significant risks and uncertainties are described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Finance

Our independent auditors' report for the year ended December 31, 2002 expresses doubt about our ability to continue as a going concern.

        At December 31, 2002, our independent auditors' report, dated June 20, 2003, includes an explanatory paragraph relating to substantial doubt as to our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. We experienced significant operating losses in the first three quarters of 2003, each quarter of fiscal 2002 and in preceding years. At September 26, 2003, our working capital deficit was $4.4 million and our accumulated deficit in earnings was $35.8 million. At that date, we had total borrowings of $22.6 million, including $8.6 million outstanding under our line of credit with U.S. Bank National Association, $4.1million related to our industrial development bonds and $10.0 million of convertible subordinated debentures. We also had outstanding an obligation of approximately $1.7 million payable on October 24, 2003 in connection with our guarantee of the value of shares of our common stock underlying warrants issued in connection with our 2001 acquisition of RPC Ltd. We had failed to meet our financial covenants under our bank agreements and were operating under those agreements pursuant to waivers issued by our lenders.

        From November 24, 2003 to December 11, 2003, we issued $22.7 million principal amount of 6% convertible subordinated debentures due November 30, 2013 in a private placement, and we used a portion of the net proceeds to repay all of the outstanding amounts under our line of credit with U.S. Bank prior to its due date of November 28, 2003. That facility has been terminated, and we are in the process of negotiating a replacement credit facility. We cannot assure you that we will enter into a replacement facility. On January 12, 2004, we entered into a waiver to the reimbursement agreement with Wells Fargo Bank, N.A. relating to our industrial development bonds pursuant to which Wells Fargo waived compliance with the fixed charge coverage ratio and minimum tangible net worth covenant contained in the reimbursement agreement, as amended, through April 30, 2004, provided that we remain in compliance with all other provisions of the reimbursement agreement and that we provide evidence of a proposal from another bank by March 31, 2004 to replace the letter of credit issued by Wells Fargo. Should a replacement letter of credit not be obtained on or before April 30, 2004, we will agree to retire $1.2 million of the bonds utilizing the $1.2 million held in the non-interest bearing demand deposit account at Wells Fargo. We also entered into an agreement to pay the acquisition obligation mentioned above in installments over a period ending on September 19, 2005.

        We are primarily reliant on cash generated from operations and external financing arrangements to meet our cash requirements. In order to preserve cash, we have reduced expenditures for capital projects, research and development, and in our corporate infrastructure, any of which may have a material adverse affect on our future operations. Further reductions in our cash balances could require us to make more significant reductions in our operations, which could have a further material adverse impact on our future operations. We cannot assure you that we can generate sufficient cash from operations and realize our anticipated cost savings in order to allow us to continue as a going concern.

In the event we are unable to generate cash flow adequate to meet our operating needs and other financial obligations and achieve our estimated cost savings, we will need to aggressively seek additional debt or equity financing and other strategic alternatives. However, recent operating losses, our declining cash balances, our historical stock performance, the ongoing inquiries into certain matters relating to our revenue recognition, ongoing patent litigation and the general economic downturn may make it difficult for us to attract equity investments, debt financing or strategic partners on terms that are deemed favorable to us or at all. If we are unable to obtain financing on terms acceptable to us or at all, we will not be able to accomplish any or all of our initiatives and could be forced to cease operations or seek protection from our creditors under the U.S. Bankruptcy Code or analogous state statutes.

Our debt level could adversely affect our financial health and affect our ability to run our business.

        As of September 26, 2003, our debt was $22.6 million, of which $8.6 million was current borrowings, which we repaid in November 2003, $10.0 million related to convertible subordinated debt and $4.1 related to our industrial development bonds. In addition, we had outstanding $15.8 million of Series B Convertible Preferred Stock which is mandatorily redeemable in 2013. As noted above, we privately placed $22.7 million principal amount of 6% convertible subordinated debentures from November 24, 2003 to December 11, 2003. This level of debt and preferred stock could have important consequences to you as a holder of shares. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt and preferred stock:

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  We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

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  Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

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  Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

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  We are subject to the risks that interest rates and our interest expense and fixed charges will increase.

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  Our ability to plan for, or react to, changes in our business is more limited.

        Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.

Our balance sheet contains several categories of intangible assets totaling $69.8 million that we may be required to write off or write down based on impairment of certain assets and our future performance, which may adversely impact our future earnings and our stock price.

        As of September 26, 2003, we had $20.7 million of unamortized intangible assets, consisting of licenses, patents and other intellectual property and certain costs that we amortize over time. Any material impairment to any of these items could reduce our net income and may adversely affect the trading price of our common stock.

        On August 20, 2003, in the patent infringement suit pending in the California federal court filed by EOS GmbH Electro Optical Systems, which we refer to as EOS, against DTM Corporation, which we refer to as DTM, and us, the trial court ruled that it was unable to construe one of the claim phrases of one of the patents which we had asserted against EOS in one of our patent infringement actions, which ruling is a factual predicate for a potential ruling by the trial court that the patent is invalid. In addition, in the same action, the court ruled that certain DTM laser sintering machines infringed one of the patents licensed by us to EOS. On September 17, 2003, the trial court determined on its own initiative to stay both the August 20, 2003 rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions. The court also vacated the trial date (previously scheduled for October 7, 2003) in order to give the parties the opportunity to submit additional briefs on issues identified by the court. If the court reinstates its August 20, 2003 rulings, we would anticipate recognizing a charge to operations in the quarter in which the reinstatement occurs related to the write-off of capitalized legal fees and other costs. We do not, at this time, feel that it is more probable than not that these rulings will be reinstated and do not deem it appropriate under Statement of Financial Accounting Standard (SFAS) No. 5, "Accounting for Contingencies," to record any charges at this time. Any charge to operations will be dependent upon the trial court's ultimate ruling following its reconsideration of these matters, the likely occurrence of an adverse outcome and our ability to reasonably estimate the financial impact of an adverse outcome. The ultimate outcome of the determination of damages could have a material adverse impact on our operations.

        At September 26, 2003, we had $44.7 million in goodwill capitalized on our balance sheet. In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets," which requires, among other things, the discontinuance of the amortization of goodwill and certain other intangible assets that have indefinite useful lives, and the introduction of impairment testing in its place. Under SFAS No. 142, goodwill and some indefinite-lived intangibles will not be amortized into results of operations, but instead will be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or intangible asset over its fair value. In addition, goodwill and intangible assets will be tested more often for impairment as circumstances warrant, and may result in write-downs of some of our goodwill and indefinite-lived intangibles. Accordingly, we could, from time to time, incur impairment charges, which will be recorded as operating expenses and will reduce our net income and adversely affect our operating results.

        At September 26, 2003, we had approximately $4.4 million related to a license fee prepaid in 1999 concerning the solid object printer machine platform included under license and patent costs, net, in our financial statements. The amortization of this intangible is based on the number of solid object printer units sold. If future sales of the solid object printer machine platforms do not increase, then a more rapid rate of amortization of this balance may be required relative to the number of units sold which would have an adverse effect on our operating results.

We are carrying $3.4 million of model-related inventory and tooling costs and have vendor commitments for a solid object printer machine platform, and an additional $0.7 million relating to inventory and vendor commitments, which if we write down, could reduce our gross margins.

        We have $3.4 million of inventory, tooling costs and vendor commitments related to a solid object printer machine platform. Any write-down of our inventory or tooling costs associated with the development and production of this platform due to obsolescence will reduce our gross margins in the period in which the write-down occurs. We have accumulated inventory and tooling costs in the process of our development of a new solid object printer system. Changes to the bill of material for this system as a result of design validation testing, or abandonment of the new platform because of adverse market studies, may render this inventory and tooling obsolete and cause us to write down these assets. Additionally, we continue to carry inventory and have vendor commitments related to an existing solid object printer model totaling $0.7 million, which if not sold, also could become obsolete and increase any potential write-down.

The mix of products we sell could cause significant quarterly fluctuations in our gross margins and net income.

        We work to continuously expand our product offerings, including our materials and to increase the number of geographic areas in which we operate and the distribution channels we use in order to reach our various target product applications and customers. This variety of products, applications and channels results in a range of gross margins and operating income which can cause substantial quarterly fluctuations depending upon the mix of product shipments from quarter to quarter. We may experience significant quarterly fluctuations in gross margins or net income due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period. More recently, our mix of products sold has reflected increased sales of our lower-end systems, which have reduced gross margins as compared to high-end SLA® systems. If this trend continues over time, we may experience lower average gross margins and returns.

We may be subject to product liability claims, which could result in material expense to us, diversion of management time and attention and damage to our business reputation.

        Products as complex as those we offer may contain undetected defects or errors when first introduced or as enhancements are released that, despite our testing, are not discovered until after the product has been installed and used by customers. This could result in delayed customer acceptance of the product or damage to our reputation and business. We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, the nature and extent of these limitations vary from customer to customer, and it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense to us, diversion of management time and attention and damage to our business reputation and ability to retain existing customers or attract new customers.

Operations

Political and economic events and the uncertainty resulting from them may have a material adverse effect on our market opportunities and our operating results.

        The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaigns against terrorism in Iraq, Afghanistan and elsewhere and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm our business and revenues. The disruption of our business as a result of these events, including disruptions and deferrals of customer purchasing decisions, had an immediate adverse impact on our business. Since September 11, 2001, some economic commentators have indicated that spending on capital equipment of the type that we sell has been weaker than spending in the economy as a whole, and many of our customers are in industries that also are viewed as under-performing the overall economy, such as the automobile and telecommunication industries. The long-term effects of these events on our customers, the market for our common stock, the markets for our services and the U.S. economy as a whole are uncertain. The consequences of any additional terrorist attacks, or any expanded armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

We face significant competition in many aspects of our business, which could cause our revenues and gross margins to decline.

        The competition in our industry could cause us to reduce sales prices or incur additional marketing or related costs of production, which could result in decreased revenues, increased costs and reduced margins. We compete for customers with a wide variety of producers of equipment for models, prototypes and other three-dimensional objects as well as producers of materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of competitive equipment, materials and services. Many of these competitors have financial, marketing, manufacturing, distribution and other resources substantially greater than ours.

        In connection with our cost containment efforts, we have reduced the number of employees engaged in our research and development efforts. We have not introduced any significant product advances in our SLA® and SLS® systems in this year or in 2002 or 2001. These factors may have negatively affected our ability to compete effectively. A continued reduction in our research and development efforts attributable to these systems, or any reduction in our research and development efforts generally, could affect our ability to compete effectively. The existence of competitors extends the purchase decision time as customers investigate the alternative products and solutions. In addition, in June 2002, we entered into a license agreement with an unrelated third party pursuant to the terms of our consent decree with the U.S. Department of Justice under which we license to this party certain of our patents for use in the manufacture and sale of stereolithography in North America (the United States, Canada and Mexico). The unrelated third party is an extremely large and sophisticated corporation with substantial resources and we anticipate that it will aggressively compete in all aspects of our stereolithography business.

        We also expect that future competition may arise from the development of allied or related techniques for equipment and materials that are not encompassed by our patents, from the issuance of patents to other companies that inhibit our ability to develop certain products and from the improvement to existing material and equipment technologies. We intend to follow a strategy of continuing product development and patent prosecution to enhance our position to the extent practicable. We cannot assure you that we will be able to maintain our current position in the field or continue to compete successfully against current and future sources of competition.

If we do not keep pace with technological change and introduce new products, we may lose revenue and demand for our products.

        We are affected by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new standards and practices, any of which could render our existing products and proprietary technology and systems obsolete.

        We believe that our future success may depend on our ability to deliver products that meet changing technology and customer needs. We believe that sales of our SLA® and SLS® systems have declined in part because we have not introduced any significant advances in these products this year or in 2002 or 2001. To remain competitive, we must continually enhance and improve the functionality and features of our products, services and technologies. Our success will depend, in part, on our ability to:

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  obtain leading technologies useful in our business,

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  enhance our existing products,

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  develop new products and technologies that address the increasingly sophisticated and varied needs of prospective customers, particularly in the area of material functionality,

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  respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, and

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  recruit and retain key technology employees.

We have incurred and may continue to incur substantial expense protecting our patents and proprietary rights, which we believe are important to our success. This expense could have a material adverse effect on our results of operations, liquidity and financial condition and could cause significant fluctuations in our quarterly operating results.

        We regard our copyrights, service marks, trademarks, trade secrets, patents and similar intellectual property as important to our success. Third parties may infringe or misappropriate our proprietary rights, and we intend to pursue enforcement and defense of our patents and other proprietary rights. We have incurred, and may continue to incur, significant expenses in preserving our proprietary rights, and these costs could have a material adverse effect on our results of operations, liquidity and financial condition and could cause significant fluctuations in our operating results from quarter to quarter.

        As of December 31, 2002, we held 359 patents, which include 152 in the United States, 146 in Europe, 17 in Japan, and 44 in other foreign jurisdictions. At that date, we also had 176 pending patent applications: 52 in the United States, 53 in Japan, 48 in European countries and 23 in other foreign countries. As we discover new developments and components to our technology, we intend to apply for additional patents. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services are made available. We cannot assure you that the pending patent applications will be granted or that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our competitors may independently develop or initiate technologies that are substantially similar or superior to ours. We cannot be certain that we will be able to maintain a meaningful technological advantage over our competitors.

        We currently are involved in several patent infringement actions, both as plaintiff and as defendant. At September 26, 2003, we had capitalized $9.4 million in legal costs related to various litigation. If our patent litigation is not settled favorably, we would need to write off legal costs, which would have a significant negative impact on our financial results. Our ability to fully protect and exploit our patents and proprietary rights could be adversely impacted by the level of expense required for intellectual property litigation.

We, as successor to DTM, currently are involved in intellectual property litigation, the outcome of which could materially and adversely affect our results of operations and liquidity.

        On August 24, 2001, we completed our acquisition of DTM. As the successor to DTM, we face direct competition for selective laser sintering equipment and materials outside the United States from EOS. Prior to our acquisition, DTM had been involved in significant litigation with EOS in France, Germany, Italy, Japan and the United States with regard to its proprietary rights to selective laser sintering technology. EOS also has challenged the validity of patents related to laser sintering in the European Patent Office and the Japanese Patent Office. In addition, EOS filed a patent infringement suit against DTM in federal court in California alleging that DTM infringed certain U.S. patents that we license to EOS.

        On August 20, 2003, the trial court entered rulings on its Markman patent claims construction of certain phrases in the claims of the patents in suit and on the pending motions for summary judgment. The trial court granted EOS' motion for summary judgment that certain DTM laser sintering machines infringed one claim of one of the patents exclusively licensed by us to EOS, and denied DTM's motion that there was no infringement of any of the patents licensed to EOS. In connection with our counterclaim against EOS for the sale of polyamide powders in the United States, the trial court ruled that it was unable to construe one of the claim phrases in the patent, which ruling is a factual predicate for a potential ruling by the trial court that the patent is invalid. On September 17, 2003, the trial court determined on its own initiative to stay the August 20, 2003 rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions.

        EOS asserts damages of approximately $40.0 million, and has asserted a claim of willful infringement, which provides for treble damages at the discretion of the trial court. In light of the court's initial rulings, we anticipated recognizing a charge to operations in the first three quarters ended September 26, 2003 of approximately $1.1 million related to the write-off of capitalized legal fees and potentially an additional amount related to the write-off of other capitalized costs. However, based on the trial court's decision to reconsider its earlier rulings, we did not recognize a charge to operations in the first three quarters. Any charge to operations in future periods will be dependent in part upon the trial court's ultimate decision following its reconsideration of its initial rulings. The ultimate outcome of the determination of damages could have a material adverse impact on our operations. Our inability to favorably resolve the claims subject to this action or to prevail in any related litigation also could result in findings of infringement of our licensed patents. Additionally, one EOS patent is asserted which, if found valid and infringed, could preclude the continued development and sale of certain of our laser sintering products that incorporate the intellectual property that is the subject of the patent. We may become obligated to pay substantial monetary damages for past infringement. Regardless of the outcome of these actions, we will continue to incur significant related expenses and costs that could have a material adverse effect on our business and operations. Furthermore, these actions could involve a substantial diversion of the time of some members of management. The failure to preserve our laser sintering intellectual property rights and the costs associated with these actions could have a material adverse effect on our results of operations, liquidity and financial condition and could cause significant fluctuations in operating results from quarter to quarter.

The investigation initiated by the SEC may lead to charges or penalties and may adversely affect our business.

        If any government inquiry or other investigation leads to charges against us, we likely will be harmed by negative publicity, the costs of litigation, the diversion of management time and other negative effects, even if we ultimately prevail. The SEC has commenced an investigation into matters pertaining to our revenue recognition practices and has issued a subpoena to us requesting documents. This matter is pending and continues to require management attention and resources. Any adverse finding by the SEC may lead to significant fines and penalties and limitations on our activities and may harm our relationships with existing customers and impair our ability to attract new customers.

Our ability to retain existing customers, and attract new customers, may be impaired as a result of questions raised by our revenue recognition issues.

        Our previous improper recognition of revenue with regard to certain sales transactions, the ensuing Audit Committee investigation and the adjustments to previously filed financial statements could seriously harm our relationships with existing customers and impair our ability to attract new customers. Customers who purchase our products make a significant long-term commitment to the use of our technology. Our products often become an integral part of each customer's facility and our customers look to us to provide continuing support, enhancements and new versions of our products. Because of the long-term nature of a commitment in some of our products, customers often are concerned about the stability of their suppliers. Purchasing decisions by potential and existing customers have been and may continue to be postponed, we believe in part due to our previous improper recognition of revenue and the ensuing Audit Committee investigation. The failure to timely file our Annual Report on Form 10-K for fiscal 2002 and Quarterly Report on Form 10-Q for the first quarter of fiscal 2003 and the adjustments to our previously filed financial statements may cause existing and potential customers concern over our stability and these concerns may cause us to lose sales. Any loss in sales could adversely affect our results of operations, further deepening concern among current and potential customers. If potential and existing customers lose confidence in us, our competitive position in our industry may be seriously harmed and our revenues could further decline.

We have experienced significant turnover in personnel, including senior executives, which could cause delays in completing our business initiatives and negatively affect our customer relationships.

        In 2003 in particular, we experienced substantial turnover in our senior management, including our Chief Executive Officer and other senior members of our executive, finance, accounting and sales departments. This turnover is the result of several factors, including our Audit Committee investigation of our revenue recognition practices. Many of these departed employees had significant experience with our business and industry, as well as relationships with existing and potential sources of financing, large stockholders, customers, suppliers, employees and strategic partners. We subsequently hired a new Chief Executive Officer and other senior executives to replace the departed employees. However, we cannot assure you that the significant turnover in our personnel will not adversely affect our operations.

We depend on a single or limited number of suppliers for multiple components used in our systems. If these relationships terminate, our business may be disrupted while we locate an alternative supplier and our expenses may increase.

        We subcontract for the manufacture of material laser sintering components, powdered sintering materials and accessories from several single-source third-party suppliers. There are several potential suppliers of the material components, parts and subassemblies for our stereolithography products. However, we currently use only one or a limited number of suppliers for several of these components, including our lasers, materials and certain ink jet components. Our reliance on a single or limited number of vendors involves many risks including:

  •
  shortages of some key components,

  •
  product performance shortfalls, and

  •
  reduced control over delivery schedules, manufacturing capabilities, quality and costs.

        If any of our suppliers suffers business disruptions or financial difficulties, or if there is any significant change in the condition of our relationship with the supplier, our costs of goods sold may increase and we may be unable quickly to obtain these key components from alternative sources. While we believe that we can obtain all of the components necessary for our products from other manufacturers, we require any new supplier to become "qualified" pursuant to our internal procedures, which could involve a 30 to 45 day process. We generally build our systems based on our forecasts. Any unanticipated change in the source of our supplies, or unanticipated supply limitations, could increase our production costs and consequently reduce our margins.

We face risks associated with conducting business internationally and if we do not manage these risks, our costs may increase and reduce our collections.

        A material portion of our sales is to customers in foreign countries. There are many risks inherent in our international business activities that, unless managed properly, may adversely affect our profitability, including our ability to collect amounts due from customers. Our foreign operations could be adversely affected by:

  •
  unexpected changes in regulatory requirements,

  •
  export controls, tariffs and other barriers,

  •
  social and political risks,

  •
  fluctuations in currency exchange rates,

  •
  seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe,

  •
  reduced protection for intellectual property rights in some countries,

  •
  difficulties in staffing and managing foreign operations,

  •
  taxation, and

  •
  other factors, depending upon the country in which an opportunity arises.

If we are unable to continue to satisfy the conditions of our exemption to the continued listing requirements of The Nasdaq National Market, our common stock will be de-listed, which will have an adverse affect on the liquidity of our common stock and our ability to raise funds.

        If we fail to timely file any periodic report for any reporting period ending on or before December 31, 2003, Nasdaq will de-list our common stock and, as a consequence, fewer investors, especially institutional investors, may be willing to invest in our company, our stock price could decline, and it will be difficult to raise money on terms acceptable to us, or at all. In April 2003, Nasdaq notified us that our common stock was subject to de-listing due to our failure to timely file our Annual Report on Form 10-K for the year ended December 31, 2002. We engaged in a hearing before the Nasdaq Listing Qualifications Panel to request continued listing of our common stock. In June 2003, Nasdaq notified us that it determined to continue our listing under an exemption from the continued listing requirements. The exemption required that we file our Annual Report on Form 10-K by June 30, 2003 and our Quarterly Report on Form 10-Q for our first quarter by July 14, 2003, both of which requirements we satisfied. The exemption also requires that we timely file all periodic reports for all reporting periods ending on or before December 31, 2003 (without regard to any extension of time to file that otherwise might be available to us), and comply with all of the other continued listing requirements of The Nasdaq National Market. If we fail to timely file all of our periodic reports as required by this exemption, we will not be entitled to another hearing and our stock may be immediately de-listed from The Nasdaq National Market, in which event we will not be eligible to commence trading on The Nasdaq SmallCap Market or the Over The Counter Bulletin Board. If we fail to comply with any other continued listing requirement, we will be eligible for a hearing before the Nasdaq Listing Qualifications Panel, and depending upon the specific listing requirement at issue, may be eligible for trading on The Nasdaq SmallCap Market and/or the Over The Counter Bulletin Board. Through the date of this prospectus, we have timely filed all periodic reports required to be filed since July 14, 2003.

        If Nasdaq de-lists our common stock, and we are not eligible to trade on The Nasdaq SmallCap Market or the Over The Counter Bulletin Board, our stock could become subject to the "Penny Stock" rules of the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share that are not registered on a national securities exchange or quoted on the Nasdaq system. Broker-dealers dealing in our common stock then would be subject to additional burdens which may discourage them from effecting transactions in our common stock, which could make it difficult for investors to sell their shares and, consequently, limit the liquidity of our common stock.

        In addition, if Nasdaq de-lists our common stock, we expect that some or all of the following circumstances will occur, which likely will cause a further decline in our trading price and make it more difficult to raise funds:

  •
  there will be less liquidity in our common stock,

  •
  there will be fewer institutional and other investors that will consider investing in our common stock,

  •
  there will be fewer market makers in our common stock,

  •
  there will be less information available concerning the trading prices and volume of our common stock, and

  •
  there will be fewer broker-dealers willing to execute trades in shares of our common stock.

Management

If we are unable to attract and retain qualified executives, our development of new products, growth into new marketplaces and formation of new customer relationships could be materially and adversely affected.

        Our ability to develop and expand our products, business and marketplace and to manage our growth depends on the services of our executive team. Our success also depends on our ability to attract and retain key technical, management and other personnel. Competition for these professionals is intense. The loss of the services of any of our key executives or the failure to attract and retain other key personnel could impair the development of new products and have an adverse effect on our business, operating results and financial condition.

Capital Structure

Our operating results vary from quarter to quarter, which could impact our stock price.

        Our operating results fluctuate from quarter to quarter and may continue to fluctuate in the future. In some quarters, it is possible that results could be below expectations of analysts and investors. If so, the price of our common stock may decline.

        Many factors, some of which are beyond our control, may cause these fluctuations in operating results. These factors include:

  •
  customer acceptance and reliability of new products,

  •
  size and timing of product shipments,

  •
  currency and economic fluctuations in foreign markets and other factors affecting international sales,

  •
  price competition,

  •
  delays in the introduction of new products,

  •
  general worldwide economic conditions,

  •
  changes in the mix of products and services sold,

  •
  impact of ongoing litigation, and

  •
  impact of changing technologies.

        In addition, certain of our components require an order lead time of three months or longer. Other components that currently are readily available may become more difficult to obtain in the future. We may experience delays in the receipt of some key components. To meet forecasted production levels, we may be required to commit to long lead time prior to receiving orders for our products. If our forecasts exceed actual orders, we may hold large inventories of slow moving or unusable parts, which could have an adverse effect on our cash flows, profitability and results of operations.

The price of our common stock may be volatile.

        Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

        Historically, our stock price has been volatile. The high bid and low ask price of our common stock during 2003 ranged from $4.00 to $10.60.

        Factors that may have a significant impact on the market price of our common stock include:

  •
  future announcements concerning our developments or those of our competitors, including the receipt of substantial orders for products,

  •
  quality deficiencies in services or products,

  •
  results of technological innovations,

  •
  new commercial products and services,

  •
  changes in recommendations of securities analysts,

  •
  proprietary rights or product, patent or other litigation,

  •
  sales or purchase of substantial blocks of stock, and

  •
  general economic considerations such as changes in interest rates, levels of capital spending by customers and changes in foreign currency rates.

Takeover defense provisions may adversely affect the market price of our common stock.

        Various provisions of our corporate governance documents and of Delaware law, together with our Shareholders' Rights Plan, may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover.

        Our Board of Directors is authorized to issue up to 5 million shares of preferred stock, of which approximately 3.6 million is outstanding or reserved for issuance. Our Board of Directors also is authorized to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of any preferred stock may adversely affect the rights of holders of common stock. Our ability to issue preferred stock gives us flexibility concerning possible acquisitions and financing, but it could make it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, any preferred stock to be issued may have other rights, including economic rights, senior to the common stock, which could have a material adverse effect on the market value of the common stock. In addition, provisions of our Certificate of Incorporation, as amended, and Bylaws could have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

        We are subject to Delaware laws that could have the effect of delaying, deterring or preventing a change in our control. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date that the person became an interested stockholder, unless certain conditions are met.

        In addition, we have adopted a Shareholders' Rights Plan. Under the Shareholders' Rights Plan, we distributed a dividend of one right for each outstanding share of our common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our Board of Directors and may have the effect of deterring hostile takeover attempts.

The number of shares of common stock issuable upon conversion of our 6% convertible subordinated debentures, our 7% convertible subordinated debentures and our Series B Convertible Preferred Stock could dilute your ownership and negatively impact the market price for our common stock.

        Our 6% convertible subordinated debentures are convertible at any time into approximately 2,230,255 shares of common stock. Our 7% convertible subordinated debentures are convertible at any time into approximately 833,333 shares of common stock. The Series B Convertible Preferred Stock is convertible at any time into approximately 2,634,016 shares of common stock. To the extent that all of our subordinated debentures and the Series B Convertible Preferred Stock are converted, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders may be diluted. At the same time, any conversions correspondingly would reduce our subordinated debt and preferred stock obligations. Moreover, future sales of substantial amounts of our stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations."

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

        In this prospectus, when we to refer to 3D Systems Corporation and its consolidated subsidiaries we use the terms "we," "our" and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the common stock under this prospectus will be for the account of the selling stockholders.

MARKET PRICE OF SECURITIES

        The following table sets forth, for the periods indicated, the range of high and low intraday bid information per share of our common stock as quoted on The Nasdaq Stock Market's National Market. Our stock is traded under the symbol "TDSC."

		Historic Prices
Year
	Period	High	Low
2002	First Quarter	$15.90	$9.16
	Second Quarter	15.80	10.80
	Third Quarter	13.55	5.75
	Fourth Quarter	8.51	4.98
2003	First Quarter	10.15	4.10
	Second Quarter	7.90	4.00
	Third Quarter	9.43	6.37
	Fourth Quarter	10.60	8.10
2004	First Quarter (through January 15, 2004)	14.08	10.15

        As of January 15, 2004, the closing price of our common stock on The Nasdaq National Market was $13.20, and at that date, our outstanding common stock was held of record by 410 stockholders.

DIVIDEND POLICY

        Holders of our Series B Convertible Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, but only out of funds that are legally available therefor, cumulative dividends at the rate of $0.48 per share per annum, which may be increased to $0.60 per share per annum under certain circumstances. Dividends on the Series B Convertible Preferred Stock, when declared, are payable semi-annually, in May and November of each year so long as the Series B Convertible Preferred Stock remains outstanding. No dividends may be paid on any shares of common stock or on shares of any other stock ranking junior to the Series B Convertible Preferred Stock, unless all accrued and unpaid dividends have first been declared and paid in full with respect to the Series B Convertible Preferred Stock.

        We do not currently pay any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

CAPITALIZATION

        The following table presents our capitalization as of September 26, 2003 and as adjusted to give effect to the subsequent private placement of our 6% convertible subordinated debentures and the subsequent repayment of our line of credit (dollars in thousands):

	As of September 26, 2003
	Actual	As Adjusted
Cash	$5,681	$19,835

Line of credit	$8,550	$—
Current portion of long-term debt	165	165
Long-term debt, less current portion	3,925	3,925
Subordinated debt:
7% convertible debentures	10,000	10,000
6% convertible debentures	—	22,704

	22,640	36,794
Authorized 5,000,000 preferred shares, Series A preferred stock, authorized 1,000,000 shares, Series B redeemable preferred stock, 8% convertible, authorized 2,670,000 shares; issued and outstanding 2,634,000 shares, mandatory redemption in 2013	15,194	15,194

Stockholders' equity:
Common stock, $0.001 par value; authorized 25,000,000 shares; issued and outstanding 12,879,000 shares(1)	13	13
Capital in excess of par value	85,594	85,594
Notes receivable from officers for purchase of stock	(19)	(19)
Treasury stock	(45)	(45)
Preferred stock dividend	(518)	(518)
Accumulated deficit	(35,831)	(35,831)
Accumulated other comprehensive loss	(1,937)	(1,937)

Total stockholders' equity	47,257	47,257

Total capitalization	$85,091	$99,245

(1)
Share information is based on the number of shares outstanding as of September 26, 2003 and excludes:

•
2,756,593 shares of common stock issuable upon exercise of outstanding options under our stock incentive plans at a weighted average exercise price of $9.81 per share;

•
344,599 shares of common stock issuable upon exercise of outstanding options granted outside of our stock incentive plans;

•
1,100,467 shares available for future issuance under our stock incentive plans;

•
833,333 shares issuable upon conversion of our 7% convertible subordinated debentures;

•
2,230,255 shares issuable upon conversion of our 6% convertible subordinated debentures;

•
2,634,016 shares issuable upon conversion of our 8% redeemable preferred stock;

•
25,000 shares of common stock issuable upon exercise of outstanding options for consulting services at an exercise price of $5.91; and

•
50,000 shares of common stock issuable upon exercise of outstanding options granted for consulting services at an exercise price of $17.39.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data as of and for the five years ended December 31, 2002 have been derived from our audited financial statements. The selected condensed consolidated financial data as of and for the nine-month periods ended September 26, 2003 and September 27, 2002 have been derived from our unaudited interim financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and operating results for those periods and as of those dates. You should read the selected consolidated financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. Our audited consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002, 2001 and 2000 and our unaudited condensed consolidated financial statements as of and for the nine months ended September 26, 2003 and September 27, 2002 are included in this prospectus.

        The selected financial data as of and for the years ended December 31, 2001 and 2000 and the nine months ended September 27, 2002 have been restated. Unless otherwise expressly stated, all financial information in this prospectus is presented inclusive of the changes made to the financial data for these periods. The reconciliation of previously reported amounts to the amounts currently being reported for the years ended December 31, 2001 and 2000 is presented in Note 24 in the Notes to Consolidated Financial Statements for the year ended December 31, 2002 and in Note 15 in the Notes to Condensed Consolidated Financial Statements for the nine months ended September 26, 2003.

	Nine Months Ended		Years Ended December 31,
	September 26, 2003	September 27, 2002 (as restated)	2002	2001 (as restated)	2000 (as restated)	1999	1998
			(in thousands, except per share amounts)
Statements of Operations Data:
Sales:
Products(1)	$48,686	$56,958	$81,039	$84,558	$79,857	$66,806	$65,434
Services(2)	26,136	27,013	34,922	34,182	29,429	30,143	32,683

Total sales	74,822	83,971	115,961	118,740	109,286	96,949	98,117

Cost of sales:
Products(1)	26,705	31,044	43,398	42,278	34,969	35,938	33,477
Services(2)	20,020	19,898	25,942	24,961	21,729	20,975	22,062

Total cost of sales	46,725	50,942	69,340	67,239	56,698	56,913	55,539

Gross profit	28,097	33,029	46,621	51,501	52,588	40,036	42,578

Operating expenses:
Selling, general and administrative	31,467	35,073	48,331	42,807	32,710	35,273	30,448
Research and development	7,180	12,344	15,366	11,010	7,814	8,931	9,425
Severance and other restructuring costs	474	4,351	4,354	—	—	3,384	—

Total operating expenses	39,121	51,768	68,051	53,817	40,524	47,588	39,873

(Loss) income from operations	(11,024)	(18,739)	(21,430)	(2,316)	12,064	(7,552)	2,705
Interest and other (expense) income, net	2,281	1,997	(2,991)	(1,033)	115	11	482
Gain on arbitration settlement	—	18,464	18,464	—	—	—	—

(Loss) income before income taxes	(13,305)	(2,272)	(5,957)	(3,349)	12,179	(7,541)	3,187
Provision for (benefit from) income taxes	1,109	(3,126)	8,909	(992)	4,309	(2,240)	1,055

Net (loss) income	(14,414)	854	(14,866)	(2,357)	7,870	(5,301)	2,132

Preferred stock dividend	518	—	—	—	—	—	—

Net (loss) income available to common shareholders per share	$(14,932)	$854	$(14,866)	$(2,357)	$7,870	$(5,301)	$2,132

Shares used to calculate basic net (loss) income available to common shareholders per share	12,746	12,881	12,837	12,579	11,851	11,376	11,348

Basic net (loss) income available to common shareholders per share	$(1.17)	$0.07	$(1.16)	$(0.19)	$0.66	$(0.47)	$0.19

Shares used to calculate diluted net (loss) income available to common shareholders per share	12,746	13,441	12,837	12,579	12,889	11,376	11,594

Diluted net (loss) income available to common shareholders per share	$(1.17)	$0.06	$(1.16)	$(0.19)	$0.61	$(0.47)	$0.18

		At December 31,
	At September 26, 2003	2002	2001 (as restated)	2000 (as restated)	1999	1998
Balance Sheet Data:
Working (deficit) capital	$(4,433)	$(8,608)	$16,008	$44,275	$31,219	$38,305
Total assets	125,029	132,233	164,942	109,623	90,658	95,103
Current portion of long-term debt	165	10,500	3,135	120	110	100
Long-term liabilities, excluding current portion	17,238	17,487	33,179	7,585	9,168	6,090
Redeemable preferred stock	15,194	—	—	—	—	—
Stockholders' equity	47,257	59,866	78,429	71,522	59,608	66,557

(1)
Includes systems and related equipment, material, software and other component parts as well as rentals of equipment.

(2)
Includes maintenance services provided by our technology centers and training services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The condensed consolidated financial statements for the nine months ended September 27, 2002 and the consolidated financial statements as of and for the years ended December 31, 2001 and 2000 included in this prospectus have been restated. All applicable financial information presented in this discussion has been restated to take into account the effects of the restatements described in the accompanying Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000 appearing in Note 24 and the accompanying Notes to Condensed Consolidated Financial Statements for the nine months ended September 26, 2003 and September 27, 2002 appearing in Note 15.

        The following discussion should be read in conjunction with our consolidated financial statements provided in this prospectus. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

        The forward-looking information set forth in this prospectus is as of the date of this filing, and we undertake no duty to update this information. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" of this prospectus.

Going Concern

        The consolidated financial statements have been prepared assuming that we will continue as a going concern. We incurred operating losses totaling $11.0 million and $21.4 million for the nine months ended September 26, 2003 and the year ended December 31, 2002, respectively, and had an accumulated deficit in earnings of $35.8 million at September 26, 2003. As of September 26, 2003, we had cash balances of $5.7 million and $0.3 million available under a bank line of credit to meet current obligations. These factors raise substantial doubt about our ability to continue as a going concern.

Recent Developments

  Certain Fourth Quarter Developments

        From November 24, 2003 to December 11, 2003, we privately placed $22.7 million principal amount of 6% convertible subordinated debentures, which mature on November 30, 2013. The debentures bear interest at the rate of 6% per year payable in cash semi-annually in arrears on May 31 and November 30 of each year, commencing May 31, 2004. The debentures are convertible into shares of our common stock at the option of the holder at any time prior to maturity at $10.18 per share, which represents an 18% premium to the fair market value at the time of the original issuance. The conversion price of the debentures is subject to certain customary anti-dilution adjustments. The debentures are currently convertible into an aggregate of 2,230,255 shares of our common stock. The debentures are redeemable by us, in whole or in part, commencing on the third anniversary of the closing date at a price equal to 100% of the then outstanding principal amount of the debentures being redeemed, together with all accrued and unpaid interest and other amounts due in respect of the debentures. If there is a change in control with respect to us, as defined in the Debenture Purchase Agreement, the holders may require us to redeem the debentures at 100% of the then outstanding principal amount, together with all accrued and unpaid interest and other amounts due in respect of the debentures. The debentures are subordinated in right of payment to all senior indebtedness (as defined in the Debenture Purchase Agreement), and pari passu in right of payment with our outstanding 7% convertible subordinated debentures. The net proceeds to us from the sale of the debentures were approximately $22.1 million. We used $8.6 million of the net proceeds to repay the outstanding balance owed under our credit facility with U.S. Bank National Association, which now has terminated, and we intend to use the remainder of the net proceeds for working capital purposes.

        In connection with the acquisition of RPC, we issued warrants to the former RPC shareholders to purchase an aggregate of 264,900 shares of our common stock at an exercise price of $15.27. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The issuance was made without general solicitation or advertising. The warrants were exercisable prior to September 19, 2003. If the fair market value of our common stock was less than $25.27 on September 19, 2003, then each warrant holder had the right to receive, in exchange for the warrants, an amount equal to 8.25 Swiss Francs, which was equivalent to $5.95 on September 19, 2003, multiplied by the total number of shares of common stock then underlying the warrants. On September 19, 2003, these warrants expired pursuant to their terms. On November 14, 2003, we entered into an agreement with the former warrant holders to pay them 2,185,426 Swiss Francs (equivalent to US$1.6 million at November 14, 2003) in installments over a period ending September 19, 2005, with interest on the unpaid amount at the rate of 8% per annum.

  Restatement

        Deloitte & Touche LLP, which we refer to in this prospectus as Deloitte, our independent auditor for the years ended December 31, 2002, 2001 and 2000, in connection with its audit of our consolidated financial statements for fiscal year 2002, identified 12 equipment sales transactions for which revenue had been recognized in the fourth quarter of 2002, which Deloitte believed should have been recognized in other periods. Deloitte brought these sales to the attention of management. Management immediately notified the Audit Committee of our Board of Directors.

        In response, the Audit Committee, which is comprised entirely of independent directors, immediately commenced an investigation into our equipment revenue recognition policies generally, and specifically with regard to the 12 equipment sales transactions identified by Deloitte, and other related or similar transactions. To assist it in this investigation, the Audit Committee retained Morgan Lewis & Bockius, LLP, which we refer to in this prospectus as Morgan Lewis, as independent counsel, and Morgan Lewis retained the accounting firm of BDO Seidman, LLP, which we refer to in this prospectus as BDO, to provide forensic accounting services in support of its work. The investigation included a review of our significant equipment sales transactions during the period from October 1, 2001 through December 31, 2002, to assess the revenue recognition policies applied to these transactions, whether these equipment sales transactions were departures from our stated revenue recognition policy and accounting principles generally accepted in the United States and the reasons for any departures.

        Our revenue recognition policy consists of the following criteria:

  •
  persuasive evidence of an arrangement exists;

  •
  the machine has shipped to the customer and title and risk of ownership have passed to the buyer;

  •
  sales contracts may not include contingencies;

  •
  the sales price is fixed or determinable; and

  •
  collectibility of the sale is reasonably assured.

        As a result of the investigation by the Audit Committee, we discovered that some transactions in 2002, 2001 and 2000 did not satisfy all criteria of our revenue recognition policy because the transaction involved one or more of the following issues:

  •
  the lack of pervasive evidence of a binding agreement;

  •
  a verbal side agreement;

  •
  customer inducements were given in exchange for shipment requests to a storage facility;

  •
  customer acceptance clauses were included in purchase orders for leasing companies;

  •
  payment terms were due after installation or delivery and not after shipment;

  •
  the machine had not shipped to the customer; and

  •
  title and risk of ownership had not passed to the customer.

        In light of the findings by the Audit Committee, we restated our previously issued financial statements for the nine months ended September 27, 2002 and the years ended December 31, 2001 and 2000. The restatements arose from the adjustments of certain income statement items which principally relate to the treatment and timing of revenue recognition of a small percentage of total equipment sales transactions. The effect of the adjustments for the nine months ended September 27, 2002 was to decrease our previously reported consolidated revenues from $84.4 million to $84.0 million and increase net income from $0.7 million to $0.9 million. Diluted net income per share remained at $0.06. For the year ended December 31, 2001, the effect of the adjustments was to decrease our previously reported fiscal 2001 consolidated revenues from $121.2 million to $118.7 million, increase net loss from $1.3 million to $2.4 million and increase diluted loss per share from $0.11 to $0.19. For the year ended December 31, 2000, the effect of these adjustments was to decrease our previously reported fiscal 2000 consolidated revenues from $109.7 million to $109.3 million, decrease net income from $8.1 million to $7.9 million and decrease diluted income per share from $0.63 to $0.61. Unless otherwise expressly stated, all financial information in this prospectus is presented inclusive of these income statement changes and other adjustments. The reconciliation of previously reported amounts to the amounts currently being reported is presented in Note 24 of the Notes to the Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002, 2001 and 2000 and in Note 15 of the Condensed Consolidated Financial Statements for the nine months ended September 26, 2003 and September 27, 2002. At the direction of the Audit Committee, we have implemented changes to our financial organization and enhanced our internal controls in response to the issues identified in the investigation and to better assure compliance with our revenue recognition policy.

        Following our public announcement of the investigation by our Audit Committee regarding revenue recognition practices, we received an inquiry from the SEC relating to these practices. The Audit Committee shared its findings with the SEC. On October 20, 2003, we received a subpoena for documents from the SEC, indicating that the SEC has commenced a formal investigation. We continue to cooperate fully with the SEC and are complying with the subpoena.

  Changes to Our Controls and Procedures

        In connection with the investigation conducted by the Audit Committee of our Board of Directors as part of the fiscal 2002 audit, which we discuss in detail in our Annual Report on Form 10-K filed on June 30, 2003, deficiencies in our internal controls were identified relating to:

  •
  accounting policies and procedures;

  •
  personnel and their roles and responsibilities.

        Specifically, our revenue recognition policies and procedures were poorly documented and not readily accessible to most of our employees. Our documentation for machine sales transactions was inconsistent and not adequately defined. Furthermore, the then existing policies and procedures were broad-based, and did not include specific procedures and controls by department or function.

Moreover, our accounting and finance staff were inadequate to meet the needs of an international public company.

        Deloitte advised the Audit Committee and management that these internal control deficiencies constituted reportable conditions and material weaknesses as defined in Statement of Auditing Standards No. 60. At the direction of the Audit Committee, we have implemented the following changes to our financial organization and have enhanced our internal controls in the following manner:

  •
  retained new management in senior finance and operations positions, and in many staff positions,

  •
  terminated or reassigned senior officers and key employees,

  •
  established an internal audit function and retained a Director of Internal Audit and a Manager of External Reporting,

  •
  clarified our revenue recognition policies by revising some of our existing policies and drafting new policies, and introduced more formalized and frequent training of finance, sales and other staff,

  •
  adopted and communicated a zero tolerance policy for employees who engage in violations of our accounting policies and procedures,

  •
  established an anonymous hotline for employees to report potential violations of policies and procedures or of applicable laws or regulations, and

  •
  instituted additional management oversight and detailed reviews of personnel, disclosures and reporting.

        We are in the process of developing a comprehensive policies and procedure manual which will be made available to all employees on our company intranet. Pending full implementation of the changes set forth above, we implemented interim alternative and additional control measures, which we refer to as Interim Measures, to ensure that the financial statements, and other financial information included in these reports, fairly present in all material respects our financial condition, results of operations and cash flows as of, and for, the periods presented in these reports.

        Our management, including the Principal Executive Officer and our Principal Financial Officer, does not expect that our disclosure controls or our internal controls will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

        Evaluation of disclosure controls and procedures.    During fiscal 2002, we formed a disclosure committee to assist the Principal Executive Officer and Principal Financial Officer in fulfilling their responsibility in designing, establishing, maintaining and reviewing our disclosure controls and procedures, which we refer to as the Disclosure Committee. The Disclosure Committee currently includes our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, General Counsel, Chief Technology Officer, Director of Internal Audit, Manager of External Reporting, Director, Finance-Europe, and our principal operating managers. Our Principal Executive Officer and

Principal Financial Officer, along with the other members of the Disclosure Committee, evaluate our disclosure controls and procedures as of the end of the period covered by our quarterly reports. Our Principal Executive Officer and Principal Financial Officer have concluded that, with the application of the Interim Measures together with the other changes to our organization and controls and procedures that already have been implemented, the disclosure controls and procedures are effective in alerting the principal executive and financial officers on a timely basis to material information relating to us (including our consolidated subsidiaries) required to be included in this prospectus and our periodic filings with the SEC.

        Changes in internal controls.    We have implemented and continue to implement the changes identified above, and have applied the Interim Measures, all of which are intended to increase the effectiveness of our control procedures. Other than the aforementioned items, there were no significant changes in our internal controls or in other factors that could significantly affect internal controls.

  Changes in Senior Management

        In response to recommendations of the Audit Committee in connection with its investigation of our revenue recognition practices, in March 2003, we retained a new Vice President, Finance and in August 2003, we retained an Interim Chief Financial Officer. In July 2003, we retained a Director of Internal Audit and a Manager of External Reporting, and during this same period added five members to our finance and accounting group worldwide.

        In September 2003, Abraham N. Reichental became our Chief Executive Officer and President, and a director of our company, following the resignation of Brian K. Service as Chief Executive Officer in August 2003. Mr. Reichental previously was employed for more than five years by Sealed Air Corporation, a global manufacturer of food, protective and specialty packaging materials. Most recently, Mr. Reichental was a corporate officer and vice president and general manager of Sealed Air's Shrink Packaging Division.

        On December 26, 2003, Fred R. Jones became our Vice President and Chief Financial Officer. From 2001 to December 2003, Mr. Jones was an independent financial consultant providing financial consulting services for privately held and publicly held companies. Prior thereto, Mr. Jones was employed by Thomas & Betts Corporation, a manufacturer and marketer of electrical and electronic connectors, as its Vice President and Chief Financial Officer.

        On November 3, 2003, Robert M. Grace, Jr. became our Vice President, General Counsel and Secretary. Prior thereto, Mr. Grace had held senior legal positions with Sealed Air Corporation for more than five years.

Overview

General

        We develop, manufacture and market worldwide solid imaging systems designed to reduce the time it takes to produce three-dimensional objects. Our products produce physical objects from the digital output of solid or surface data from computer-aided design and manufacturing and related computer systems, and include SLA® systems, SLS® systems and ThermoJet® solid object printers.

        SLA® systems use our proprietary stereolithography technology, which we refer to as SL, an additive solid imaging process which uses a laser beam to expose and solidify successive layers of photosensitive resin until the desired object is formed to precise specifications in epoxy or acrylic resin. SLS® systems utilize a process called laser sintering, which we refer to as LS, which uses laser energy to sinter powdered material to create solid objects from powdered materials. LS and SL-produced parts can be used for concept models, engineering prototypes, patterns and masters for molds, consumable tooling, and short-run manufacturing of final product, among other applications. ThermoJet® and

InVision™ solid object printers employ ink jet technology to build models in successive layers using our proprietary thermoplastics and photosensitive resins. These printers, about the size of an office copier, are network-ready and are designed for operation in engineering and design office environments. ThermoJet® and InVision™ printer output can be used as patterns and molds, and when combined with other secondary processes such as investment casting, can produce parts with representative end-use properties.

        Our customers include major corporations in a broad range of industries including service bureaus and manufacturers of automotive, aerospace, computer, electronic, consumer and medical products and no single customer represents more than 3% of our total revenue. Our revenues are generated by product (machine and related materials) and service sales. Product sales are comprised of sales of systems and related equipment, materials, software and other component parts, as well as rentals of systems. Service and warranty sales include revenues from a variety of on-site maintenance services and customer training.

        Since the second quarter of 2001, sales of our systems have been adversely impacted by overall economic conditions and increased demand resulting from more affordable machines, particularly those offered by some of our competitors. In addition, the competitiveness of our high-end systems has declined primarily due to a lack of new product introductions. In response, we plan to renew our system product line, starting with the launch of the affordable InVision™ printer in the fourth quarter of 2003.

        In an effort to better align our expenses with our anticipated revenue, in 2002 and 2003 we implemented several reductions in force. In April 2002, we reduced our cost structure by implementing an approximate 10% reduction in workforce worldwide. In the third quarter of 2002, we closed our existing facilities in Austin, Texas, and Farmington Hills, Michigan, and we reduced our workforce by an additional 20% or 109 employees. As a result of these activities, we recorded charges of $1.6 million and $2.7 million in the quarters ended June 28, 2002 and September 27, 2002, respectively. In April 2003, we further reduced our workforce by 6.2%, or 27 employees in the United States, and in August 2003, by 3.9%, or 16 employees, worldwide. We recorded a $0.3 million charge for the April 2003 reduction in the second quarter of 2003 and a $0.2 million charge for the August 2003 reduction in the third quarter of 2003. We expect to realize annual cost savings in salaries and employee benefits of approximately $9.6 million, of which $5.8 million has been realized through September 26, 2003, from these reductions.

        Since 1990, we served as the exclusive worldwide distributor (except for Japan) of photosensitive liquid resins for stereolithography produced by Vantico, Inc. In addition, we also engaged in the joint research and development of resins with Vantico. In August 2001, we received a six-month notice of termination of our Distribution Agreement with Vantico. The agreements were terminated at the request of Vantico in order to allow Vantico to assume distribution of materials directly. Thereafter, also in August 2001, we sent to Vantico a notice of termination of our Research and Development Agreement. We both disputed the continuing obligations of the other party following the termination of these agreements. In March 2002, we reached a settlement agreement with Vantico which provided for the termination of the Distribution Agreement and the Research and Development Agreement and the payment by Vantico to us of $22 million, which was satisfied by the delivery to us of 1.55 million shares of our common stock in April 2002. Following the termination of these agreements, we increased our focus on internally developing resins for use with our SLA® systems. In September 2001, we acquired RPC Ltd., an independent supplier of stereolithography resins, which has enabled us to begin to manufacture our own resins and solicit customers to transition from Vantico material to RPC material.

Acquisitions

        On August 24, 2001, we acquired DTM Corporation for approximately $45 million in cash. DTM's operations have been integrated into our existing business allowing us to realize synergies and cost savings. In our discussion and analysis of our results of operations, we have separately identified that portion of our gross revenue attributable to sales of DTM products for those periods in which we did not own DTM for the entire periods presented. See Note 10 of the Notes to the Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

        In connection with the DTM acquisition, on June 6, 2001, the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, filed a civil action to permanently enjoin our acquisition of DTM. On August 16, 2001, we reached an agreement with the DOJ which allowed us to complete the acquisition. The terms of the settlement agreement required us to enter into a patent licensing agreement for either stereolithography or selective laser sintering with a third party. Pursuant to the terms of the settlement agreement, in June 2002, we granted a license to an unrelated third party for certain of our North American patents and software copyrights for use only in the field of stereolithography within North America (consisting of the United States, Canada and Mexico) together with a list of our North American stereolithography customers, in exchange for a license fee of $900,000, which we received and recorded into revenue in August 2002. In addition, we recorded $450,000 in cost of sales associated with the license fee. This license applies only to those North American patents which we owned or licensed as of April 17, 2002, as well as any applied-for patents as of April 17, 2002, that cover technology marketed prior to April 17, 2002 for use in the field of stereolithography. The license does not apply to technology that we may develop in the future. The license is perpetual, assignable, transferable and non-exclusive, but there is no right to sublicense except as necessary to establish distribution and to outsource manufacturing.

        In February 2001, we acquired the stock and intellectual property of OptoForm™ SARL, which we refer to in this prospectus as Optoform™. The aggregate purchase price was $2.6 million, of which $1.4 million was settled in cash at the time of closing and $1.2 million was paid in February 2002. See Note 10 of Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

        In September 2001, we acquired the stock of RPC Ltd., a Swiss manufacturer of solid imaging materials, for an aggregate purchase price of 6,637,500 Swiss Francs (CHF), which was the equivalent of approximately US$4.2 million, and was paid in installments of CHF 3,337,500 at the time of closing and CHF 3,300,000 in 2002. We also issued warrants covering 264,900 shares of our common stock to the former RPC shareholders and guaranteed the value of the warrants in an amount equal to CHF 8.25 per share (approximately US$6.30 at June 20, 2003) if the fair market value of our common stock was less than $25.27 on September 19, 2003. The fair value of the guarantee of the warrants of approximately $1.3 million was accounted for as part of the purchase price and increased the recorded purchase price to $5.5 million. The acquisition of RPC was accounted for using the purchase method of accounting and is not material to the financial statements. We record the change in the liability due to the change in the exchange rate on a quarterly basis as part of other expense. Our aggregate potential liability at September 26, 2003 was approximately $1.6 million and was included in accrued liabilities. As discussed above, on November 14, 2003, we entered into an agreement with the warrant holders to pay them 2,185,426 Swiss Francs (equivalent to US$1.6 million at November 14, 2003) in installments over a period ending September 19, 2005, with interest on the unpaid amount at the rate of 8% per annum.

Results of Operations

        The following table sets forth, for the periods indicated, the percentage relationship of certain items from our statements of operations to total sales:

	Percentage of Total Sales
	Nine Months Ended		Years Ended December 31,
	September 26, 2003	September 27, 2002 (as restated)	2002	2001 (as restated)	2000 (as restated)
Sales:
Products	65.1%	67.8%	69.9%	71.2%	73.1%
Services	34.9%	32.2%	30.1%	28.8%	26.9%

Total sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of sales (as a percentage of related sales):
Products	54.9%	54.5%	53.6%	50.0%	43.8%
Services	76.6%	73.7%	74.3%	73.0%	73.8%

Total cost of sales	62.4%	60.7%	59.8%	56.6%	51.9%

Gross profit	37.6%	39.3%	40.2%	43.4%	48.2%
Selling, general and administrative expenses	42.1%	41.8%	41.7%	36.1%	29.9%
Research and development expenses	9.6%	14.7%	13.3%	9.3%	7.2%
Severance and other restructuring	0.6%	5.2%	3.8%	—%	—%

(Loss) income from operations	(14.7)%	(22.3)%	(18.6)%	(2.0)%	11.1%
Interest and other (expense) income, net	(3.0)%	(2.4)%	(2.6)%	(0.9)%	0.1%
Gain on arbitration settlement	—	22.0	15.9	—%	—%
Provision for (benefit from) income taxes	1.5%	(3.7)%	7.7%	(0.8)%	3.9%

Net (loss) income	(19.3)%	1.0%	(12.9)%	(2.1)%	7.2%

        The following table sets forth, for the periods indicated, total sales attributable to each of our major products and services groups, the period to period changes in each of these categories in both dollars and percentage terms, and the percentage of sales of each category of total sales (in thousands, except percentages):

	Nine Months Ended
	September 26, 2003	September 27, 2002	Change
Products:
SLA® systems and related equipment	$15,504	$18,565	$(3,061)	(16.5)%
SLS® systems and related equipment	6,273	9,601	(3,328)	(34.7)%
Solid object printers	1,214	1,493	(279)	(18.7)%

Total systems	22,991	29,659	(6,668)	(22.5)%
Materials	23,201	23,716	(515)	(2.2)%
Other	2,494	3,583	(1,089)	(30.4)%

Total products	48,686	56,958	(8,272)	(14.5)%

Services:
Maintenance	25,036	25,461	(425)	(1.7)%
Other	1,100	1,552	(452)	(29.1)%

Total services	26,136	27,013	(877)	(3.2)%

Total sales	$74,822	$83,971	$(9,149)	(10.9)%

Products:
SLA® systems and related equipment	20.7%	22.1%
SLS® systems and related equipment	8.4%	11.4%
Solid object printers	1.6%	1.8%

Total systems	30.7%	35.3%
Materials	31.0%	28.2%
Other	3.4%	4.3%

Total products	65.1%	67.8%

Services:
Maintenance	33.4%	30.3%
Other	1.5%	1.8%

Total services	34.9%	32.2%

Total sales	100.0%	100.0%

	Years Ended December 31,
	2002	2001 (as restated)	Change (2002 to 2001)		2000 (as restated)	Change (2001 to 2000)
Products:
SLA® systems and related equipment	$29,186	$35,223	$(6,037)	(17.1)%	$44,803	$(9,579)	(21.4)%
SLS® systems and related equipment	13,362	8,651	4,711	54.5%	—	8,651	* (a)
Solid object printers	1,931	5,261	(3,330)	(63.3)%	6,520	(1,259)	(19.3)%

Total systems	44,479	49,135	(4,656)	(9.5)%	51,323	(2,188)	(4.3)%

Materials	31,619	30,633	986	3.2%	25,267	5,366	21.2%
Other	4,941	4,790	151	3.2%	3,267	1,523	46.6%

Total products	81,039	84,558	(3,519)	(4.2)%	79,857	4,702	5.9%

Services:
Maintenance	33,038	32,239	799	2.5%	26,079	6,160	23.6%
Other	1,884	1,943	(59)	(3.0)%	3,350	(1,408)	(42.0)%

Total services	34,922	34,182	740	2.2%	29,429	4,752	16.1%

Total sales	$115,961	$118,740	$(2,779)	(2.3)%	$109,286	$9,454	8.7%

Products:
SLA® systems and related equipment	25.2%	29.7%			41.0%
SLS® systems and related equipment	11.5%	7.3%			—%
Solid object printers	1.7%	4.4%			6.0%

Total systems	38.4%	41.4%			47.0%

Materials	27.3%	25.8%			23.1%
Other	4.2%	4.0%			3.0%

Total products	70.0%	71.2%			73.1%

Services:
Maintenance	28.5%	27.2%			23.9%
Other	1.6%	1.6%			3.0%

Total services	30.1%	28.8%			26.9%

Total sales	100.0%	100.0%			100.0%

(a)
Because we acquired DTM and related SLS® technology on August 24, 2001, the resulting increase in percentage change is not comparable for 2000 and 2001.

        Segments are reported by geographic sales regions. We operate in one business segment and in three geographic regions. Our geographic segments include our administrative, sales, service and manufacturing operations in the United States and sales and service offices in the European Community (France, Germany, the United Kingdom, Italy and Switzerland) and in Asia (Japan, Hong Kong and Singapore).

        We evaluate performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 3 of the accompanying Notes to Condensed

Consolidated Financial Statements for the nine months ended September 26, 2003 and September 27, 2002 in this prospectus, with the exception of the allocation of corporate expenses.

        Summarized financial information concerning our reportable segments is shown in the following table (in thousands):

	Nine Months Ended
	September 26, 2003	September 27, 2002	Change
Sales:
U.S. operations	$36,289	$43,429	$(7,140)	(16.4)%
European operations	28,042	31,171	(3,129)	(10.0)%
Asian/Pacific operations	10,491	9,371	1,120	12.0%

Total sales	74,822	83,971	(9,149)	(10.9)%
Cost of sales:
U.S. operations	26,419	28,247	(1,828)	(6.5)%
European operations	14,732	18,159	(3,427)	(18.9)%
Asian/Pacific operations	5,574	4,536	1,038	22.9%

Total cost of sales	46,725	50,942	(4,217)	(8.3)%

Gross profit	$28,097	$33,029	$(4,932)	(14.9)%

	Years Ended December 31
	2002	2001 (as restated)	Change		2000 (as restated)	Change
Sales:
U.S. operations	$57,338	$61,031	$(3,693)	(6.1)%	$58,766	$2,265	3.9%
European operations	44,538	44,331	207	0.5%	38,162	6,169	16.2%
Asia/Pacific operations	14,085	13,378	707	5.3%	12,358	1,020	8.3%

Total sales	115,961	118,740	(2,779)	(2.3)%	109,286	9,454	8.7%
Cost of sales:
U.S. operations	37,668	31,265	6,403	20.5%	23,656	7,609	32.2%
European Operations	24,673	29,001	(4,328)	(14.9)%	25,699	3,302	12.8%
Asia/Pacific operations	6,999	6,973	26	0.4%	7,343	(370)	(5.0)%

Total cost of sales	69,340	67,239	2,101	3.1%	56,698	10,541	18.6%

Gross profit	$46,621	$51,501	$(4,880)	(9.5)%	$52,588	$(1,087)	(2.1)%

Nine Months Ended September 26, 2003 Compared to The Nine Months Ended September 27, 2002

Revenues

        Systems sales decreased by $6.7 million in the nine months ended September 26, 2003 as compared to the nine months ended September 27, 2002, of which $6.0 million is due to volume and $0.7 million is due to lower average prices. The decrease in the volume is the result of increased competition in our industry, particularly resulting from more affordable alternative machines and the decline in competitiveness of our high-end systems primarily due to a lack of new product introductions. The decrease in the average price is due to a shift in our sales mix from higher-end systems to lower-end systems.

        Materials revenue decreased by $0.5 million in the nine months ended September 26, 2003 as compared to the nine months ended September 27, 2002, which represents an increase of $0.8 million due to volume and a decrease of $1.3 million due to average price. The volume increase reflects the larger installed base of machines for which we supply material. The average price decrease is the result of competitive price pressure and marketing campaigns undertaken to maintain or enhance our position in the marketplace.

        Other product revenue decreased by $1.1 million in the nine months ended September 26, 2003 as compared to the nine months ended September 27, 2002, which is due to the license fee revenue earned from the license arrangement with an unrelated third party of $1.0 million in 2002 and a reduction of $0.1 million in earned royalty and license fees.

        Service revenue decreased by $0.9 million in the nine months ended September 26, 2003 as compared to the nine months ended September 27, 2002, which is due to a reduction in the average revenue per service contract for the period. The number of machines covered under maintenance or warranty contracts during the first nine months of 2003 and 2002 remained consistent.

        Our U.S. and European operating regions experienced a decrease in revenue of $7.1 million or 16.4% and $3.1 million, or 10.0%, respectively, in the first three quarters of 2003 and 2002. The decrease is related to the decline in volume of systems sold and the lower average system price resulting from the shift in our sales mix as noted above. The Asia/Pacific operating region experienced an increase of $1.1 million or 12.0% in revenue. The increase is due to the expansion of presence in Asia, where we opened a regional sales office in Japan.

Gross Profit

        Gross profit was $28.1 million for the nine months ended September 26, 2003, a decline of $4.9 million or 14.9%, compared to $33.0 million for the nine months ended September 27, 2002. Our gross profit margin was 37.6% versus 39.3% in the prior year. $3.6 million of this decline is attributable to the sales shortfall versus the prior year. The remaining $1.3 million variance is due to the contraction in our overall gross margin rate. This contraction was primarily driven by the shift in our sales mix from higher-end to lower-end systems. To a lesser extent, lower average selling prices for our materials resulting from competitive price pressure and related marketing campaigns undertaken to maintain or enhance our position in the marketplace also contributed to the rate decline. Service margins were relatively consistent from year to year.

Selling, General and Administrative

        Selling, general and administrative expenses decreased $3.6 million or 10.3% for the first three quarters of 2003 from the first three quarters of 2002. The decrease is due to a reduction in payroll, commissions and benefit costs of $2.4 million as a result of cost savings achieved from a reduction in workforce and other restructuring activities during the second and third quarters of 2002 and 2003, a reduction in travel, advertising and marketing related expenses of $1.8 million and a decrease of $3.4 million for external consultants, recruiting expenses, depreciation, occupancy costs and other expenses. These decreases were partially offset by an increase in employee benefit costs related to health insurance of $0.7 million, an increase of $0.9 million in bonus expense incurred in the staffing of certain executive positions and an increase of $2.4 million in legal and accounting fees.

Research and Development

        Research and development expenses for the first three quarters of 2003 decreased $5.2 million or 41.8% compared to the first three quarters of 2002. The decrease in research and development expenses is primarily due to closure of the research and development facility in Austin, Texas, and consolidation of this activity in other locations. Additionally, we reduced the workforce for research and development during the second and third quarters of 2003 and during 2002.

Severance and Other Restructuring Costs

        Severance and other restructuring costs decreased $3.9 million or 89.1%. The costs recorded in the first three quarters of 2002 reflect the costs of closing the facility in Austin, Texas, and the reduction in the workforce of approximately 170 employees. During the first three quarters of 2003, we further reduced our workforce by 26 employees.

Loss from Operations

        Operating loss for the first three quarters of 2003 decreased $7.7 million or 41.1% from the first three quarters of 2002. The decrease is due to the changes in revenue and in costs and expenses discussed above.

Interest and Other Expense

        Interest and other expense, net for the third quarter of 2003 was $2.3 million compared to interest and other expense, net of $2.0 million in the third quarter of 2002. The increased expense in the third quarter of 2003 reflects higher interest rates on our debt and additional loan costs for U.S. Bank National Association as a result of obtaining the required waivers of default.

Income Taxes

        For the third quarter of 2003, our income tax provision was $1.1 million, primarily for foreign operations, compared to a tax benefit of $3.1 million in the third quarter of 2002. The tax benefit in 2002 was the result of continuing operating losses for the year, net of the gain recorded on the Vantico settlement, which produced a net operating loss carry forward (NOL). This NOL was completely reserved in the fourth quarter of 2002.

2002 Compared to 2001

        Sales.    Sales in 2002 were $116.0 million, a decrease of 2.3% from the $118.7 million recorded in 2001. Sales for 2001 reflect the consolidated results of DTM as of August 17, 2001. The SLS® product line of machines and materials resulting from the DTM acquisition contributed $27.9 million and $13.8 million in revenue in 2002 and 2001, respectively.

        Product sales of $81.0 million were recorded in 2002, a decrease of 4.2% compared to $84.6 million for 2001. Without the inclusion of the SLS® product line (which includes materials from the SLS® product line), product sales of $53.1 million would have been recorded for 2002, compared to $70.8 million for 2001. This decrease in product sales is due primarily to the decrease in our sales of ThermoJet® solid object printers and related equipment of $3.3 million or 63.3%, a decrease in sales of our SLA® systems and related equipment of $6.0 million or 17.1% and a decrease in materials revenue of $8.5 million, or 33.4%.

        Machine revenue decreased approximately $7.5 million or 14.5% from $51.4 million in 2001 to $43.9 million in 2002. The decrease is attributable to a decrease of approximately $18.3 million in volume, offset by a $10.9 million increase in our average price. The offsetting variances represent the shift in machine sales mix from ThermoJet® solid object printers and SLA® machines to the newer SLS® product line. In 2002, we sold a total of 139 SLA® systems compared to 2001 in which we sold a total of 190 SLA® systems. In addition, we sold 44 SLS® systems in 2002, compared to 39 SLS® systems in 2001. SLS® unit sales from 2001 reflect the consolidated results of DTM as of August 17, 2001. The reduction in the number of units sold is a result of the economic slowdown worldwide during most of 2002.

        Overall, our material revenue increased approximately $0.9 million or 3.2% from $30.6 million in 2001 to $31.6 million in 2002. The increase is attributable to a decrease of approximately $0.2 million in volume, offset by an increase of approximately $0.9 million in the average price. Without the inclusion of $14.6 million and $5.1 million in materials revenue from the SLS® product line in 2002 and 2001, respectively, materials revenue of $17.0 million were recorded in 2002, a 33.4% decrease from the $25.5 million recorded in 2001. The decrease in materials revenue is due to the termination of our distribution relationship with Vantico partially offset by sales of our internally manufactured material.

        System orders and resultant sales may fluctuate on a yearly basis as a result of a number of factors, including world economic conditions, fluctuations in foreign currency exchange rates, customer acceptance of new products and the timing of product shipments. Due to the price of certain systems and the overall low unit volumes, the acceleration or delay of shipments of a small number of higher-end SLA® systems from one period to another can significantly affect the results of operations for the periods involved.

        Service sales in 2002 totaled $34.9 million, an increase of 2.2% from $34.2 million in 2001. The increase primarily reflects an increase in maintenance contract revenue, coupled with the consolidation of service revenue from the DTM acquisition. The increase in maintenance contract revenue reflects a continued emphasis of providing a multitude of maintenance contract options to our customers and enhanced selling efforts in this area, coupled with an increase in the installed base of machines.

        Sales for our U.S. operating segment for 2002 and 2001 were $57.4 million and $61.0 million, respectively, a decrease of 6.1%. Sales for our European operating segment were $44.5 million, a slight increase from the $44.3 million recorded in 2001. Sales for our Asia/Pacific operating segment for 2002 were $14.1 million, an increase of 5.2% from the $13.4 million recorded in 2001 primarily due to an increase in service revenues. As noted above, the economic slowdown worldwide has impacted our overall sales for 2002. This was partially offset by the addition of DTM revenue for four months in 2001 and twelve months in 2002.

        Cost of sales.    Cost of sales increased to $69.3 million or 59.8% of sales in 2002 from $67.2 million or 56.6% of sales in 2001. Without the inclusion of the SLS® product line, cost of sales were $55.7 million or 63.3% of sales in 2002 and $59.8 million or 56.9% in 2001.

        Product cost of sales as a percentage of product sales increased to 53.6% in 2002 from 50.0% in 2001. Without the inclusion of the SLS® product line, product cost of sales as a percentage of product sales was 56.0% in 2002 and 49.2% in 2001. The increase in product cost of sales as a percent of product sales in 2002 compared to 2001 is due primarily to a shift in the sales mix from higher-end SLA® systems to our smaller systems, which have lower margins. The lower-end systems appeal to a broader base of customers, and we anticipate that the lost margin will be recovered over time by the increased sales volume.

        Service cost of sales as a percentage of service sales increased to 74.3% in fiscal year 2002 from 73.0% in 2001. The increase is due to an increase in fixed costs of our Education Centers, which are located in certain of our facilities that we maintain to train customers to use our products, and Technology Centers, attributable to the addition of the SLS® product line.

        Selling, general and administrative expenses.    Selling, general and administrative expenses totaled $48.3 million in 2002 and $42.8 million for 2001. The increase primarily reflects additional expenses related to bad debt expense, directors and officers insurance, group medical benefits and professional fees. Our bad debt expense for 2002 was approximately $2.9 million, an increase of $2.6 million from 2001. During 2002, we wrote off approximately $2.4 million for receivables for insolvent or bankrupt customers, and customers which experienced financial difficulties due to the decline of the economy and $0.5 million in receivables pertaining to the sale of certain assets of our Keltool business which became uncollectible. In addition, selling, general and administrative expenses for DTM are included for the full year in 2002 and four months in 2001 (from the acquisition date). These expenses are partially offset by head count related cost savings net of employee severance.

        Research and development expenses.    Research and development expenses in 2002 increased to $15.4 million or 13.3% of revenue compared to $11.0 million or 9.3% of revenue in 2001. The increase in research and development expenses is primarily due to development costs related to the InVision™ Si2 three-dimensional printer and the decision to maintain our facility in Austin, Texas, acquired from DTM. Also included in 2002 was approximately $1.5 million of amortization related to technology acquired in the DTM acquisition. Due to our decrease in workforce in the second and third quarters of 2002, including closing the facility in Austin, Texas, we anticipate future research and development expenses to be more in line with historical levels related to revenues.

        (Loss) income from operations.    Operating loss for 2002 was $21.4 million compared to $2.3 million in 2001 due to lower gross profits and higher operating expenses in 2002.

        Gain on arbitration settlement.    Gain on arbitration settlement reflects an $18.5 million gain associated with the Vantico arbitration which was recorded in the first quarter of 2002. See Note 21 of Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

        Interest and other (expense) income, net.    Interest and other expense, net for 2002 was $3.0 million compared to interest and other expense, net of $1.0 million in 2001. The increased expense in 2002 reflects a higher average debt balance and our higher average cost of capital during 2002.

        Provision for (benefit from) income taxes.    For 2002, our tax provision was $8.9 million or (149.6)% of the pre-tax loss, compared to a tax benefit of $1.0 million or 29.6% of the pre-tax loss in 2001. The 2002 tax provision included an increase of the valuation allowance of deferred tax assets in the amount of $12.9 million or (217.5)% of the pre-tax loss, thereby fully reserving the balance of the deferred tax assets. The determination to fully reserve the deferred tax asset was based primarily on our cumulative losses in recent years, our current deficit operations and our projected operating losses through the third quarter of 2003. We determined that it is more likely than not that we will not be in a position to realize the benefit from these tax assets in the near future. For 2001, the valuation allowances for deferred taxes related primarily to the realizability of foreign net operating losses and DTM net operating losses, which were transferred to us in connection with the acquisition of DTM. Although realization was not assured, we believed at that time that it was more likely than not that we would realize the benefits of the net deferred tax assets. As of December 31, 2002, we had a net deferred tax asset, before the valuation allowance adjustment, in the total amount of $18.7 million. See Note 18 of Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

2001 Compared to 2000

        Sales.    Sales in 2001 were $118.7 million, an increase of 8.6% from the $109.3 million recorded in 2000. Sales for 2001 reflect the consolidated results of DTM as of August 17, 2001. The SLS® product line of machines and materials contributed $13.8 million in revenue in 2001.

        Product sales of $84.6 million were recorded in 2001, an increase of 5.9% compared to $79.9 million for 2000. The increase in product revenue is primarily due to the consolidation of the results of DTM, with sales from the SLS® product line of $13.8 million. Without the consolidation of DTM, product sales of $70.8 million would have been recorded for 2001, compared to $79.9 million for 2000. This decrease in product sales is due primarily to the decrease in sales of SLA® systems and related equipment of $9.6 million or 21.4%.

        Machine revenue increased less than $0.1 million from 2000 to 2001. However, we experienced an increase in machine revenue of approximately $3.5 million attributable to volume of machines, offset by a decrease of approximately $3.5 million in the average price. The shift between volume and price reflects the discounting of our ThermoJet® and SLA® product lines as we shift into the SLS® machine line. The decrease in machine sales primarily resulted from decreased sales of the higher-end SLA® systems, especially the SLA® 7000 system, primarily due to a general economic decline in higher dollar capital equipment purchases by customers. In 2001, we sold a total of 37 SLA® 7000 systems compared to 57 in 2000. Although sales of our higher-end SLA® systems in 2001 were below the prior year, sales of our newly introduced Viper si2™ SLA® system exceeded expectations, with 71 units sold in 2001. The Viper si2™ SLA® system became generally available on July 12, 2001.

        Overall, our material revenue increased approximately $5.6 million or 22.2% from $25.3 million in 2000 to $30.8 million in 2001. Excluding the consolidation of $5.1 million in materials revenue from DTM, materials revenue of $25.5 million were recorded in 2001 was consistent with the $25.5 million recorded in 2000. We believe that the termination of our agreements with Vantico, coupled with our acquisition of RPC, may have impacted materials revenue.

        System orders and resultant sales may fluctuate on a yearly basis as a result of a number of other factors, including world economic conditions, fluctuations in foreign currency exchange rates, customer acceptance of new products and the timing of product shipments. Due to the price of certain systems and the overall low unit volumes, the acceleration or delay of shipments of a small number of higher-end SLA® systems from one period to another can significantly affect the results of operations for the periods involved.

        Service sales in 2001 totaled $34.2 million, an increase of 16.2% from $29.4 million in 2000. The increase primarily reflects an increase in maintenance contract revenue, coupled with the consolidation of service revenue from the DTM acquisition. The increase in maintenance contract revenue reflects a continued emphasis of providing a multitude of maintenance contract options to our customers and enhanced selling efforts in this area, coupled with an increase in the installed base of machines.

        Cost of sales.    Cost of sales increased to $67.2 million or 56.6% of sales in 2001 from $56.7 million or 51.9% of sales in 2000. Excluding the results of DTM, cost of sales were $59.9 million or 50.5% of sales in 2001.

        Product cost of sales as a percentage of product sales increased to 50.0% in 2001 from 43.8% in 2000. Without the consolidation of DTM, product cost of sales as a percentage of product sales was 48.5% in 2001. The increase as a percent of product sales in 2001 compared to 2000 is due primarily to a shift in the sales mix from higher-end SLA® systems to our smaller systems.

        Service cost of sales as a percentage of service sales decreased to 73.0% in fiscal year 2001 from 73.8% in 2000. The decrease is due to a change in the mix of service sales from time and materials and other service revenues to maintenance contract revenues in 2001.

        Selling, general and administrative expenses.    Selling, general and administrative expenses totaled $42.8 million in 2001 and $32.7 million for 2000. The increase primarily reflects expenses from the DTM acquisition, acquisition related amortization costs, legal fees related to the Vantico arbitration, and bad debt write-offs in the fourth quarter of 2001. Additionally, the first six months of 2001 reflect an overall increase in personnel expenses and other costs as we continued to build infrastructure to support anticipated revenue growth.

        Research and development expenses.    Research and development expenses in 2001 increased to $11.0 million compared to $7.8 million in 2000. Excluding the results of DTM, research and development expenses were $9.3 million in 2001, or 7.8% of sales compared with $7.8 million in 2000, or 7.2% of sales. The increase in research and development expenses is primarily due to development costs related to the InVision™ Si2 three-dimensional printer and the initial decision to maintain our facility in Austin, Texas. Due to the decrease in our workforce in 2001, we anticipate future research and development expenses to be more in line with historical levels related to revenues.

        (Loss) income from operations.    Operating loss for 2001 was $2.3 million compared to operating income of $12.1 million in 2000, due to reductions in gross profit and higher operating expenses in 2001 compared to 2000.

        Interest and other (expense) income, net.    Interest and other expense, net for 2001 was $1.0 million compared to interest and other income, net of $0.1 million in 2000. The increased expense in 2001 reflects $1.0 million of interest expense and amortization of loan costs related to the new U.S. Bank term loan and revolving line of credit.

        Provision for (benefit from) income taxes.    For 2001, our tax provision was a benefit of $1.0 million or 29.6% of the pre-tax loss, compared to a tax charge of $4.3 million or 35.4% of the pre-tax income in 2000.

Foreign Operations

        International sales, primarily from Europe, accounted for 50.6%, 48.6% and 46.2%, of total sales in 2002, 2001 and 2000, respectively. The increase reflects the industry growth of machine installations in countries other than the United States, coupled with the growth of our sales of material through RPC. For information with respect to allocation of sales among our foreign operations, see Note 19 of Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

Related Parties

        In 1990, 3D Systems, Inc. acquired the patents for stereolithography technology from UVP, Inc. in exchange for $9.1 million, $0.5 million of which was paid in cash and $0.4 million by certain offsets. The balance of the purchase price ($8.2 million) is payable based upon sales of stereolithography systems and licensing of the patents and subject to certain conditions. Pursuant to a 1987 contract between UVP and Charles W. Hull, our Executive Vice President, Chief Technology Officer and a director of ours, Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. We have been advised that as of November 30, 2003, Mr. Hull had received $704,368 from UVP under that contract.

        On May 5, 2003, we sold 2,634,016 shares of our Series B Convertible Preferred Stock, at a price of $6.00 per share, for aggregate consideration of $15.8 million. Messrs. Loewenbaum, Service and Hull, the Chairman of our Board of Directors, then Chief Executive Officer and Chief Technology Officer, respectively, purchased an aggregate of $1.5 million of the Series B Convertible Preferred Stock. Additionally, Clark Partners I, L.P., a New York limited partnership, purchased $5.0 million of the Series B Convertible Preferred Stock. Kevin Moore, a member of our Board of Directors, is the president of the general partner of Clark Partners I, L.P. The Series B Convertible Preferred Stock is convertible at any time at the option of the shareholders on a 1:1 basis. In connection with the offering, Houlihan Lokey Howard & Zukin rendered its opinion that the terms of the offering were fair to us from a financial point of view. A special committee of our Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the Series B Convertible Preferred Stock and recommended the transaction to our Board of Directors. Our Board of Directors also approved the transaction, with interested Board members not participating in the vote.

        At June 27, 2003, we had a remaining note receivable totaling $45,232, including accrued interest, from Charles W. Hull, our director and executive officer, pursuant to the 1996 Stock Incentive Plan. The loan was used to purchase shares of our common stock at the fair market value on the date of purchase. Pursuant to the terms of the note and related transaction documents, on July 11, 2003, we retired Mr. Hull's note in exchange for 6,031 shares of our common stock.

        On August 8, 2003, Brian K. Service resigned from his position as our Chief Executive Officer and as a member of our Board of Directors. Mr. Service will receive aggregate payments of approximately $300,000 payable through January 2004. Mr. Service will continue as our employee for a 24-month term to assist with various clients and transactions, for which he will be paid an additional $188,000.

        Effective August 8, 2003, Charles W. Hull, our co-founder, Chief Technical Officer and a director, was named Interim Chief Executive Officer and served until September 19, 2003 when Abraham N. Reichental was appointed as Chief Executive Officer and President.

        From November 24, 2003 to December 11, 2003, we completed a private placement of $22.7 million principal amount of 6% convertible subordinated debentures which mature on November 30, 2013. Messrs. Reichental, Loewenbaum, Kever, McAlea and Grace, our Chief Executive Officer, the Chairman of our Board of Directors, a member of our Board of Directors, our Senior Vice President, Global Marketing, and our Vice President, General Counsel and Secretary, respectively, purchased $1.5 million of the 6% convertible subordinated debentures. Additionally, Clark Partners I, L.P., a New York limited partnership, purchased $3.0 million of the 6% convertible subordinated debentures. Kevin Moore, a member of our Board of Directors, is the president of the general partner of Clark Partners I, L.P. In connection with the offering, Houlihan Lokey Howard & Zukin rendered its opinion that the terms of the offering were fair to us from a financial point of view. A special committee of our Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the 6% convertible subordinated debentures and recommended the transaction to our Board of Directors. Our Board of Directors also approved the transaction.

LIQUIDITY AND CAPITAL RESOURCES

        The following table sets forth, for the periods indicated, the amount of cash and cash equivalents on our consolidated balance sheet, and also sets forth the amount of our working capital or deficit in working capital for those periods:

		Years Ended December 31
	September 26, 2003
		2002	2001	2000
	(in thousands)
Cash and cash equivalents	$5,681	$2,279	$5,948	$18,999
Working (deficit) capital	(4,433)	(8,608)	16,008	44,275

        The following table summarizes the cash used in or provided by operating activities, investing activities and financing activities for the nine-month periods ended September 26, 2003 and September 27, 2002 (as restated) and for the years ended December 31, 2002, 2001 and 2000:

	Nine Months Ended		Years Ended December 31
	September 26, 2003	September 27, 2002 (as restated)	2002	2001	2000
	(in thousands)
Cash (used in) provided by operating activities	$(1,907)	$(5,430)	$1,314	$6,649	$5,126
Cash used in investing activities	(5,457)	(7,921)	(11,015)	(58,088)	(2,644)
Cash provided by financing activities	10,801	7,597	5,843	40,907	4,159

        We increased our cash balances as of September 26, 2003 to $5.7 million from $2.3 million at December 31, 2002. The increase is due to the collections on accounts receivable of $9.9 million, net borrowings against our line of credit of $6.1 million and proceeds from a preferred stock issuance in the second quarter of 2003 of $15.2 million, net of issuance costs. This cash was consumed in operations by our net loss of $14.4 million, which is offset by non-cash expenses of $9.7 million for depreciation, amortization and non-cash compensation expenses, to pay down accounts payable of

$3.3 million and accrued liabilities of $1.5 million and recognition of deferred revenues of $1.7 million. Additionally, we used cash to repay $10.5 million of debt and $4.9 million for patent defense and legal fees.

        Net cash used in operating activities in the first nine months of 2003 was $1.9 million, as a result of the net loss of $14.4 million, offset by collections on accounts receivable and payments of accounts payable. Our accounts receivable balances at September 26, 2003 and September 27, 2002 were $18.5 million and $30.2 million, respectively, net of allowance accounts. Collections on accounts receivable during the first nine months of 2003 and 2002 were $84.0 million and $92.2, respectively. We turned our average accounts receivable balance approximately 4.3 times and 3.3 times for the respective periods in 2003 and 2002. We continue to implement a strategy to collect the outstanding balances and have decreased our consolidated Days Sales Outstanding by approximately 18 days, from 86 days to 68 days. We also have reduced the balance and number of accounts in the over 90 day category by approximately 63% during the first three quarters of 2003. The cash collected during the period was used to fund operations and to pay down accounts payable of $3.3 million and accrued liabilities of $1.5 million for sales commissions and royalties. Additionally, we made payments in excess of $1.0 million to outside professionals relating to the Audit Committee investigation and the completion of the 2002 audit.

        Our inventory balances at September 26, 2003 and September 27, 2002 were $12.7 million and $15.9 million, respectively, net of reserves for obsolete inventory and valuation reserves. Our inventory turn for the first three quarters of 2003 was 4.8 times as compared to 4.2 times for the first three quarters of 2002. We continue to build finished goods inventory based on forecasted sales, which allows us to meet our demand without experiencing long lead times for delivery.

        Net cash used in investing activities during the first nine months of 2003 totaled $5.5 million. The cash used primarily relates to additions to licenses and patents of $4.9 million for legal defense and new patent filings. Equipment purchases of $0.6 million were primarily for machinery and equipment used in operations and replacement of aged computer equipment.

        Net cash provided by financing activities during the first nine months of 2003 totaled $10.8 million and primarily reflects $15.8 million, net of issuance costs of $0.6 million, raised through the issuance of preferred stock and borrowings from the line of credit of $6.1 million. The cash generated from the issuance of stock was used to pay down the term loan of $10.5 million with U. S. Bank. The remaining cash will be used to support operations and satisfy current obligations.

        Net cash provided by operating activities in the year ended December 31, 2002 of $1.3 million primarily results from the decrease in the accounts receivable balance of $11.5 million and the decrease of inventories of $7.1 million partially offset by a net loss of $14.9 million which included a non-cash gain from the Vantico settlement of $20.3 million, a non-cash charge of $12.9 million resulting from an increase in the valuation allowance for deferred income taxes and non-cash charges for depreciation and amortization of $9.9 million. Furthermore, cash provided by operations was decreased due to a decrease in accounts payable of $2.6 million. Net cash provided by operating activities for the year ended December 31, 2001 of $6.6 million primarily results from depreciation and amortization of $7.7 million and a decrease of lease receivables of $2.9 million, reflecting the sale of $2.7 million of lease receivables. The increases in operating expenses were partially offset by a decrease of accrued liabilities of $2.3 million. Net cash provided by operating activities for the year ended December 31, 2000, was $5.1 million comprised primarily of net income of $8.1 million, depreciation and amortization expense of $6.2 million, tax benefit related to stock option exercises of $2.0 million, increases in accounts payable of $2.5 million and deferred revenues of $4.8 million. This was partially offset by increases in accounts receivable of $6.3 million, lease receivables of $2.0 million, inventory of $7.0 million, prepaid and other assets of $4.0 million and a decrease in deferred income taxes of $2.0 million other liabilities of $1.4 million.

        Net cash used for investing activities in the year ended December 31, 2002 of $11.0 million primarily relates to additions to licenses and patents of $4.7 million related to legal defense and new patent filings, additions to property and equipment of $3.2 million for machinery and equipment, the scheduled payments for the OptoForm™ acquisition of $1.2 million and $2.0 million in payments for the RPC acquisition. Net cash used for investing activities in the year ended December 31, 2001 of $58.1 million primarily relates to the investment in DTM of $49.6 million, additions to property and equipment of $3.3 million, the investment in RPC of $2.2 million and the investment in OptoForm™ SARL of $1.4 million. Net cash used for investing activities in the year ended December 31, 2000 totaled $2.6 million primarily for property and equipment relating particularly to demonstration equipment for new products, computers and manufacturing equipment required for expansion, license and patents costs, and software development costs.

        Net cash provided by financing activities in the year ended December 31, 2002 of $5.8 million primarily reflects $12.5 million in proceeds from the sale of stock and $44.6 million in additional borrowings partially offset by $52.5 million in debt repayment. Net cash provided by financing activities in the year ended December 31, 2001 totaled $40.9 million and primarily reflected net borrowings of $30.4 million related to the DTM acquisition, the sale of 617,000 shares of our common stock for $8.0 million and the exercise of stock options and issuance of stock of $2.4 million. Net cash provided by financing activities in the year ended December 31, 2000 totaling $4.2 million was the result of cash provided from the exercise of stock options net of long-term debt repayments.

Capital Resources

        On May 5, 2003, we sold 2,634,016 shares of our Series B Convertible Preferred Stock, at a price of $6.00 per share, for aggregate consideration of $15.8 million. The preferred stock accrues dividends, on a cumulative basis, at 8% per share (which, subject to certain conditions, can increase to 10%), which along with rights upon liquidation shall be paid in preference to Series A Convertible Preferred Stock (which is reserved for issuance in connection with our Shareholders' Rights Plan) and any other stock that ranks junior to the Series B Convertible Preferred Stock. Dividends are payable semi-annually, on the sixth month and the twelfth month anniversary of the date of issuance. The dividends are cumulative to the extent not declared and paid by our Board of Directors. In addition, the preferred stock votes equally with our common stock and is convertible at any time at the option of the shareholders on a 1:1 basis into approximately 2,634,016 shares of common stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. We covenanted to register the resale by the shareholders of the shares of common stock into which the shares of Series B Preferred Stock convert. If the registration statement is not declared effective by the SEC before May 5, 2004, the dividend rate increases to 10%. Net proceeds to us from this transaction were $15.2 million. We applied $9.6 million of these proceeds to pay down our term loan and used the remainder for working capital.

        As discussed above, during the period from November 24, 2003 to December 11, 2003, we privately placed $22.7 million aggregate principal amount of 6% convertible subordinated debentures. Net proceeds from this offering were approximately $22.1 million. We used $8.6 million of the net proceeds to repay the outstanding balance owed under our credit facility with U.S. Bank National Association, which now has terminated, and we intend to use the remainder of the net proceeds for working capital purposes. In addition, as discussed above, on November 14, 2003, we entered into an agreement with the former warrant holders to pay them 2,185,426 Swiss Francs (equivalent to US$1.6 million at November 14, 2003) in installments over a period ending September 19, 2005, with interest on the unpaid amount at the rate of 8% per annum.

        On August 20, 2003, in the patent infringement suit pending in the California federal court filed by EOS GmbH Electro Optical Systems of Planegg, Germany, which we refer to as EOS, against DTM

Corporation, which we refer to as DTM, and us, the trial court ruled that it was unable to construe one of the claim phrases of one of the patents which we had asserted against EOS in one of our patent infringement actions, which ruling is a factual predicate for a potential ruling by the trial court that the patent is invalid. In addition, in the same action, the court ruled that certain DTM laser sintering machines infringed one of the patents licensed by us to EOS. On September 18, 2003, the trial court determined on its own initiative to stay both the August 20, 2003 rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions. The court also vacated the trial date (previously scheduled for October 7, 2003) in order to give the parties the opportunity to submit additional briefs on issues identified by the court.

        Any damages attributable to a ruling of infringement cannot at this time be estimated and will depend on other issues still to be determined at trial. EOS asserts that damages will be approximately $40.0 million, and has asserted a claim of willful infringement, which provides for treble damages at the discretion of the court. The ultimate outcome of the determination of damages could have a material adverse impact on our operations.

        Notwithstanding the private placement of our 6% convertible subordinated debentures, we cannot assure you that over the next 12 months or thereafter we will generate funds from operations or that capital will be available from external sources such as debt or equity financings or other potential sources to fund future operating costs, debt service obligations, any damages that may be awarded in the EOS litigation and capital requirements. Our operations are not currently profitable. Management intends to continue its efforts to raise additional capital and borrowings to fund operations. The lack of additional capital resulting from the inability to generate cash flow from operations or raise equity or debt financing would force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business. Further, we cannot assure you that any necessary funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. If our financial condition worsens and we are unable to attract additional equity or debt financing or other strategic transactions, we may become insolvent or be forced to declare bankruptcy.

        The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

        On August 20, 1996, we completed a $4.9 million variable rate industrial development bond financing of our Colorado facility. At September 26, 2003, $4.1 million principal amount of the bonds remained outstanding. Interest on the bonds is payable monthly (the interest rate at September 26, 2003 was 1.1%), and semi-annual payments of principal are payable in installments through August 2016. We have made all required payments of principal and interest on the bonds. The bonds are collateralized by, among other things, an irrevocable letter of credit issued by Wells Fargo Bank, N.A. that was established at the time the bonds were issued pursuant to the terms of a reimbursement agreement between us and Wells Fargo. Our obligations to Wells Fargo were further collateralized by a standby letter of credit issued by U. S. Bank in the amount of $1.2 million.

        The terms of the reimbursement agreement, as amended, require, among other things, that we maintain a minimum tangible net worth (as defined) of $23.0 million plus 50% of net income from July 1, 2001 forward and a fixed charge coverage ratio (as defined) of no less than 1.25. On March 27, 2003, Wells Fargo sent us a letter stating that we were not in compliance with these covenants at December 31, 2002. Wells Fargo indicated that our tangible net worth was $7.6 million, which was below the required amount of $14.8 million, and that our fixed charge coverage ratio was 0.69. On June 16, 2003, we obtained a waiver from Wells Fargo with respect to these defaults through December 31, 2003, provided that we satisfied certain conditions through that date.

        In the meantime, Wells Fargo drew down the $1.2 million standby letter of credit issued by U. S. Bank and placed the cash in a restricted account. One of the conditions set forth in the June 16, 2003 waiver was that, if a replacement letter of credit were not obtained on or before December 31, 2003, we would agree to retire $1.2 million of the bonds using the cash in the restricted account. We have repaid the amount owing to U. S. Bank as a result of this drawing. As of the date of this prospectus, we have not been requested to agree to use any of the restricted cash to retire any of the bonds.

        On January 12, 2004, we entered into a waiver to the reimbursement agreement with Wells Fargo Bank, N.A. relating to our industrial development bonds pursuant to which Wells Fargo waived compliance with the fixed charge coverage ratio and minimum tangible net worth covenant contained in the reimbursement agreement, as amended, through April 30, 2004, provided that we remain in compliance with all other provisions of the reimbursement agreement and that we provide evidence of a proposal from another bank by March 31, 2004 to replace the letter of credit issued by Wells Fargo. Should a replacement letter of credit not be obtained on or before April 30, 2004, we will agree to retire $1.2 million of the bonds utilizing the $1.2 million held in the non-interest bearing demand deposit account at Wells Fargo.

        On August 17, 2001, we entered into a loan agreement with U.S. Bank totaling $41.5 million, in order to finance the acquisition of DTM. The financing arrangement consisted of a $26.5 million three-year revolving credit facility and $15 million 66-month commercial term loan. At September 26, 2003, a total of $8.6 million was outstanding under the revolving credit facility. We repaid the remaining balance of $9.6 million that was outstanding under the term loan on May 5, 2003 and the remaining $8.6 million on November 25, 2003.

        We lease certain facilities under non-cancelable operating leases expiring through December 2007. The leases are generally on a net-rent basis, whereby we pay taxes, maintenance and insurance. Leases that expire are expected to be renewed or replaced by leases on other properties. Rental expense for the three-month periods ended September 26, 2003 and September 27, 2002 aggregated $0.6 million and $0.8 million, respectively, and for the nine-month periods ended September 26, 2003 and September 27, 2002 aggregated $2.0 million and $2.1 million, respectively.

        The future contractual payments at December 31, 2002 are as follows (in thousands):

Contractual Obligations	2003	2004	2005	2006	2007	Later Years	Total
Line of credit(a)	$2,450	$—	$—	$—	$—	$—	$2,450
Term loan(b)	10,350	—	—	—	—	—	10,350
Industrial development bond	150	165	180	200	220	3,325	4,240
Subordinated debt	—	—	—	10,000	—	—	10,000
Operating leases	2,949	2,599	1,723	1,518	738	—	9,527
Total	$15,899	$2,764	$1,903	$11,718	$958	$3,325	$36,567

(a)
At September 26, 2003, our line of credit obligation was $8.6 million, which we completely repaid on November 25, 2003.

(b)
On May 5, 2003, we completely repaid this term loan.

        The foregoing table does not include our 6% convertible subordinated debentures or the amounts that we agreed in November 2003 to pay to the former RPC shareholders.

        We have agreed to maintain an effective registration statement with respect to the resale of certain shares of our common stock that we sold in private placement transactions. We are not in compliance with these obligations with respect to a portion of the shares covered by the registration statement of which this prospectus constitutes a part. In one transaction, we are obligated to pay liquidated damages in an aggregate amount of approximately $100,000 per month commencing July 15, 2003 and continuing until the registration statement of which this prospectus constitutes a part is available for use by the shareholders.

Critical Accounting Policies and Significant Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make critical accounting estimates that directly impact our condensed consolidated financial statements and related disclosures. Critical accounting estimates are estimates that meet two criteria: (1) the estimates require that we make assumptions about matters that are highly uncertain at the time the estimates are made; (2) there exist different estimates that could reasonably be used in the current period, or changes in the estimates used are reasonably likely to occur from period to period, both of which would have a material impact on the presentation of the financial condition or our results of our operations. On an on-going basis, we evaluate our estimates, including those related to the allowance for doubtful accounts, income taxes, inventory, goodwill, intangible and other long-lived assets, contingencies and revenue recognition. We base our estimates and assumptions on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The following represent what management believes are the critical accounting policies most affected by significant management estimates and judgments. Management has discussed these critical accounting policies, the basis for their underlying assumptions and estimates and the nature of our related disclosures herein with the Audit Committee of our Board of Directors.

        Allowance for doubtful accounts.    Our estimate for the allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, we evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations (for example, bankruptcy). In these cases, we use our judgment, based on available facts and circumstances, and record a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Second, a reserve is established for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change (for example, we experience higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligation to us), our estimates of the recoverability of amounts due to us could be reduced by a material amount.

        We believe that our allowance for doubtful accounts is a critical accounting estimate because it is susceptible to change and dependent upon events that may or may not occur, and because the impact of recognizing additional allowance for doubtful accounts may be material to the assets reported on our balance sheet and our results of operations.

        Income taxes.    The provisions of SFAS No. 109, "Accounting for Income Taxes," require a valuation allowance when, based on currently available information and other factors, it is more likely than not that all or a portion of the deferred tax asset will not be realized. SFAS No. 109 provides that an important factor in determining whether a deferred tax asset will be realized is whether there has been sufficient income in recent years and whether sufficient income is expected in future years in order to utilize the deferred tax asset. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence, such as cumulative losses in recent years. The existence of cumulative losses in recent years is an item of negative evidence that is particularly difficult to overcome. At September 26, 2003, the unadjusted net book value before valuation allowance of our deferred tax assets totaled approximately $25.3 million, which principally was comprised of net operating loss carry-forwards and other credits. During the nine months ended September 26, 2003 and during our 2002 fourth quarter-end, we recorded a valuation allowance of approximately $6.7 million and $12.9 million, respectively, against our net deferred tax assets, which was in addition to the approximate $5.7 million allowance previously recorded. We intend to maintain a valuation allowance until sufficient evidence exists to support our reversal. Also, until an appropriate level of profitability is reached, we do not expect to recognize any domestic tax benefits in future periods.

        We believe that our determination to record a valuation allowance to reduce our deferred tax assets is a critical accounting estimate because it is based on an estimate of future taxable income in the United States, which is susceptible to change and dependent upon events that may or may not occur, and because the impact of recording a valuation allowance may be material to the assets reported on our balance sheet and our results of operations. The determination of our income tax provision is complex due to operations in numerous tax jurisdictions outside the United States, which are subject to certain risks, which ordinarily would not be expected in the United States. Tax regimes in certain jurisdictions are subject to significant changes, which may be applied on a retroactive basis. If this were to occur, our tax expense could be materially different than the amounts reported. Furthermore, as explained in the preceding paragraph, in determining the valuation allowance related to deferred tax assets, we adopt the liability method as required by SFAS No. 109, "Accounting for Income Taxes." This method requires that we establish a valuation allowance if, based on the weight of available evidence, in our judgment it is more likely than not that the deferred tax assets may not be realized.

        Inventory.    Inventories are stated at the lower of cost or net realizable market value, cost being determined on the first-in, first-out method. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. Our reserve for slow moving and obsolete inventory was $2.4 million and $1.9 million at September 26, 2003 and December 31, 2002, respectively. We evaluate the adequacy of these reserves quarterly. There were no inventories consigned to a sales agent at September 26, 2003, and inventories consigned to a sales agent at December 31, 2002 were $0.1 million. Our determination of the allowance for inventory obsolescence is subject to change because it is based on management's current estimates of required reserves and potential adjustments.

        We believe that the allowance for inventory obsolescence is a critical accounting estimate because it is susceptible to change and dependent upon events that may or may not occur, and because the impact of recognizing additional obsolescence reserves may be material to the assets reported on our balance sheet and results of operations.

        Goodwill, intangible and other long-lived assets.    We have applied SFAS No. 141, "Business Combinations," in our allocation of the purchase prices of DTM Corporation and RPC Ltd. The annual impairment testing required by SFAS No. 142, "Goodwill and Other Intangible Assets," requires us to use our judgment and could require us to write down the carrying value of our goodwill and other intangible assets in future periods. SFAS No. 142 requires companies to allocate their goodwill to identifiable reporting units, which then are tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If that fair value exceeds the carrying amount, the second step of the process is not necessary and there are no impairment issues. If that fair value does not exceed that carrying amount, companies must perform the second step that requires an allocation of the fair value of the reporting unit to all assets and liabilities of that unit as if the reporting unit had been acquired in a purchase business combination and the fair value of the reporting unit was the purchase price. The goodwill resulting from that purchase price allocation is then compared to its carrying amount with any excess recorded as an impairment charge.

        Upon implementation of SFAS No. 142 in January 2002 and again in the fourth quarter of 2002, we concluded that the fair value of our reporting units exceeded their carrying value and accordingly, as of those dates, there were no goodwill impairment issues. We are required to perform a valuation of our reporting unit annually, or upon significant changes in our business environment.

        We evaluate long-lived assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

        We believe that our determination not to recognize an impairment of goodwill, intangible or other long-lived assets is a critical accounting estimate because it is susceptible to change, dependent upon estimates of the fair value of our reporting units, and because the impact of recognizing an impairment may be material to the assets reported on our balance sheet and our results of operations.

        Contingencies.    We account for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires us to use our judgment. At this time, we cannot reasonably estimate our contingencies, and accordingly, under the guidance of SFAS No. 5, no contingency has been recorded.

        Revenue recognition.    Revenues from the sale of systems and related products are recognized upon shipment or when services are performed, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement that constitutes a fixed and legally binding commitment for the buyer and us. Sales transactions generally include equipment, software license, warranty, training and installation. We allocate and record revenue in these transactions based on vendor-specific objective evidence that has been accumulated through historic operations, which, in most cases, is the price charged for the deliverable when sold separately. If fair value for all deliverables cannot be determined, we will use the residual method to determine the amount of the consideration to be allocated to the delivered items. We also evaluate the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defer revenues on delivered items when that functionality has been affected. Functionality is determined to be met if the delivered products or services represent a separate earnings process. Revenues from services are recognized at the time of performance. We provide end-users with maintenance under a warranty agreement for up to one year and defer a portion of the revenues at the time of sale based on the relative fair value of those services. After the initial warranty period, we offer these customers optional maintenance contracts. Deferred maintenance revenue is recognized ratably, on a straight-line basis, over the period of the contract. Our systems are sold with licensed software products that are integral to the operation of the systems. These software products are not sold or licensed separately.

        Certain of our sales prior to 2003 were made through a sales agent to customers where substantial uncertainty exists with respect to collection of the sales price. The substantial uncertainty is generally a result of the absence of a history of doing business with the customer and uncertain political environment in the country in which the customer does business. For these sales, we record revenues based on the cost recovery method, which requires that the sales proceeds received are first applied to the carrying amount of the asset sold until the carrying amount has been recovered; thereafter, all proceeds are credited to sales.

        We require payment for most contracts in the following manner: a 10% deposit at the time the contract is signed, 70% prior to shipment and 20% net 30 days. Customers with a favorable credit profile may receive other credit terms based on that profile. Creditworthiness is determined based on an evaluation of each customer's financial condition. New customers are required to complete a credit application and provide references, credit checks and bank information to facilitate an analysis of creditworthiness. To reduce credit risk in connection with systems sales we may, depending upon the circumstances, require significant deposits prior to shipment and may retain a security interest in the system until fully paid. We often require international customers to furnish letters of credit.

Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our results of operations or financial condition.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. FIN 45 also requires guarantors to disclose certain information for guarantees, beginning December 31, 2002. Our obligations as guarantor are immaterial. Our financial statements contain the required disclosures.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. We do not have any variable interest entities that must be consolidated.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. We do not have any financial instruments to be accounted for under this pronouncement.

        In May 2003, the EITF issued EITF Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables" (Issue 00-21). Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have a material effect on our results of operations or financial condition since our historical accounting for multiple deliverables was consistent with Issue 00-21.

Quarterly Results

        The following tables set forth selected unaudited quarterly results for the ten quarters commencing January 1, 2001 and ending September 26, 2003. The quarterly financial data as of each period presented below have been derived from our unaudited condensed consolidated financial statements for those periods. Results for these interim periods are not necessarily indicative of our results for a full year's operations. The quarterly financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        In dollars (in thousands, except per share amounts):

				2002 Quarter Ended
	2003 Quarter Ended
					Sep. 27 (restated)	Jun. 28 (restated)	Mar. 29 (restated)
	Sep. 26	Jun. 27	Mar. 28	Dec. 31
Total sales	$24,935	$26,871	$23,017	$31,990	$27,914	$28,543	$27,514
Gross profit	9,823	10,781	7,495	13,590	11,910	10,799	10,320
Total operating expenses	13,332	12,534	13,256	16,281	17,572	19,298	14,898
(Loss) income from operations	(3,509)	(1,753)	(5,761)	(2,691)	(5,662)	(8,499)	(4,578)
Provision for (benefit from) income taxes	78	815	216	12,035	(4,079)	(3,539)	4,492
Net (loss) income	(3,981)	(3,561)	(6,871)	(15,720)	(2,212)	(5,628)	8,694
Net (loss) income available to common shareholders	(4,301)	(3,759)	(6,871)	(15,720)	(2,212)	(5,628)	8,694
Basic net (loss) income available to common shareholders per share	(0.34)	(0.30)	(0.54)	(1.24)	(0.17)	(0.44)	0.66
Diluted net (loss) income available to common shareholders per share	(0.34)	(0.30)	(0.54)	(1.24)	(0.17)	(0.44)	0.59
	2001 Quarter Ended
	Dec. 31 (restated)	Sep. 28 (restated)	Jun. 29 (restated)	Mar. 30 (restated)
Total sales	$36,320	$31,407	$24,948	$26,065
Gross profit	15,449	13,448	10,766	11,838
Total operating expenses	18,192	12,792	11,730	11,103
(Loss) income from operations	(2,743)	656	(964)	735
Provision for (benefit from) income taxes	(1,596)	130	(126)	600
Net (loss) income	(2,160)	166	(564)	201
Net (loss) income available to common shareholders	(2,160)	166	(564)	201
Basic net (loss) income available to common shareholders per share	(0.17)	0.01	(0.05)	0.02.02
Diluted net (loss) income available to common shareholders per share	(0.17)	0.01	(0.05)	0.02.02

        The interim financial statements for the quarterly periods ended March 29, June 28 and September 27, 2002 have been restated from amounts previously reported in our Quarterly Reports on Form 10-Q.

        The interim financial statements for the quarterly periods ended March 30, June 29, September 28 and December 31, 2001 have been restated from amounts previously reported in our Quarterly Reports on Form 10-Q.

        Income tax expense for the fourth quarter of 2002 includes an increase in the valuation allowance of deferred tax assets in the amount of $12.9 million.

        In the first quarter of 2002, we recorded an $20.3 million gain associated with the Vantico arbitration.

        In the second quarter of 2003, we accrued dividends of $0.2 million on our redeemable preferred stock.

        We incurred additional expenses related to the DTM acquisition, legal fees related to the Vantico arbitration and had debt write-offs in the fourth quarter of 2001.

        Per share amounts for each of the quarterly periods presented do not necessarily add up to the total presented for the year because each amount is independently calculated.

        We present our quarterly results on a 13-week basis ending the last Friday of each quarter and report our annual financial information through the calendar year ended December 31.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to the impact of interest rate changes and foreign currency fluctuations.

        Interest Rate Risk.    Our exposure to market rate risk for changes in interest rates relates primarily to our cash investments and long-term debt. We invest our excess cash in money market funds or other high-quality investments. We protect and preserve our invested funds by limiting default, market and reinvestment risk.

        Investments in floating-rate interest-earning instruments carry a degree of interest rate risk. Floating-rate securities may produce less income than expected if interest rates fall. Due in part to this factor, our future investment income may fall short of expectations due to changes in interest rates.

        We have an industrial development bond on our Colorado facility, which has an outstanding balance of $4.1 million at September 26, 2003. We will make annual principal payments of $150,000, $165,000, $180,000, $200,000, $220,000, for the years ending 2003, 2004, 2005, 2006, 2007, respectively, and $3,325,000 thereafter. The bond has a variable interest rate and the interest rate at September 26, 2003 was 1.1%. An increase or decrease in the variable interest rate of 1.00% would increase or decrease our annual interest expense by $42,000. We have not entered into any hedging contracts to protect ourselves against future changes in interest rates, which could negatively impact the amount of interest we are required to pay. However, we do not feel that this risk is significant and we do not plan to attempt to hedge to mitigate this risk in the foreseeable future.

        In the fourth quarter of 2001, we sold our 7% convertible subordinated debentures. As of December 31, 2001, we received $9.4 million in proceeds from this sale. We received additional proceeds of $0.6 million in January 2002, for a total of $10.0 million. The 7% convertible subordinated debentures are convertible into an aggregate of 833,333 shares of our common stock at the option of the holder and are redeemable at our discretion at any time after December 31, 2004 at 107% of their principal amount, and prior to maturity at December 31, 2006. The debentures bear interest at the rate of 7% payable quarterly. The Chairman of our Board of Directors and related parties purchased $1.0 million of the convertible subordinated debentures.

        The carrying amount, principal maturity and estimated fair value of long-term debt exposure as of December 31, 2002 are as follows (in thousands):

	Carrying Amount 2002	2003	2004	Payments 2005	2006	2007	Later Years	Fair Value
Line of credit(a)	$2,450	$2,450	$—	$—	$—	$—	$—	$2,450
Interest rate	7.5%
Term loan(b)	$10,350	$10,350	$—	$—	$—	$—	$—	$10,350
Interest rate	6.42%
Industrial Development Bonds	$4,240	$150	$165	$180	$200	$220	$3,325	$4,240
Interest rate	1.31%
Subordinated debt	$10,000	$—	$—	$—	$10,000	$—	$—	$8,560
Interest rate	7.0%

(a)
At September 26, 2003, our line of credit obligation was $8.6 million, which we completely repaid on November 25, 2003.

(b)
On May 5, 2003, we completely repaid this term loan.

        Foreign Currency Risk.    International revenues accounted for approximately 51.5% of our total revenue for the period ended September 26, 2003. International sales are made primarily from our foreign sales subsidiaries in their respective countries and are denominated in U.S. dollars or the local currency of each country. These subsidiaries also incur most of their expenses in the local currency. Accordingly, all foreign subsidiaries use the local currency as their functional currency.

        Our international business is subject to risks typical of an international business, including, but not limited to differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

        Our exposure to foreign exchange rate fluctuations arises in part from inter-company accounts in which costs incurred in the United States are charged to our foreign sales subsidiaries. These inter-company accounts are typically denominated in U.S. dollars. We also are exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact overall expected profitability. The realized effect of foreign exchange rate fluctuations in 2002 resulted in a $0.3 million gain.

        As of September 26, 2003, we had foreign operations that are sensitive to these foreign currency exchange rates, including non-functional currency denominated receivables and payables. A hypothetical 10% change in foreign exchange rates at September 26, 2003 would have caused us to incur a currency translation adjustment of approximately $1.8 million on our balance sheet.

        From time to time, we use derivative instruments to manage exposure to foreign currency risk. We may manage selected exposures through financial market transactions in the form of foreign exchange forward and put option contracts. We do not enter into derivative contracts for speculative purposes. We do not hedge foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on our consolidated net (loss) income. We had no derivative instruments in place at September 26, 2003.

BUSINESS

General

        The company, operating through its subsidiaries, conducts business primarily in the United States, Europe and the Asia/Pacific region.

        We design, develop, manufacture, market and support, on an international basis, solid imaging systems and related materials. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer-aided design and manufacturing, or CAD/CAM, software utilities and related computer applications.

        Used worldwide to generate product concept models, functional prototypes, master patterns for tooling and end-use production parts for direct and indirect manufacturing, our solid imaging technologies change the way people design, develop and manufacture products. The systems utilize patented stereolithography, selective laser sintering, direct composite manufacturing and three-dimensional printing processes to fabricate physical objects using input from CAD/CAM software, or three-dimensional scanning and sculpting devices.

        Our customers use our solid imaging systems and solutions to:

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  Streamline part-making, prototyping and manufacturing processes

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  Verify product designs

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  Create functional parts

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  Generate production-quality samples or final parts

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  Directly manufacture end-use parts

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  Create tooling used to manufacture end-use parts.

        We expect our Advanced Digital Manufacturing solutions, which we refer to as ADMSM, to become an important enabling technology for the customization of design and manufacturing using additive fabrication techniques, also called mass customization or rapid manufacturing. These solutions will allow designers to reduce part count in the design process and to add custom features and complexity to designs not currently feasible with today's manufacturing techniques thus reducing part costs and assembly time. By using multiple technologies offered by us, existing designs can be manufactured without the costs and lead-time associated with hard tooling, and more complex designs will become easier to manufacture.

        An integrated package combining hardware, software, materials and process gives us one of the widest ranges of solid imaging solutions in the world. Our comprehensive range of products includes the MJM (multi-jet modeling) product line, the SLA® (stereolithography apparatus) product line, the SLS® (selective laser sintering) product line, the DCM (direct composite manufacturing) product line, and the Accura® material line, which provides a broad range of prototype and manufacturing materials utilized by our MJM, SLA® and SLS® systems.

        We produce, market and distribute consumable materials used in all solid imaging systems we offer. Our growing installed base of systems requires an ongoing supply of materials as well as service support and provides us with an ongoing revenue stream. In April 2002, we introduced our Accura® family of materials for use in our solid imaging systems. Since the introduction of our Accura® materials, we have introduced and continue to engage in research regarding materials for our SLA® and SLS® systems.

        Our MJM systems use proprietary materials developed, manufactured and sold exclusively by us. Of our MJM systems we currently offer the ThermoJet®solid object printer. ThermoJet® printers are about the size of office copiers and employ hot-melt ink jet technology to build three-dimensional models in successive layers using our proprietary thermoplastic materials. Designers, engineers and other users of CAD/CAM utilities can incorporate our printers into office networks as a shared resource, to rapidly produce models of products under development for design concept communication and validation. In addition, objects produced by our ThermoJet® printers can be used as patterns and molds and, when combined with other secondary processes, such as investment casting, can produce parts with representative end-use properties.

        SLA® systems use our proprietary stereolithography, which we refer to as SL technology, a solid imaging process that uses a laser beam to expose and solidify successive layers of a photosensitive liquid until the desired object is formed to precise specifications in epoxy or acrylic resin. SL-produced parts can be used for concept models, engineering prototypes, patterns and masters for molds, consumable tooling or short-run manufacturing of final products, among other applications. SL technology provides users with significant product development time-savings, cost reductions and improved quality, compared to traditional modeling, tooling and pattern-making techniques. In addition, with appropriate material functionality, SL technology can produce durable parts that can be used for ADMSM solutions.

        SLS® systems are based on our proprietary selective laser sintering, or SLS®, process initially developed and patented by The University of Texas. The SLS® process was further refined and patented by DTM Corporation. We acquired DTM on August 24, 2001 and now own these DTM patents. We also have an exclusive worldwide license from The University of Texas to practice SLS® process under selected laser sintering patents owned by The University of Texas. This technology uses laser energy to melt and fuse, or sinter, powdered material to create a solid object. SLS® systems are used to produce functional models for use in product development and design, and are increasingly used for the direct manufacture of small lot quantities of plastic or metal parts for use as final products by both consumer and industrial end-users. Use of our SLS® systems can significantly reduce the time required for production from what otherwise could be months or weeks, to days or, in some cases, hours.

        We provide, either directly or through our network of authorized distributors, a variety of processing materials and on-site maintenance services for all of our solid imaging products. Our customers include major corporations throughout the world in a broad range of industries including manufacturers of automotive, aerospace, computer, electronic, consumer, telecommunication, appliance, footwear, toy, power tool, medical and dental products. We also sell to independent service bureaus that, for a fee, provide solid imaging services to their customers, and to government agencies and universities.

        As of December 31, 2002, we held 359 patents related to solid imaging: 152 in the United States, 146 in Europe, 17 in Japan, and 44 in other foreign countries. We continue to develop new products and processes to expand the applications of solid imaging and to develop improvements to our existing product lines.

Products and Services

        The following is a description of our products and their current uses. Each product can be used as a stand-alone resource and, as we work to improve process, material functionality, build-to-build and machine-to-machine uniformity, we anticipate increasing sales of multiple types of solid imaging equipment into single location for ADMSM applications.

Solid Imaging Systems

        •    MJM Systems.    The ThermoJet® solid object printer is the second generation of multi-jet modeling systems to be offered by us. The ThermoJet® printer is a network-ready system, about the size of an office copier, that uses a hot-melt ink jet technology to print models by accumulating material in successive layers using proprietary thermoplastic solid imaging materials, or SIM, and a print head with hundreds of jets oriented in a linear array. The print head scans back and forth, similar to desktop ink jet printers, depositing layer upon layer of material to form the physical model. The printers offer a part-building capacity of 10 inches × 7.8 inches × 8 inches (250 mm × 195 mm × 200 mm).

        The ThermoJet® printer creates concept models used for design reviews, form and fit checking, styling, ergonomics evaluation and CAD-model verification. Both technical and non-technical people more easily understand these communication tools than complex two-dimensional presentation drawings. Because SIM is substantially similar to investment casting waxes, ThermoJet® printer models can be readily used in the foundry environment for the production of casting patterns.

        We introduced our third generation of multi-jet modeling solutions, the InVision™ three-dimensional printer, in July 2002 at the international trade show SIGGRAPH. The InVision™ three-dimensional printer is a network-ready system, about the size of an office copier that combines proprietary photocurable hot melt materials with the ease of ink-jet printing. The InVision™ three-dimensional printer was released commercially into the market in the fourth quarter of 2003.

        •    SLA® Systems and Related Equipment.    As of December 31, 2002, our SLA® product line includes three models: the Viper si2™ SLA® system, the SLA® 5000 system and the SLA® 7000 system. These models vary in their capabilities including:

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  the resolution and accuracy of part building,

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  the maximum size of objects that can be produced,

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  object building speed, and

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  system price.

        SLA® systems produce highly detailed three-dimensional parts with fine surface quality. The parts are created through the use of an ultraviolet laser to convert liquid photosensitive polymers into solid cross-sections, layer by layer, until the desired objects are complete. SLA® systems are capable of making multiple objects at the same time. However, each SLA® system is limited in the size of the objects that it can make during a single build session. Therefore, an SLA® system can make scale models of very large objects or, alternatively, full-scale portions of large objects, which are then joined together. The Viper™ SLA® system, for example, can create a model, section of a model or other object with maximum size of 10 inches × 10 inches × 10 inches (250 mm × 250 mm × 250 mm). On the other hand, the maximum size model, section or other object that can be created using the SLA® 7000 system is 20 inches × 20 inches × 24 inches (500 mm × 500 mm × 600 mm).

        SLA® systems are installed in many of the largest manufacturing organizations in the world and are used in a wide variety of applications, varying from short production runs of end-use products, to producing automobile prototype parts, to creating new designs for testing in consumer focus groups. SLA® systems are generally designed to build communication models to enable users to share ideas and evaluate concepts; perform form, fit and function testing on working models; build master patterns for investment casting; or quickly produce parts for direct use in working models. In addition, our products have been customized to produce thousands of tools and end-use parts in ADMSM applications, including certain dental, hearing aid, jewelry and motorsport applications.

        We also market PCA™ equipment, ultraviolet-curing devices used in conjunction with SLA® systems, which provide uniform long wave ultraviolet illumination. Upon completion of a typical object by an SLA® system, a small amount of the resin remains uncured. Full curing, or hardening, requires an additional one to two hours of exposure to ultraviolet illumination, which can be accomplished most effectively through the use of our PCA™ devices. Approximately two-thirds of all SLA® systems sold have been purchased with a PCA™ device. Purchasers of multiple SLA® systems may use the same PCA™ device for each system.

        •    SLS® Systems and Related Equipment.    SLS® systems are primarily used to produce functional parts for use in product development and design. Objects produced by SLS® systems are more durable and flexible, in the case of plastic parts, than those produced by SLA® systems, but lack the fine detail and surface finish of an SL part. Functional models and prototypes are produced directly from powdered sintering materials, generally, either plastic, nylon or metal. SLS® systems also are used to produce metal inserts for tooling and limited quantities of direct metal parts for custom applications, as well as to produce models and prototypes for testing actual product fit, form, ergonomic design and functionality. SLS® systems are capable of making multiple objects at the same time. However, each is limited in the size of the objects that it can make during a single build session to a maximum size of 14.5 inches × 12.5 inches × 17.5 inches (370 mm × 320 mm × 445 mm).

        SLS® systems are increasingly used for the direct digital manufacture of small lot quantities of plastic, nylon or metal parts for use as final products by both consumer and industrial end-users. Metal part production requires processing with an additional furnace step. SLS® systems also are used to create tools, molds or patterns that are an intermediate step in most manufacturing processes employed to manufacture low-volume/high-value end-use parts. The systems' pattern production capability offers foundries the ability to automate the pattern-making step of traditional investment casting processes to manufacture metal parts. Parts cast from patterns produced with an SLS® system are used in final product assemblies. Foundries also use our SLS® systems to automate and accelerate the manufacture of sand molds and cores, which are used for sand casting of metal parts, primarily for use in automotive and heavy equipment applications.

        We market the SLS® system to customers and prospects requiring direct digital manufacturing solutions. Currently the SLS® system is being utilized in advanced digital manufacturing companies in the hearing aid industry and the aerospace industry to produce mass production, customized end-use parts, such as in-the-ear hearing aids and air ducts for non-commercial planes.

        •    DCM System.    Our Direct Composite Manufacturing line consists of the OptoForm™ system. The OptoForm™ system is an advanced digital manufacturing system, which combines the precision of stereolithography with dense materials comprising both a photosensitive epoxy polymer and a range of reinforcing fillers including thermoplastics, metals and ceramics, or a combination of these paste materials. Similar to the techniques of the SLA® and SLS® systems, the OptoForm™ system spreads a layer of paste material across the platform. Parts are created through the use of an ultraviolet laser to convert the paste into solid cross-sections, layer by layer, until the desired objects are complete. The OptoForm™ system offers a part-building capacity of 20 inches × 12.5 inches × 20 inches (500 mm × 330 mm × 500 mm) which is limited by the weight of the material.

        In December 2001, we formed OptoForm LLC (a Delaware limited liability company), a joint venture with DSM Somos, one of our resin suppliers, to focus on the development and commercialization of equipment and materials for the OptoForm™ system. As of September 26, 2003, we have placed five OptoForm™ engineering evaluation machines at customer locations to facilitate continued technical development of materials, hardware and software.

Materials

        •    Accura® Materials.    We develop, manufacture, sell and distribute proprietary materials used by the ThermoJet® printer, InVision™ three-dimensional printer, SLA® and SLS® systems. Under our distribution contract with Vantico, Inc., which expired on April 22, 2002, we were the exclusive worldwide distributor of Vantico photosensitive liquid resins for stereolithography. In September 2001, we acquired RPC Ltd., a Swiss developer and manufacturer of stereolithography materials. Upon termination of the Vantico distribution contract, we began to sell our SL materials, under our Accura®

brand, to our worldwide (except Japan) SLA® system customer base. Throughout the term of the Vantico distribution contract, the majority of our customers purchased materials from us upon the initial purchase of equipment. We also sold materials necessary for ongoing operation of the machines. We continue to provide initial vat fills and refills of our new Accura® SL materials to our customers, and service what we believe is approximately one third of the SLA® system customer base.

        Our range of LS powdered materials used in our SLS® systems, many of which can be used in multiple applications, addresses a growing list of customer needs. We believe that our SLS® process, in combination with the DuraForm™ material system is currently the world's leading solid imaging technology used for functional plastic and nylon prototype applications. LaserForm™ ST-200 material, the fourth-generation metal powder developed for the SLS® system, is used for creation of prototype tooling and to make metal functional parts.

Software

        •    General.    We develop part preparation software for personal computers and engineering workstations designed to enhance the interface between digital data and our solid imaging systems. Digital data, such as solid CAD/CAM, are converted within the software utility; then, depending on the specific software package, the object can be viewed, rotated, scaled, and model structures added. The software then generates the information to be used by the SLS® system, SLA® system, OptoForm™ or MJM system to create the solid images. In addition, we work with outside companies, where appropriate, to develop software for our systems.

        •    QuickCast™ Technology.    Our QuickCast™ build style consists of a special process for making precision investment casting patterns using SL technology. The QuickCast™ process uses our SLA® systems to produce foundry-useable mold patterns suitable for limited-run investment casting. While not cost-competitive for high-capacity manufacturing, the ability to rapidly produce prototypes and short-run production quantities of fully functional complex metal parts, in a wide variety of metals, is a major technological advantage of SL. All of the SLA® systems we sell include the software capability for the QuickCast™ process.

Services

        •    Maintenance.    All of the SLS® and SLA® systems are bundled with on-site hardware and software maintenance service, during a warranty period (typically one year). All ThermoJet® printers are bundled with at least a 90-day warranty period. After the warranty period, we offer customers optional maintenance contracts, available on a monthly and annual basis. Approximately three-quarters of the services we provide are for post-warranty maintenance contracts. Although purchasers are not required to enter into post warranty maintenance contracts, the majority of our SLA® and SLS® system customers are parties to these contracts, and other customers obtain our maintenance services on a time and materials basis. Our overseas distributors also offer maintenance contracts to customers acquiring systems from them. As of September 26, 2003, we had a staff of 140 full-time employees providing on-site remedial and preventive maintenance services necessary to maintain our customers' equipment in good operating condition.

        •    Technology Centers.    We provide services from our Technology Centers at our Valencia, California headquarters, at our European headquarters near London, England, at our offices in Japan and at our office located near Frankfurt, Germany. The Technology Centers produce models, prototypes, mold patterns and other parts for customers at prices that vary based on the nature of the services requested. The Technology Centers also focus their efforts on the development of new applications and techniques and customer benchmarking, and also enable us to keep abreast of developments and serve as a means to introduce prospective buyers to our technology.

        •    Education Centers.    In certain of our facilities, we maintain Education Centers to train customers to use our products.

Recent Product Introductions

        In order to improve and expand the capabilities of our systems and related software and materials, as well as to enhance our portfolio of proprietary intellectual properties, we have historically devoted a significant portion of our resources to research and development activities. Recent product introductions include:

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  Accura® SL materials: accuGen™.  accuGen™ 100 material combines accuracy and green strength to maximize part building productivity. accuGen™ 100 material is ideal for prototype parts, master patterns, RTV (Room Temperature Vulcanization) mold inserts and flow testing.

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  Accura® SL material: accuDur™.  accuDur™ 100 material combines industry-standard durability with flexibility, high accuracy and improved build speeds. accuDur™ 100 material is a robust, flexible and durable material, ideal for building parts for snap-fit testing, or any other application where durability is required.

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  Accura® SI 10 material.  Accura® SI 10 material is a superior general purpose material offering an exceptional combination of long vat life and accuracy in part building resulting from its high green strength, humidity resistance and the advances we have made in the material process, which provides speed without compromising part quality. The SI 10 material creates parts with a glossy top finish, excellent for thin wall parts and ideal for master patterns.

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  Accura® SI 20 material.  Accura® SI 20 material is a durable white material offering high green strength and good throughput. This material is ideal for snap-fit testing and RTV applications.

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  Accura® SI 30 material.  Accura® SI 30 material is a fast/durable material ideal for customers needing a high-photo speed, low-viscosity material for functional prototypes.

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  Accura® SI 40 material.  Accura® SI 40 material is the first material on the market that combines high temperature resistance with strength. With properties that mimic Nylon 66 this material is ideal for automotive applications including under-the-hood applications, wind tunnel testing and flow analysis. The Accura® SI 40 material produces parts with optical clarity, high flexural modulus and moderate elongation to break, with a high heat deflection temperature allowing it to be drilled, self-tapped and bolted on for true functional testing.

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  Accura® LS material.  LaserForm™ ST-200 material is the second-generation stainless steel material to be offered for our SLS® systems. LaserForm™ ST-200 material is a specialty stainless steel composite developed for our SLS® systems to produce durable, fully dense metal parts and tooling inserts for injection molding and die casting applications.

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  Software.  Lightyear™ 1.3 and Buildstation™ 5.3 incorporates new Accura® SL material styles simplifying the users' ability to manually select style files.

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  Software:  Buildstation™ 4.0.0 for the SLA® 250 system incorporates new Accura® SL material styles and enhancements to Buildstation™ 3.8.6 software.

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  Software.  Software version 3.1 for all SLS® systems is the first version released under our label since the purchase of DTM Corp. Version 3.1 provides SLS® system customers enhanced features including tagging, the ability to enter text for a small label that will be built attached to the part; slicing improvements; new Build Packet Browser and Smart Feed enhancements specifically for our SLS® 2500plus customers.

Research and Development

        Our ability to compete successfully depends, among other things, on our ability to design and develop new machines, materials and applications, and to refine existing products. We believe that our future growth will depend on new materials, as well as improved part accuracy and processing speed. Our development efforts are augmented by development arrangements with research institutions, key customers, materials suppliers and hardware suppliers. Research and development expenses were $15.4 million, $11.0 million and $7.8 million in 2002, 2001, and 2000, respectively. For the foreseeable future, we anticipate that our research and development efforts will focus on material functionality and system design improvements, and developing software to facilitate the interface between our solid imaging systems and digital data from CAD solid programs, scanners and other peripheral equipment and software. We have dedicated a significant amount of time to the development of new materials for all systems. In September 2001, with the acquisition of RPC, we expanded our SL materials' research capabilities.

        We believe that further refinements in MJM technology will come as a result of investment in the areas of material development, solid imaging processes and the printing mechanism. We believe synthetic specialty chemicals will allow future SIM formulations to demonstrate significant improvement in the material durability and other mechanical properties, and that investment in the solid imaging build processes will result in improvements in the quality of the model output from the build process. We believe that these improvements will include faster model build times, higher resolution and smaller layer steps, more accurate geometry representation and smoother and more uniform surface finish on all surfaces of the finished model. In 2002, we continued our research into new MJM materials and processes, devoting a large portion of the year to the development of improved materials directed at addressing the top customer-identified requirements, including part durability, down-facing surface quality and post-processing effort. By combining our knowledge of both MJM and SL material technology, we introduced the InVision™ three-dimensional printer in July 2002. We anticipate that, when commercialized, the new materials and delivery system will more appropriately meet the needs of the design communication, office and rapid prototyping applications.

        We continue our research and development in the field of materials. Our research and development facilities are located in Marly, Switzerland and Valencia, California. The R&D team focuses our development on SL, LS and MJM materials. In 2002, we announced the development of a steel composite material and the research of aluminum and flame retardant nylon for the SLS® system. We continue to drive our research and development efforts for the SL material line focusing on general materials for the rapid prototyping industry as well as specialized materials for the advanced digital manufacturing industry.

Marketing and Customers

        Our sales and marketing strategy focuses on a wide range of customer needs, including traditional model, mold and prototyping, office uses and advanced digital manufacturing. Our internal sales organization is responsible for overseeing worldwide sales and value-added resellers, and our knowledgeable international distributors provide sales and support services in areas remote from our sales offices. Our direct sales workforce consists of sales persons based in our corporate office in California and in satellite offices throughout North America; in our European offices located near Frankfurt, London, Paris and Milan, and in our Hong Kong and Japan offices, which serve the Pacific Rim region. An internal staff of application specialists is a key part of the marketing organization effort to provide pre-sales support and to help existing customers take advantage of the latest materials and techniques to improve part quality and machine productivity. This group also leverages its customer contacts to help identify new application opportunities that utilize our proprietary processes.

        Our marketing programs utilize a combination of seminars, trade shows, advertising, direct mailings, literature, web presence, videos, press releases, brochures and customer and application profiles to identify prospects that match a typical user profile. As of September 26, 2003, our worldwide sales and support staff consisted of 76 employees that are primarily located in the United States and Europe.

        International Sales.    International sales, the majority of which are in Europe and Asia, accounted for 50.6%, 48.6%, and 46.2% of total sales in the years ended December 31, 2002, 2001 and 2000, respectively. See Note 19 of Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

        Customers.    Our customers include major companies in a broad range of industries throughout the world, including manufacturers of automotive, aerospace, computer, electronic, consumer and medical products. Purchasers of our systems include original equipment manufacturers, or OEMs, government agencies and universities, which generally use our machines for research activities, and independent service bureaus, which, for a fee, provide solid imaging services to their customers.

        Photopolymer Distribution Agreement.    Pursuant to an agreement with Vantico, we had been the exclusive worldwide distributor (except in Japan) to users of SL processes of all Vantico liquid SL photopolymers. This agreement terminated on April 22, 2002.

        Customer Support and Service.    For the first several days after installation, an applications engineer remains at the customer location to ensure that the customer is able to operate the system effectively and to answer any questions that may arise. We also make available to our customers, for a fee, additional training courses in system features and applications. Training is not generally necessary for use of a ThermoJet® printer.

        We offer maintenance contracts to our customers, which generate recurring revenue. We also make available, in the United States, a hotline to all of our maintenance contract users. The hotline is staffed with technical representatives who answer questions and arrange for on-site remedial services if necessary. The hotline is available Monday through Friday, local holidays excepted, 5:00 a.m. to 5:00 p.m. Pacific time. In addition, customer service, troubleshooting and answers to frequently asked questions, or FAQs, are available through our website, www.3dsystems.com. Customers also may reach us through e-mail, 24 hours a day.

        We co-founded and participate in global user groups, which include a substantial number of our customers. These user groups organize annual conferences in the United States, at which we make presentations relating to updates in stereolithography and selective laser sintering, changes we have implemented in our systems and related equipment, materials and software and future ideas and programs we intend to pursue in the upcoming years.

Production and Supplies

        All of our systems are assembled and SIM (Solid Imaging Material) is produced at our 67,000 square foot facility in Grand Junction, Colorado. We produce stereolithography materials at our facility in Marly, Switzerland. We manufacture lasers in our facility in Valencia, California. We purchase the major component parts for our systems and materials for SIM and resin from outside sources and arrange with contract manufacturers for the manufacture of subassemblies. We integrate the subassemblies and effect final assembly and test of all systems at our production facility. We perform numerous diagnostic tests and quality control procedures on each system to assure its operability and reliability.

        We subcontract for the manufacture of material laser sintering components, powdered sintering materials and accessories from several single-source third-party suppliers. There are several potential suppliers of the material components, parts and subassemblies for our stereolithography products. However, we currently use only one or a limited number of suppliers for several of the critical components, parts and subassemblies, including our lasers, materials and certain ink jet components. If we are required to enter into relationships with alternative suppliers, our production costs could increase and consequently reduce our margins.

        Our production methods are subject to compliance with applicable federal, state, and local provisions regulating the discharge of materials into the environment. We believe that we are in compliance with such regulations currently enacted and continued compliance will not have any material effect on our capital expenditures, earnings and competitive position. Currently we utilize a cleaning solvent that is the subject of a waiver of environmental provisions within the South Coast Air Quality Management District that includes our Valencia, California facility. The waiver expires June 30, 2005 at which time we may be required to switch to a different cleaning solvent. The impact on earnings should not be material.

Competition and Patent Rights

        Our principal competitors are companies that manufacture machines that make models, prototypes, molds and small volume manufacturing parts, which include: suppliers of automated machining, or CNC, and rotational molding equipment; suppliers of traditional machining, milling and grinding equipment; and FDM (Fused Deposition Modeling) technology; Parts-in-Minutes and makers of vacuum casting silicon molding equipment; and manufacturers of other SL, LS and three-dimensional printing systems. There are numerous suppliers of these products who operate both internationally and regionally, and many of which have well-recognized product lines that compete with us in essentially all of our product applications. Conventional machining and milling techniques continue to be the most common methods by which plastic and metal parts, models, functional prototypes and metal tool inserts are manufactured. Conventional pattern manufacturing techniques continue to be the most common methods to custom manufacture parts and by which patterns are made for use in investment casting.

        Companies that sell products similar to our SLA® and SLS® systems include EOS GmbH Electro Optical Systems and Stratasys Inc. In addition, we anticipate additional competition with respect to SL technology in the United States, Canada and Mexico as a result of our license agreement with an unrelated third party with respect to our SL technology entered into pursuant to the terms of our consent decree with the U.S. Department of Justice.

        We believe that other companies may announce plans to enter our business area either with equipment similar to ours, or with other types of equipment. We believe that currently available alternatives to SL generally are not able to produce models having the dimensional accuracy and fine surface finish of models provided by our SL process. However, non-SL competitors have successfully marketed their products to our existing and potential customers. Furthermore, in many cases, the existence of these competitors extends the purchasing time while customers investigate alternative systems. We compete primarily on the basis of the quality of our products and the advanced state of our technology. We believe that LS has become established as a leading operating technology for the production of functional plastic prototypes and that we have the largest installed base of LS machines in the world.

        We believe that our patents will continue to help us maintain a leading position in the SL, LS and MJM fields.

        A number of companies currently sell materials which either complement or compete with those we sell. For example, DSM Desotech Inc., and others, currently are selling SL resins. In addition, upon termination of our distribution agreement with Vantico, Vantico began selling competing resins. We believe that we supply approximately 50% of the SL resins used in our SLA® systems on a worldwide basis. EOS and others currently are selling LS powdered materials. We believe that we currently supply powders to the majority of the LS systems currently installed worldwide.

        Future competition is expected to arise both from the development of new technologies or techniques not encompassed by the patents held by or licensed to us, and through improvements to existing technologies, such as CNC and rotational molding. We intend to follow a strategy of continuing product development and patent prosecution to protect ourselves to the extent possible in these areas.

Proprietary Protection

        Charles W. Hull, our founder and Chief Technology Officer, developed the stereolithography technology used in our SLA® product lines, while employed by UVP, Inc. This technology was originally patented by UVP, Inc. and subsequently licensed to us in 1986. We acquired the patent in 1990.

        Researchers at The University of Texas initially developed the selective laser sintering technology commercialized by DTM. The first selective laser-sintering patent was issued to The University of Texas in 1989. Currently, we have exclusive rights to 15 U.S. patents issued to The University of Texas. Two of the original University of Texas patents expire in 2006 while others run until 2014. Patents granted on improvements to the original patent as well as new patents that we have obtained extend some protection to at least 2010. Our exclusive worldwide license from The University of Texas to use the selective laser sintering technology continues until expiration of the patent rights that are the subject of the license.

        We developed the thermoplastic material used in the application of ink jet technology to solid imaging. During 1999, we acquired two patents from Dataproducts Corporation for dot-on-dot printing technology in order to increase our patent protection in the MJM area.

        In connection with the acquisition of OptoForm™ in February 2001, we acquired technology, know-how and patent rights, which have remaining lives of over 15 years, related to a technology using composites in direct manufacturing. The acquired U.S. and foreign patent rights protect the basic recoating mechanism and materials used in the direct composite manufacturing process.

        We do not have the breadth of patent protection for the solid object printers that we have for our SL and LS technology; however, as noted above, during 1999 we acquired two patents for dot-on-dot printing technology from Dataproducts Corporation in order to help us maintain our position in this field. In April 2002, we obtained the exclusive right, subject to one existing license, with enforcement rights to a patent for three-dimensional printing using two different materials from Richard Helinski. In July 2002, we reached an agreement with Sanders Design International, Inc. (SDI) of Wilton, NH, to settle a patent infringement suit that was pending in the U.S. District Court for the District of New Hampshire. According to the settlement, all parties agreed that the Helinski patent was valid and had been infringed by SDI. SDI agreed to pay us for past infringement for all machines manufactured or in production as of the date of the settlement agreement. In addition, SDI agreed to pay a running royalty of 6% for all future systems manufactured under the patent and for all consumables sold for use in their machines.

        At December 31, 2002, we held 359 patents, which include 152 in the United States, 146 in Europe, 17 in Japan and 44 in other foreign countries. At that date, we also had 176 pending patent applications: 52 in the United States, 53 in Japan, 48 in European countries and 23 other foreign countries. As new developments and components to the technology are discovered, we intend to apply for additional patents.

        Application for a patent offers no assurance that a patent will be issued as applied for. Issuance of a patent offers no assurance that the patent can be protected against any claims of invalidation or that the patent can be enforced against any infringement. In addition, litigation of patent issues can be costly and time-consuming.

Employees

        At September 26, 2003, we had 384 full-time employees. In addition, at that same date we utilized the services of 17 independent contractors and six consultants. None of these employees or independent contractors is covered by labor agreements. We consider our relations with our employees and independent contractors to be satisfactory.

        On July 24, 2002, we substantially completed a reduction in workforce, which eliminated 109 positions out of our total workforce of 523 or approximately 20% of the total workforce. In addition, we closed our existing office in Austin, Texas, which we acquired as part of our acquisition of DTM, as well as our sales office in Farmington Hills, Michigan. This was the second reduction in workforce completed in 2002. In April 2002, we eliminated approximately 10% of our worldwide workforce, and in August 2003, we eliminated 4% of our U.S. workforce.

Properties

        Our principal administrative functions, sales and marketing, product development, technology center and training facilities are located in a 78,320 square foot building in Valencia, California. The lease for this property expires on December 31, 2007, and is subject to an optional five-year extension.

        We also lease sales and service offices in Texas. The space leased for sales and service offices is generally for one or two occupants and for terms of a year or less. Sales and service offices also are located in four countries in the European Community (France, Germany, the United Kingdom and Italy), Malaysia, Japan and Hong Kong.

        A significant portion of our manufacturing and U.S. customer support operations are located in a 67,000 square foot facility located in Grand Junction, Colorado. The construction cost of the Colorado facility was financed through a $4.9 million industrial development bond. To secure a reimbursement agreement with Wells Fargo Bank, N.A. relating to the letter of credit collateralizing these bonds, we executed a deed of trust, security agreement and assignment of rents, an assignment of rents and leases, and a related security agreement encumbering the Grand Junction facility and certain personal property and fixtures located there. In addition, the Grand Junction facility is encumbered by a second deed of trust in favor of Mesa County Economic Development Council, Inc., which we refer to in this prospectus as MCEDCI, securing $0.8 million in allowances granted to us by MCEDCI pursuant to an Agreement dated October 4, 1995.

        We believe that the facilities described above are adequate to meet our needs for the immediate future.

Legal Proceedings

        3D Systems, Inc. vs. Aaroflex, et al.    On January 13, 1997, we filed a complaint in U.S. District Court, Central District of California, against Aarotech Laboratories, Inc., Aaroflex, Inc. and Albert C. Young. Aaroflex is the parent corporation of Aarotech. Young is the Chairman of the Board and Chief Executive Officer of both Aarotech and Aaroflex. The original complaint alleged that stereolithography equipment manufactured by Aaroflex infringes six of our patents. In August 2000, two additional patents were added to the complaint. We seek damages and injunctive relief from the defendants, who have threatened to sue us for trade libel. To date, the defendants have not filed such a suit.

        Following decisions by the District Court and the Federal Circuit Court of Appeals on jurisdictional issues, Aarotech and Mr. Young were dismissed from the suit, and an action against Aaroflex is proceeding in the District Court. Motions for summary judgment by Aaroflex on multiple counts contained in our complaint and on Aaroflex's counterclaims have been dismissed and fact discovery in the case has been completed. Our motions for summary judgment for patent infringement and validity and Aaroflex's motion for patent invalidity were heard on May 10, 2001. In February 2002, the court denied Aaroflex's invalidity motions. On April 24, 2002, the court denied our motions for summary judgment on infringement, reserving the right to revisit on its own initiative the decisions following the determination of claim construction. The court also granted in part our motion on validity. On July 25, 2003, the court notified us that rulings on all patents in issue would be decided prior to September 30, 2003 and trial on any remaining unresolved issues following the rulings in this matter was rescheduled to November 12, 2003. On October 17, 2003, the court informed us that it had vacated the November 12, 2003 trial date and reset the trial for February 3, 2004. The court has not issued any new rulings concerning any of the patents or the other trial issues.

        DTM vs. EOS, et al.    The plastic sintering patent infringement actions against EOS began in France (Paris Court of Appeals), Germany (District Court of Munich) and Italy (Regional Court of Pinerolo) in 1996. Legal actions in France, Germany and Italy are proceeding. EOS had challenged the validity of two patents related to thermal control of the powder bed in the European Patent Office, or EPO. Both of those patents survived the opposition proceedings after the original claims were modified. One patent was successfully challenged in an appeal proceeding and in January 2002, the claims were invalidated. The other patent successfully withstood the appeal process and the infringement hearings were re-started. In October 2001, a German district court ruled the patent was not infringed, and this decision is being appealed. In November 2001, we received a decision of a French court that the French patent was valid and infringed by the EOS product sold at the time of the filing of the action and an injunction was granted against future sales of the product. EOS filed an appeal of that decision in June 2002. In France, the Court of Appeals has set the hearing date for March 30, 2004 to address EOS' appeal of the lower court's ruling that the asserted patent is not infringed. In February 2002, we received a decision from an Italian court that the invalidation trial initiated by EOS was unsuccessful and the Italian patent was held valid. The infringement action in a separate Italian court has now been recommenced and a decision is expected based on the evidence that has been submitted. In Italy, the trial court conducted a hearing on October 10, 2003 to consider the assertion of infringement by the EOS product.

        In 1997, DTM initiated an action against Hitachi Zosen Joho Systems, the EOS distributor in Japan. In May 1998, EOS initiated two invalidation trials in the Japanese Patent Office attempting to have DTM's patent invalidated on two separate bases. The Japanese Patent Office ruled in DTM's favor in both trials in July 1998, effectively ruling that DTM's patent was valid. In September 1999, the Tokyo District Court then ruled in DTM's favor and granted a preliminary injunction prohibiting further importation and selling of the infringing plastic sintering EOS machine. In connection with this preliminary injunction, DTM was required to place 20 million yen, which is approximately $0.2 million, on deposit with the court towards potential damages that Hitachi might claim should the injunction be reversed. Based on the Tokyo District Court's ruling, EOS then filed an appeal in the Tokyo High Court to have the rulings of the Japanese Patent Office revoked. On March 6, 2001, the Tokyo High Court ruled in EOS' favor that the rulings of the Japanese Patent Office were in error. As a result, the Tokyo High Court found that Hitachi Zosen was not infringing DTM's patent. These rulings were unsuccessfully appealed by DTM to the Tokyo Supreme Court. We amended the claims and the patent was reinstated in a corrective action in 2002 and no further challenges to the patent are pending in this matter.

        Hitachi Zosen vs. 3D Systems, Inc.    On November 25, 2002, 3D Systems, Inc. was served with a complaint through the Japanese Consulate General from EOS' Japanese distributor, Hitachi Zosen, seeking damages in the amount of 535,293,436 yen (approximately $4.5 million), alleging lost sales during the period in which DTM Corporation had an injunction in Japan prohibiting the sale of EOS EOSint P350 laser sintering systems. We filed an answer on March 11, 2003. A hearing in this matter was held on August 19, 2003. Following questions from the court, Hitachi Zosen was ordered to produce additional evidence and other materials and a further hearing was scheduled for October 9, 2003. The sixth preliminary hearing was conducted on October 9, 2003, and a subsequent hearing was held on December 8, 2003. At that hearing, the court requested additional briefing and set another hearing date for February 13, 2004.

        EOS vs. DTM and 3D Systems, Inc.    In December 2000, EOS filed a patent infringement suit against DTM in the U.S. District Court, Central District of California. EOS alleges that DTM has infringed and continues to infringe certain U.S. patents that we license to EOS. EOS had estimated its damages to be approximately $27.0 million for the period from the fourth quarter of 1997 through 2002. In a press release dated August 26, 2003, EOS estimated its damages to be approximately $40.0 million, and asserted a claim of willful infringement which provides for treble damages at the discretion of the court. In April 2001, consistent with an order issued by the federal court in this matter, we were added as a plaintiff to the lawsuit. On October 17, 2001, we were substituted as a defendant in this action because DTM's corporate existence terminated when it merged into our subsidiary, 3D Systems, Inc. on August 31, 2001. In February 2002, the court granted summary adjudication on our motion that any potential liability for patent infringement terminated with the merger of DTM into 3D Systems, Inc. Concurrently, the court denied EOS' motion for a fourth amended complaint to add counts related to EOS' claim that 3D Systems, Inc. is not permitted to compete in the field of laser sintering under the terms of the 1997 Patent License Agreement between 3D Systems, Inc. and EOS. 3D Systems, Inc. filed counterclaims against EOS for the sale of polyamide powders in the United States based on one of the patents acquired in the DTM acquisition. A motion by 3D Systems, Inc. for a preliminary injunction was denied by the court on May 14, 2002. The discovery cut off date was on January 20, 2003. On July 3, 2003, the court in this matter heard summary judgment motions by both parties.

        On August 20, 2003, the trial court entered rulings on its Markman patent claims construction of certain phrases in the claims of the patents in suit and on the pending motions for summary judgment. The trial court granted EOS' motion for summary judgment that certain DTM laser sintering machines infringed one claim of one of the patents exclusively licensed by us to EOS, and denied DTM's motion that there was no infringement of any of the patents licensed to EOS. In connection with our counterclaim against EOS for the sale of polyamide powders in the United States, the trial court ruled that it was unable to construe one of the claim phrases in the patent, which ruling is a factual predicate for a potential ruling by the trial court that the patent is invalid. On the other pending motions for summary judgment, the court denied our motion for partial summary judgment on license agreement interpretation, denied DTM's motion for partial summary judgment on EOS' claim of willful infringement, denied our motion for partial summary judgment on validity of one of the patents acquired in the DTM acquisition and granted EOS' motion for summary adjudication regarding DTM's affirmative defenses of laches and estoppel.

        On September 17, 2003, the trial court determined on its own initiative to stay both the August 20, 2003 rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions. The court also vacated the trial date (previously scheduled for October 7, 2003) in order to give the parties the opportunity to submit additional briefs on issues identified by the court. These briefs were submitted on September 26, 2003. The court set a trial date for this action to be held in March 2004.

        The initial ruling of infringement by certain of the DTM machines allows for a claim by EOS for damages for that infringement, which claim will be decided at trial if the ruling of infringement is not reversed by the district court judge who entered the ruling upon his self-initiated reconsideration or overturned on an interim appeal by the Federal Circuit. Any damages attributable to the infringement by certain DTM machines cannot at this time be estimated and will depend on other issues still to be determined at trial. In light of the court's initial rulings, we anticipated recognizing a charge to operations in the first three quarters ended September 26, 2003 of approximately $1.1 million related to the write-off of capitalized legal fees and potentially an additional amount related to the write-off of other capitalized costs. However, based on the trial court's decision to reconsider its earlier rulings, we did not recognize a charge to operations in the first three quarters. Any charge to operations in future periods will be dependent in part upon the trial court's ultimate decision following its reconsideration of its initial rulings. The ultimate outcome of the determination of damages could have a material adverse impact on our operations.

        3D Systems, Inc. vs. AMES.    In April 2002, we filed suit for patent infringement against Advanced Manufacturing Engineering Systems of Nevada, Iowa, in the U.S. District Court, Western District of Texas, for patent infringement related to AMES' purchase and use of EOS powders in the our SLS® system. On June 24, 2002, upon motion by the defendants, this matter was stayed pending trial of the EOS vs. DTM and 3D Systems, Inc. matter described immediately above. We have been informed that Ames is no longer in business, and the court dismissed this action without prejudice on July 23, 2003.

        EOS GmbH Electro Optical Systems vs. 3D Systems, Inc.    On January 21, 2003, we were served with a complaint that had been filed in May 2002 in Regional Court, Commerce Division, Frankfurt, Germany, seeking 1.0 million Euros for the alleged breach of a non-competition agreement entered into in 1997. We answered the complaint on April 25, 2003. On September 29, 2003, the Regional Court of Frankfurt-Main, Germany rejected in its entirety the complaint filed by EOS and ordered EOS to pay the costs of litigation. In November 2003, EOS filed an appeal of this decision.

        Board of Regents, The University of Texas System and 3D Systems, Inc. vs. EOS GmbH Electro Optical Systems.    On February 25, 2003, 3D Systems, Inc., along with the Board of Regents of The University of Texas, filed suit against EOS GmbH Electro Optical Systems in the U.S. District Court, Western District of Texas, seeking damages and injunctive relief arising from violation of U.S. Patents Nos. 5,597,589 and 5,639,070, which are patents relating to laser sintering which have been licensed by The University of Texas to us. On March 25, 2003, EOS filed its answer to the complaint, along with counterclaims including breach of contract and antitrust violations. Following a summary judgment hearing, the court on June 25, 2003 dismissed the anti-trust conspiracy counterclaims against The University of Texas. On July 21, 2003, EOS filed an amended antitrust counterclaim, in response to which 3D Systems, Inc. filed a motion to strike on August 20, 2003. On October 17, 2003, the court struck one count of EOS' anti-trust claims. Trial has been scheduled to be held in July 2004.

        Regent Pacific Management Corporation vs. 3D Systems Corporation.    On June 11, 2003, Regent Pacific Management Corporation filed a complaint against us for breach of contract in the Superior Court of the State of California, County of San Francisco. Regent provided management services to us from September 1999 through September 2002. Regent alleges that we breached non-solicitation provisions in our contract with it by retaining the services of Messrs. Brian Service and Ben DiLello, two Regent contractors following the termination of the contract. Regent seeks $0.8 million in liquidated damages together with reasonable attorney's fees and costs. On August 13, 2003, we filed an answer generally denying Regent's allegations.

        E. James Selzer vs. 3D Systems Corporation (Case No. PC033145, Superior Court of the State of California, County of Los Angeles).    On July 28, 2003, we were served with a complaint by our former chief financial officer, whose employment had been terminated on April 21, 2003. The complaint asserts breach of an alleged employment agreement on the basis that Mr. Selzer performed all conditions, covenants and promises required by him in accordance with the terms of the employment agreement and we failed to deliver various benefits under the employment agreement. The complaint also asserts breach of an alleged equipment rental/purchase agreement on the basis that we repudiated the existence of that agreement. Furthermore, the complaint asserts that Mr. Selzer is entitled to indemnification for his legal fees and expenses incurred as a result of the SEC's inquiry into matters pertaining to our revenue recognition practices. In addition to declaratory relief, Mr. Selzer seeks actual compensatory and contractual damages, which he requested to be proven at trial, and various expenses, together with reasonable attorney's fees and costs. We have moved to dismiss Mr. Selzers' claims for reimbursement on jurisdictional grounds and to compel arbitration with respect to the other claims. The parties have entered into a settlement of this litigation that we do not expect to be material to our results of operations or financial condition.

        SEC Investigation.    We previously reported on June 30, 2003 in our Annual Report on Form 10-K and subsequent periodic reports, that the Securities and Exchange Commission had commenced an inquiry into matters pertaining to our historical revenue recognition practices. On October 20, 2003, we received a subpoena for documents from the SEC, stating that the agency is conducting a formal investigation of the company. We continue to cooperate fully with the SEC and are complying with the subpoena.

        In addition, on May 6, 2003, we received a subpoena from the U.S. Department of Justice to provide certain documents to a grand jury investigating antitrust and related issues within our industry. We have been advised that we currently are not a target of the grand jury investigation, and we are complying with the subpoena.

MANAGEMENT

Directors and Executive Officers

        The following tables set forth certain information with respect to our directors and officers as of January 15, 2004. The following persons serve as our directors:

Directors	Age	Present Position
Miriam V. Gold(1)(2)	54	Director
Charles W. Hull	64	Director
Jim D. Kever(2)(3)	51	Director
G. Walter Loewenbaum II	59	Director and Chairman of the Board
Kevin S. Moore(1)(2)(3)	49	Director
Abraham N. Reichental	47	Director
Richard C. Spalding(3)	53	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Corporate Governance Committee.

(3)
Member of the Audit Committee.

        The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Abraham N. Reichental	46	Chief Executive Officer and President
Charles W. Hull	64	Executive Vice President, Chief Technology Officer
Fred R. Jones	56	Vice President and Chief Financial Officer
G. Peter V. White	62	Vice President, Finance
Robert M. Grace, Jr.	56	Vice President, General Counsel and Secretary
Kevin McAlea, Ph.D.	44	Senior Vice President, Global Marketing
Ray Saunders	54	Senior Vice President, Global Services

        Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and/or any executive officer.

        Miriam V. Gold.    Ms. Gold has been our director since 1994. Since July 2002, Ms. Gold has been Deputy General Counsel of Ciba Specialty Chemical Corporation. Prior to that, since 1992, Ms. Gold served as Assistant General Counsel of Ciba Specialty Chemicals Corporation, and its predecessors, Novartis Inc. and Ciba-Geigy Corporation. Her legal practice involves a broad range of matters, including counseling on compliance, antitrust and general business issues. In addition, she was Vice President of Legal & Regulatory Affairs for the Additives Division of Ciba from 1995 to 2001. In 2002, Ms. Gold was an adjunct professor at Pace University School of Law, where she taught a course in In-House Practice, focusing on the unique role of in-house counsel in ensuring that companies are positioned to operate legally and responsibly. Ms. Gold received her J.D. from New York University School of Law, and her B.A. in American History from Barnard College.

        Charles W. Hull.    Mr. Hull has been our director since 1993. From August 8, 2003 until September 19, 2003, Mr. Hull served as our Interim Chief Executive Officer. Effective May 3, 2000, Mr. Hull has served as Executive Vice President, and since April 1997, as our Chief Technology Officer. Mr. Hull also has served as Vice Chairman of our Board of Directors and as our President and Chief Operating Officer. From March 1986 until April 1997, Mr. Hull served as President of 3D Systems, Inc., a subsidiary of ours through which substantially all of our business and operations is conducted. From February to June 1999, Mr. Hull acted as a consultant to us and served as Vice Chairman of our Board of Directors. From January 1980 to March 1986, Mr. Hull was Vice President of UVP, Inc., a systems manufacturing company, where he developed our stereolithography technology.

        Jim D. Kever.    Mr. Kever has been our director since 1996. He is Principal in Voyent Partners, LLC, a venture capital partnership. From August 1995 until May 2001, Mr. Kever was associated with WebMD Corporation, Transaction Services Division (formerly Envoy Corporation) as the President and Co-Chief Executive Officer. Prior to August 1995, he served as Envoy Corporation's Executive Vice President, Secretary and General Counsel. Mr. Kever also is a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions, as well as Luminex Corporation, a value-added manufacturer of laboratory testing equipment. He also is on the Board of Directors of Tyson Foods, Inc., an integrated processor of poultry-based food products.

        G. Walter Loewenbaum II.    Mr. Loewenbaum has been our director since March 1999, serving as a Vice Chairman of our Board of Directors until September 1999 when he was elected Chairman of our Board of Directors. Mr. Loewenbaum is Managing Director of LeCorgne Loewenbaum LLC. Prior to that, since 1990, he served as Chairman and Chief Executive Officer of Loewenbaum & Company (formerly Southcoast Capital Corp.), an investment banking and investment management firm that he founded. Mr. Loewenbaum also serves as the Chairman of the Board of Luminex Corporation, a value-added manufacturer of laboratory testing equipment.

        Kevin S. Moore.    Mr. Moore has been our director since October 1999. Since 1991, Mr. Moore has been with The Clark Estates, Inc., a private investment firm, where he currently is President and a director. Mr. Moore also is a director of Ducommun, Incorporated, as well as Aspect Resources LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc.

        Abraham N. Reichental.    Mr. Reichental became our director, Chief Executive Officer and President effective September 19, 2003. Prior to joining us, Mr. Reichental was employed by Sealed Air Corporation, a global manufacturer of food, protective and specialty packaging materials, for the past 22 years, serving as a corporate officer and Vice President and General Manager of the Shrink Packaging Division from May 2001 until September 2003, and from June 1999 until April 2001, as Sealed Air's Vice President Asia-Pacific.

        Richard C. Spalding.    Mr. Spalding has been our director since 2001. Since April 2003, Mr. Spalding has served as a Partner of Thomas Weisel Healthcare Venture Partners, a venture capital group which Mr. Spalding co-founded. Since January 2000, Mr. Spalding also has served as a General Partner of ABS Ventures, a venture capital group. From February 1997 to March 1999, Mr. Spalding served as Vice President and Chief Financial Officer of Portal Software, an Internet billing company. From March 1996 to February 1997, he served as Vice President Finance and Corporate Development for Fusion Medical Technology. From November 1991 to February 1996, he served as Managing Director of Alex Brown & Sons, heading up the Investment Banking for the West Coast. From June 1977 to November 1991, Mr. Spalding practiced law with Brobeck, Phleger and Harrison, serving as outside counsel for numerous public and private companies.

        Robert M. Grace, Jr.    Mr. Grace became our Vice President, General Counsel and Secretary effective November 3, 2003. Prior to joining us, Mr. Grace was employed by Sealed Air Corporation, a global manufacturer of food, protective and specialty packaging materials, for the past 23 years, serving as a Special Counsel from 1996 to 2003 and, from 1981 to 1995, as Sealed Air's General Counsel and Secretary.

        Fred R. Jones.    Mr. Jones became our Vice President and Chief Financial Officer effective December 26, 2003. Prior to joining us, Mr. Jones was an independent financial consultant providing financial consulting services for privately held and publicly held companies from 2001 to 2003. Prior thereto, Mr. Jones was employed by Thomas & Betts Corporation, a manufacturer and marketer of electrical and electronic connectors, as its Vice President and Chief Financial Officer.

        G. Peter V. White.    Mr. White has served as our Vice President, Finance since March 2003. Prior to that, from June 2002 to March 2003, he served as Managing Director of WHI-Tec & Associates. From January 1998 to June 2002, Mr. White served as the Chief Financial Officer and Chief Operating Officer of MATRIX-Systems, Inc., and prior to that, he served as Managing Director of Phoenix Equity Partners since January 1996.

        Kevin McAlea, Ph.D.    Dr. McAlea has served as our Senior Vice President, Global Marketing since November 2003. Prior to that, from May 2003 to November 2003, he served as our Senior Vice President, Worldwide Revenue Generation and, from September 2001 to May 2003, as our Vice President & General Manager, Europe. From 1997 to August 2001, he served as Vice President, Marketing and Business Development of DTM Corporation, a Texas corporation which we acquired in August 2001. From 1993 to 1997, Dr. McAlea served as Director of Process and Materials Development of DTM. Prior to DTM, Dr. McAlea spent more than eight years in materials research and development for General Electric Company. His last position was managing the Polymer Physics Program at GE's Corporate Research and Development Center.

        Ray Saunders.    Mr. Saunders has served as our Senior Vice President, Global Services since November 2003. From May 2003 to November 2003, Mr. Saunders served as our Senior Vice President Operations and Development and, from July 2002 to May 2003, as our Vice President of Operations and Development. Prior to that, he served as our Vice President of Manufacturing since September 2000. From January 1994 until September 2000, Mr. Saunders served as Director of Operations for Axiohm Transaction Solutions, Inc. where he was responsible for the manufacturing operations of its San Diego Division. Prior to Axiohm, he was the Vice President and General Manager of Brumko Magnetics, Inc., a division of Applied Magnetics Corporation.

Director Compensation

        During fiscal 2002, we paid our non-employee directors an annual retainer of $15,000 plus $1,500 for each Board meeting attended either in person or telephonically, and $1,500 for attendance at each committee meeting not held on a day that a Board meeting was held. In addition, non-employee directors each received an annual automatic grant of ten-year options to purchase, at the fair market value of the Common Stock on the date of grant, 10,000 shares of Common Stock. For fiscal 2003, in addition to the foregoing compensation, the Chairperson of Audit Committee received an annual retainer of $15,000, and the Chairpersons of the Corporate Governance and Compensation Committees and the members of the Audit Committee, each received an annual retainer of $5,000.

        From October 1999 until November 2002, G. Walter Loewenbaum II was our employee, with a salary of $180,000 per annum. He resigned from this employment in November 2002. At the regularly scheduled Board meeting on November 18, 2002, the Board voted unanimously to grant to Mr. Loewenbaum compensation of $180,000 per annum for performing the duties of Chairman of the Board of the company.

Executive Compensation

SUMMARY COMPENSATION TABLE

        The following table sets forth, as to the individual serving as our Chief Executive Officer during the last completed fiscal year and as to each of the other four most highly compensated officers at the end of the last completed fiscal year, whose compensation exceeded $100,000 during that year, information concerning all compensation paid for services to us in all capacities for each of the three years ended December 31 indicated below. We refer to these officers as the named executive officers.

		Annual Compensation					Long-Term Compensation
Name and Principal Position(1)	Fiscal Year Ended December 31	Salary			Bonus		Number of Securities Underlying Options	All Other Compensation
Charles W. Hull(2) Executive Vice President and Chief Technology Officer	2002 2001 2000	$ $ $	275,000 275,000 275,000		$	— — 66,000	— 10,000 —	$ $ $	2,040 26,679 3,518	(3) (4) (3)
Brian K. Service(5) Chief Executive Officer, Chief Operating Officer and President	2002 2001 2000	$ $ $		(6) (6) (6)		— — —	350,000 — —		$151,434 — —	(7)
Grant R. Flaharty(8) Executive Vice President of Global Business Operations	2002 2001 2000	$ $ $	314,000 263,077 213,462		$	— — 70,442	25,000 10,000 40,000	$ $ $	1,823 9,941 36,357	(3) (9) (10)
E. James Selzer(11) Sr. VP, Global Finance & Administration and Chief Financial Officer	2002 2001 2000	$ $ $	240,769 200,000 108,870		$	— 40,000 —	— 10,000 75,000	$ $ $	1,705 1,662 1,578	(3) (3) (3)
Ray Saunders Senior Vice President, Global Services	2002 2001 2000	$ $ $	173,046 149,988 45,378		$	— 8,727 —	10,000 11,500 30,000	$ $ $	1,839 1,753 67	(3) (3) (3)

(1)
For a description of the employment agreements between certain officers and us, see "Employment Agreements" below.

(2)
Mr. Hull served as our Interim Chief Executive Officer from August 8, 2003 through September 19, 2003.

(3)
Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions made pursuant to our Section 401K plan.

(4)
Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions made pursuant to our Section 401K plan and loan forgiveness ($23,671).

(5)
Mr. Service's employment with us as Chief Executive Officer and President terminated effective August 8, 2003.

(6)
Mr. Service was appointed our Chief Executive Officer and President on September 16, 1999. From September 1999 to September 2002, Mr. Service was compensated for his services by Regent

  Pacific Management Corporation. We had an agreement with Regent Pacific, pursuant to which Regent Pacific provided the management services of a team of up to three full-time executives, including the chief executive, at an aggregate fee of $45,000 per week. Although our named executive officers do not include the Regent Pacific executives for any periods presented, it is likely that these persons would have qualified as our most highly compensated officers if a pro rata portion of the fee paid to Regent Pacific were attributed to them as compensation. From September 10, 2002 (the date of termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, Mr. Service was employed by us pursuant to an employment agreement under which he received $87,264 for services in 2002. This agreement has been terminated.

(7)
Consists of consulting fees paid to Brian K. Service, Inc. for which Mr. Service serves as a stockholder, officer and director.

(8)
Mr. Flaharty was reassigned from his position and no longer serves as an executive officer effective May 23, 2003.

(9)
Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 2001 made pursuant to our Section 401K plan and below market interest attributable to a moving facilitation loan in 2000.

(10)
Consists of the value of insurance premiums for employer paid group term life insurance, moving-related expenses totaling $30,658, and employer matching contributions made pursuant to our Section 401K plan.

(11)
Mr. Selzer's employment with us terminated effective April 21, 2003.

OPTION GRANTS IN FISCAL 2002

        The following table sets forth certain information regarding the grant of stock options made during fiscal 2002 to the named executive officers.

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(2)
		Percent of Total Options Granted To Employees in Fiscal Year
	Number of Securities Underlying Options Granted
Name			Exercise or Base Price(1)	Expiration Date
					5% ($)	10% ($)
Charles W. Hull	—	—	—	—	—	—
Brian K. Service	350,000	47%	$5.78	10/14/07	558,918	1,235,062
Grant R. Flaharty	25,000	3.3%	$11.98	2/5/12	188,354	477,326
E. James Selzer	—	—	—	—	—	—
Ray Saunders	10,000	1.3%	$11.98	2/5/12	75,342	190,930

(1)
The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(2)
The potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options during fiscal 2002, the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on The Nasdaq National Market on December 31, 2002 ($7.80 per share).

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at December 31, 2002 ($)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles W. Hull	—	—	77,500	7,500	—	—
Brian K. Service	—	—	350,000	—	1,986,250	—
Grant R. Flaharty	—	—	142,500	52,500	450,937	28,437
E. James Selzer	—	—	60,000	25,000	—	—
Ray Saunders	—	—	19,000	32,500	—	—

Employment Agreements

        We entered into an employment agreement with Charles W. Hull in April 1994, pursuant to which Mr. Hull served as President and Chief Operating Officer of both us and 3D Systems, Inc. until April 1997, at which time Mr. Hull was appointed our Vice Chairman and Chief Technology Officer. Pursuant to the agreement, Mr. Hull's initial base salary was $200,000 per year, subject to increase at the discretion of our Board of Directors. In addition to standard benefits, Mr. Hull is eligible to participate in the Executive Incentive Compensation Plan. Mr. Hull's employment agreement also permits Mr. Hull, at any time during his employment term, to terminate his duties under the agreement and elect to become a consultant to us. Effective February 28, 1999, Mr. Hull terminated his duties under the agreement, and Mr. Hull, 3D Systems, Inc. and we entered into a four-year consulting agreement. In June 1999, Mr. Hull rejoined us as our Chief Technology Officer at a base salary of $275,000. Effective May 3, 2000, Mr. Hull was promoted to Executive Vice President and a member of the Office of the Chief Executive Officer; he continues his duties as Chief Technology Officer. All of the stock options granted to Mr. Hull and unexercised as of the date of the consulting agreement continued in force during the consulting term and are continued under his subsequent employment arrangement.

        At September 19, 2003, we entered into an employment agreement with Abraham N. Reichental, pursuant to which Mr. Reichental serves as our Chief Executive Officer and President and as a member of our Board of Directors. Pursuant to this agreement, Mr. Reichental's annual base salary is $450,000 per year, subject to increase at the discretion of the Compensation Committee of our Board of Directors. In addition to standard benefits, Mr. Reichental participates in an incentive compensation plan, based upon performance, with a target bonus of $250,000 per year, subject to a maximum potential bonus equal to 100% of his base salary, as further described in Mr. Reichental's employment agreement. In connection with his retention, Mr. Reichental received a $100,000 cash bonus and a stock grant of 100,000 shares of our common stock. Mr. Reichental also received stock options for 400,000 shares of our common stock subject to a four-year vesting schedule. Of the stock options received, 55,401 shares are incentive stock options and 344,599 shares are non-qualified stock options. The term of Mr. Reichental's agreement is for two years commencing September 19, 2003. The agreement is renewable automatically for succeeding terms of one year, unless we or Mr. Reichental give written notice of intent not to renew. If we give notice to Mr. Reichental not to renew the employment agreement, or Mr. Reichental's employment is terminated by reason of death or by us without cause (as defined in the employment agreement), Mr. Reichental will receive as severance: (a) the same health and disability benefits as he receives under the employment agreement, for two years, or until Mr. Reichental obtains other employment providing for these benefits, (b) two years of his then current base salary, in the total sum of at least $900,000, together with a bonus with respect to the year of termination equal to a pro-rata amount of the bonus which he would have received for that year, based on the annualized performance of the company up to the date of termination, and (c) all unvested stock options, which shall fully vest upon and no later than the termination of Mr. Reichental's employment.

        Effective December 26, 2003, Mr. Jones serves as our Vice President and Chief Financial Officer pursuant to an employment agreement with us. Pursuant to this agreement, Mr. Jones' annual base salary is $250,000 per year, subject to increase at the discretion of the Compensation Committee of our Board of Directors. In addition to standard benefits, Mr. Jones participates in an incentive compensation plan, based upon performance, with a target bonus equal to 50% of his base salary, subject to a maximum potential bonus equal to 100% of his base salary, as further described in Mr. Jones' employment agreement. In connection with his retention, Mr. Jones received a stock grant of 10,000 shares of our common stock. Mr. Jones also received stock options for 100,000 shares of our common stock subject to a four-year vesting schedule. Of the stock options received, 40,800 shares are incentive stock options and 59,200 shares are non-qualified stock options. The term of Mr. Jones' agreement is for two years commencing December 26, 2003. The agreement is renewable automatically for succeeding terms of one year, unless we or Mr. Jones give written notice of intent not to renew. If we give notice to Mr. Jones not to renew the employment agreement, or Mr. Jones' employment is terminated by reason of death or by us without cause (as defined in the employment agreement), or under certain circumstances following a change of control, as defined in the employment agreement, Mr. Jones will receive as severance: (a) the same health and disability benefits as he receives under the employment agreement for two years, or until Mr. Jones obtains other employment providing for these benefits, (b) two years of his then current base salary, in the total sum of at least $500,000, together with a bonus with respect to the year of termination equal to a pro-rata amount of the bonus which he would have received for that year, and (c) all unvested stock options, which shall fully vest upon and no later than the termination of Mr. Jones' employment.

Stock Incentive Plans

        We have in effect the 1989 Employee and Director Plan, the 1996 Stock Incentive Plan, the 1996 Non-Employee Directors' Stock Option Plan, the 1998 Employee Stock Purchase Plan and the 2001 Stock Option Plan. The purpose of our plans is to advance our interests and our stockholders by strengthening our and our subsidiaries' ability to obtain and retain the services of the types of officers and employees who will contribute to our long-term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all of our stockholders.

Compensation Committee Interlocks and Insider Participation

        We have no interlocking relationships involving any of our Compensation Committee members that would be required by the SEC to be reported in this prospectus, and no officer or full-time employee of ours serves on our Compensation Committee. Mr. Sbona, a member of the Compensation Committee during fiscal 2002, provided services to us as a part-time employee during fiscal 2002.

Principal Stockholders

        The following table sets forth certain information relating to the ownership of common stock by (i) each person known by us be the beneficial owner of more than five percent (645,451 shares) of the outstanding shares of our common stock or more than five percent (131,701 shares) of our Series B Convertible Preferred Stock, (ii) each of our directors, (iii) each of the individuals who were named executive officers as of December 31, 2002 and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the information relates to these persons, beneficial ownership as of January 12, 2004. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of 3D Systems Corporation, 26081 Avenue Hall, Valencia, California 91355, unless otherwise set forth below that person's name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)	Number of Shares of Series B Convertible Preferred Stock Beneficially Owned(1)		Percent of Class(1)
Directors:
Miriam V. Gold	54,166	(2)	*	—		*
Charles W. Hull	580,931	(3)	4.5%	8,333		*
Jim D. Kever	138,282	(4)	1.1%	—		*
G. Walter Loewenbaum II	1,433,798	(5)	10.6%	208,334		7.9%
Kevin S. Moore	2,082,950	(6)	14.8%	833,333	(7)	31.6%
Abraham N. Reichental	152,578	(8)	1.2%	—		*
Richard C. Spalding	9,298	(2)	*	—		*
Non-director named executive officers:
Grant R. Flaharty(9)	195,367	(10)	1.5%	—		*
Ray Saunders	41,833	(11)	*	2,833		*
E. James Selzer(12)	3,179		*	—		*
5% Holders:
The Clark Estates, Inc. One Rockefeller Plaza, New York, New York 10020	2,061,301	(13)	14.7%	833,333	(7)	31.6%
St. Denis J. Villere & Company 210 Baronne Street, Suite 808, New Orleans, Louisiana 70112	1,298,014	(14)	10.1%	—		*
Daruma Asset Management, Inc. 80 West 40th Street, 9th Floor, New York, New York 10018	1,423,200	(15)	11.0%	—		*
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, Maryland 21202	1,747,348	(16)	12.8%	263,482		10.0%
3D Systems 2003 Grat Lisa P. Selz Trustee c/o Bernard Setz ING Furman Selz 230 Park Ave. New York, NY 10169	—		*	665,000		25.2%
Directors and executive officers as a group (12 persons)	4,556,634	(17)	30.3%	1,056,166		40.1%

*
Less than one percent.

(1)
Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by the person (and only the person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of our common stock actually outstanding at March 12, 2004.

(2)
Consists of shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004.

(3)
Includes (a) 476,010 shares of our common stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees, (b) 82,500 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004 and (c) 8,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock, which are indirectly held by Mr. Hull and with respect to which Mr. Hull disclaims beneficial ownership except to the extent of his pecuniary interest therein

(4)
Includes (a) 47,499 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004, (b) 29,167 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures (8,333 shares of which relate to 7% convertible subordinated debentures held by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein), (c) 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures (24,558 shares of which relate to 6% convertible subordinated debentures held by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (d) 1,000 shares of our common stock held in trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)
Includes (a) 45,371 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum's wife, (b) 1,181 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (c) 55,219 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 151,900 shares held in the name of G. Walter Loewenbaum CGM Profit Sharing Custodian, G. Walter Loewenbaum Trustee, Mr. Loewenbaum's pension plan, (e) 16,594 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (f) 16,594 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 10,947 shares held in the name of Wally's Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (h) 200,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004, (i) 83,333 shares of our common stock issuable upon conversion of 7% convertible subordinated debentures, which are indirectly held by Mr. Loewenbaum and with respect to which Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein, (j) 152,258 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures (83,496 shares of which relate to 6% convertible subordinated debentures indirectly held by Mr. Loewenbaum, with respect to which Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (k) 208,334 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(6)
Includes (a) 933,272 shares held by The Clark Estates, Inc. with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein, (b) 833,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock held by Clark Partners I, L.P., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein, (c) 294,696 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures held by Clark Partners I, L.P., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (d) 20,643 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004. Mr. Moore is the President and a director of The Clark Estates, Inc. and the President of the general partner of Clark Partners I, L.P.

(7)
Represents Series B Convertible Preferred Stock held by Clark Partners I, L.P., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein. Clark Partners I, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P. The purchase price for the Series B Convertible Preferred Stock was provided by funds available for investment by accounts for which The Clark Estates, Inc. provides management and administrative services. Mr. Moore is the President and a director of The Clark Estates, Inc. and the President of the general partner of Clark Partners I, L.P.

(8)
Includes (a) 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures and (b) 3,462 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004.

(9)
Mr. Flaharty was reassigned from his position and no longer serves as an executive officer effective May 23, 2003.

(10)
Includes 187,500 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004.

(11)
Includes (a) 39,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004 and (b) 2,833 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(12)
Mr. Selzer's employment with us terminated effective April 2003, and his beneficial ownership of shares is subject to the terms and conditions of his option agreements and the 1996 Stock Incentive Plan with respect to termination of employment.

(13)
Includes (a) 833,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock held by Clark Partners I, L.P. and (b) 294,696 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures held by Clark Partners I, L.P. Clark Partners I, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P. The purchase price for the Series B Convertible Preferred Stock was provided by funds available for investment by accounts for which The Clark Estates, Inc. provides management and administrative services. Information regarding the beneficial ownership of our securities by The Clark Estates, Inc. is taken exclusively from Amendment No. 4 to Schedule 13D filed by The Clark Estates, Inc. on December 10, 2003.

(14)
St. Denis J. Villere & Company, which we refer to as Villere in this prospectus, is a Louisiana partnership in commendam, an investment advisor registered under the Investment Advisors Act of 1940. As of December 31, 2001, Villere was deemed to have or share voting or dispositive power over, and therefore to own beneficially, 1,298,014 shares. Of that amount, Villere has sole voting and dispositive power over 106,033 shares and shared voting and dispositive power over

  1,191,981 shares. All information regarding the beneficial ownership of our securities by Villere is taken exclusively from Amendment No. 2 to Schedule 13G filed by Villere on December 9, 2003.

(15)
Daruma Asset Management, Inc., a New York corporation, which we refer to as Daruma in this prospectus, is a an investment advisor registered under the Investment Advisors Act of 1940. These securities are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma. Investment advisory clients of Daruma have the right to receive dividends, as well as the proceeds, from the sale of these securities. The investment advisory contracts relating to these accounts grant to Daruma sole investment and/or voting power over the securities owned by the accounts. Therefore, Daruma may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma. Ms. Gordon may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma for purposes of Rule 13d-3. Daruma and Ms. Gordon each disclaims beneficial ownership in any of these securities. Daruma and Ms. Gordon are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by Daruma. All information regarding the beneficial ownership of our securities by Daruma is taken exclusively from Amendment No. 4 to Schedule 13G filed by Daruma on February 14, 2003.

(16)
Includes (a) 263,482 shares issuable upon conversion of our Series B Convertible Preferred Stock and (b) 451,866 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures. T. Rowe Price Associates, Inc., which we refer to as T. Rowe Price in this prospectus, is a Maryland corporation, an investment advisor registered under the Investment Advisors Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc. is a Maryland corporation. As of December 10, 2003, T. Rowe Price was deemed to have sole voting or dispositive power over, and therefore to own beneficially, 1,747,348 shares of our common stock. All information regarding the beneficial ownership of our securities by T. Rowe Price, other than ownership of our Series B Convertible Preferred Stock and our 6% convertible subordinated debentures, is taken exclusively from Amendment No. 1 to Schedule 13G filed by T. Rowe Price on December 10, 2003.

(17)
Includes (a) 490,606 shares of our common stock reserved for issuance upon exercise of stock options that are or will become exercisable on or prior to March 12, 2004, (b) 552,068 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures, (c) 147,348 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (d) 1,056,166 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

        The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers and other stockholders, or taken from documents filed with the SEC.

SELLING STOCKHOLDERS

        The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by the selling stockholders named below. We have registered these shares to permit the selling stockholders to resell the shares when they deem appropriate. Subject to the restrictions described in this prospectus, the selling stockholders may resell all, a portion or none of their shares at any time under this prospectus. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified above may sell, transfer or otherwise dispose of all or a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts a selling stockholder may offer shares for sale under this prospectus.

        The following table sets forth each selling stockholder, together with the number of shares of our common stock owned by each stockholder as of January 12, 2004, unless otherwise indicated, the number of shares of our common stock being offered by each selling stockholder under this prospectus and the number of shares of our common stock owned by each stockholder upon completion of this offering. Our common stock being offered under this prospectus is being offered for the account of the selling stockholders.

Selling Stockholder	Number of Shares of Our Common Stock Owned Prior to the Offering		Number of Shares of Our Common Stock Being Offered(1)	Number of Shares of Our Common Stock Owned After the Offering	Percentage of Shares of Our Common Stock Owned After the Offering
Edward M. Giles IRA	89,116	(2)(3)(4)	89,116	—	*
Isles Capital	5,000	(3)	5,000	—	*
John D. Hogan IRA	5,000	(3)	5,000	—	*
Avanti Partners III, L.P.	52,500	(3)	43,000	9,500	*
T. Rowe Price Small-Cap Value Fund, Inc.(5)	1,747,348	(2)(3)(6)(7)	1,747,348	—	*
Leila Williams Garden City Royal Trust(8)	250,000	(9)	250,000	—	*
The Zemurray Foundation(8)	220,700	(9)	190,000	30,700	*
The Toler Foundation(8)	17,000	(9)	17,000	—	*
Ian Arnof(8)	116,000	(6)(10)	116,000	—	*
Chitimacha Tribe(8)	2,500	(11)	2,500	—	*
Frierson Joint(8)	12,500	(11)	12,500	—	*
Marika Geohagam(8)	2,083	(11)	2,083	—	*
Louise Glickman	4,167	(11)	4,167	—	*
John Godfrey(8)	12,500	(11)	12,500	—	*
Holly Greenlee Revocable Trust	4,167	(11)	4,167	—	*
Dolly Johnsen(8)	2,083	(11)	2,083	—	*
Meg Knee(8)	6,250	(11)	6,250	—	*
LeBlanc Joint(8)	6,250	(11)	6,250	—	*
James Leonard Jt.(8)	12,500	(11)	12,500	—	*
Martha Mackie(8)	2,083	(11)	2,083	—	*
Martha Mackie Usuf QTIP(8)	6,250	(11)	6,250	—	*
McCloskey TIC(8)	12,500	(11)	12,500	—	*
Peggy Kaufmann(8)	2,083	(11)	2,083	—	*
Catherine Moscoso(8)	4,167	(11)	4,167	—	*
Villere/Parkside #2(8)	8,333	(11)	8,333	—	*
Susan Peters(8)	8,333	(11)	8,333	—	*

Ann Preaus Sep Property(8)	3,333	(11)	3,333	—	*
John Quinn(8)	5,333	(11)	3,333	2,000	*
Robert & Margaret Reily(8)	12,500	(11)	12,500	—	*
William Rudolf(8)	2,083	(11)	2,083	—	*
Leona Stich Usuf(8)	8,333	(11)	8,333	—	*
Linda Monroe	2,083	(11)	2,083	—	*
Elizabeth Taylor(8)	4,167	(11)	4,167	—	*
St. Denis J. Villere, Personal(8)	29,691	(2)(11)(12)	29,691	—	*
Claude Williams(8)	6,250	(11)	6,250	—	*
Louise S. McGehee School(8)	12,500	(11)	12,500	—	*
Institute of Mental Hygiene(8)	12,500	(11)	12,500	—	*
Charles Henderson	83,333	(11)	83,333	—	*
Goldring Fdn. #2(8)	41,667	(11)	41,667	—	*
Woldenberg Foundation(8)	25,000	(11)	25,000	—	*
Thomas Kendall Winingder on behalf of Dorothy Kendall Winingder(13)	1,667	(11)	1,667	—	*
Thomas Kendall Winingder on behalf of Diana Dee Winingder(13)	1,667	(11)	1,667	—	*
T&T Partnership (Tom Winingder-Partner)	4,167	(11)	4,167	—	*
G. Walter Loewenbaum IRA(14)	25,000	(11)	25,000	—	*
Christopher W. Cresci	14,957	(2)(6)(11)(15)	14,957	—	*
Elizabeth M. Cresci	14,957	(2)(11)(6)(15)	14,957	—	*
Kyle P. Cresci	14,957	(2)(6)(11)(15)	14,957	—	*
Elizabeth Scott Loewenbaum 1993 Trust(14)(16)	46,878	(2)(11)(17)	30,284	16,594	*
Anna Willis Loewenbaum 1993 Trust(14)(18)	46,878	(2)(11)(17)	30,284	16,594	*
The Loewenbaum 1992 Trust(14)(19)	82,365	(2)(11)(20)	27,146	55,219	*
The Lillian Shaw Loewenbaum Trust(14)(21)	11,093	(2)(11)(22)	9,912	1,181	*
Harlan Seymour	8,333	(11)	8,333	—	*
Stephen Kleeman	37,499	(6)(11)(23)	37,499	—	*
Kevin McNamara(24)	33,333	(11)(25)	33,333	—	*
Bob Miller	41,667	(11)	41,667	—	*
Bob Mimiles	166,830	(2)(11)(26)	166,830	—	*
Michael A. Nicolais	132,450	(2)(6)(11)(27)	132,450	—	*
Esmond Phelps	16,666	(6)(11)(28)	16,666	—	*
George Bernard Hamilton Trust	8,333	(11)	8,333	—	*
Fred Goad	41,667	(11)	41,667	—	*
Frances Goad Johnson	20,833	(11)	20,833	—	*
Jimmy D. Kever Trust	32,891	(2)(11)(29)	32,891	—	*
Jim Kever(30)	138,282	(2)(11)(31)	45,392	92,890	*

Cardiology Consultants (Ben Jacobs)	41,667	(11)	41,667		—	*
Huger Intervivos Trust I	4,167	(11)	4,167		—	*
James M. Huger	4,167	(11)	4,167		—	*
Laurence Hirsch	36,667	(11)	36,667		—	*
Scott Weber & Luba Webber JTTN a Trust(14)	8,333	(11)	8,333		—	*
David W. Quinn	8,333	(11)	8,333		—	*
Thomas Kendall Winingder, ind.	833	(11)	833		—	*
Trudy M. Self	5,833	(6)	5,833		—	*
G. Walter Loewenbaum II(32)	1,433,798	(2)(6)(11)(33)	277,096		1,156,702	8.7%
3D Systems 2003 Grat, Lisa P. Selz Trustee	665,000	(6)	665,000		—	*
Bear Sterns SEC Corp Custodian for the Brian K Service IRA(34)	3,400	(6)	3,400		—	*
Brian K Service Intl. Business Consultancy Defined Benefit Dated 1/1/99	21,600	(6)	21,600		—	*
The Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust	8,333	(6)	8,333		—	*
George D. Kennedy	50,000	(6)	50,000		—	*
Christopher D. Villere(8)	12,500	(6)	12,500		—	*
George G. Villere(8)	36,646	(2)(6)(35)	36,646		—	*
Frances G. Villere(8)	34,000	(6)	34,000		—	*
Gayle Higgins Jones(8)	4,000	(6)	4,000		—	*
Matthew Service	4,000	(6)	4,000		—	*
Davenport & Company LLC FBO GBH Management Retirement Plan	8,000	(6)	8,000		—	*
Deborah C. Ziegler(8)	12,000	(6)	12,000		—	*
Bear Stearns Securities Corp., as Custodian, FBO Jay R. Harris IRA	33,000	(6)	33,000		—	*
Franye Goad Johnson GST	60,000	(6)	60,000		—	*
Fred & Deana Goad	110,000	(6)	110,000		—	*
Chadwick T. Forrest	3,333	(6)	3,333		—	*
Heather Gradison(8)	17,000	(6)	17,000		—	*
George D. Kennedy Charitable Remainder Unit Trust	16,700	(6)	16,700		—	*
Ray R. Saunders, Jr. and Deborah Saunders(36)	41,833	(6)(37)	2,833		39,000	*
Kevin McAlea(38)	42,798	(2)(6)(39)	5,298		37,500	*
Todd Moutafian	4,334	(6)	4,334		—	*
Clark Partners I, L.P(40).	1,128,029	(2)(6)(41)	1,128,029		—	*
Abraham N. Reichental(42)	152,578	(2)(43)	393,715	(44)	103,462	*

Isidor and Rachel Kowalski	24,558	(2)	24,558	—	*
Special Situations Fund III, L.P.	184,185	(2)	184,185	—	*
Special Situations Cayman Fund, L.P.	61,395	(2)	61,395	—	*
Special Situations Private Equity Fund, L.P.	245,580	(2)	245,580	—	*
Special Situations Technology Fund, L.P.	32,417	(2)	32,417	—	*
Special Situations Technology Fund II, L.P.	164,047	(2)	164,047	—	*
Margaret T. Villere(8)	4,912	(2)	4,912	—	*
Elizabeth V. Montz(8)	4,912	(2)	4,912	—	*
Milne Asylum for Destitute Orphan Girls(8)	117,878	(2)	117,878	—	*
Sidney B. Spahr(8)	9,823	(2)	9,823	—	*
Isaak and Audrey Halegoua	9,823	(2)	9,823	—	*
Anthony P. Balestrieri IRA	7,367	(2)	7,367	—	*
Edmund and Pam McIlhenny	4,912	(2)	4,912	—	*
Robert M. Grace, Jr.(45)	14,912	(2)	4,912	10,000	*
Bernard J. Korman, IRA	29,470	(2)	29,470	—	*
McCray, Shriver, Eckdahl & Associates, Incorporated Profit Sharing Plan	50,000	(2)	50,000	—	*
One GT Associates	49,116	(2)	49,116	—	*
Wally's Trust u/w/o Joel Simon Loewenbaum	20,770	(2)	9,823	10,947	*
STI Healthcare Inc.	4,912	(2)	4,912	—	*
The Waterproof Partnership, L.P.	9,823	(2)	9,823	—	*
Lillian Shaw Loewenbaum	65,017	(2)	19,646	45,371	*

*
Assumes the sale of all shares of the selling stockholder being offered. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares held by the selling stockholders, whether or not covered by this prospectus.

(1)
Dividends on the Series B Convertible Preferred Stock are payable in cash or shares of common stock, at our election. Consequently, the selling stockholders holding shares of our Series B Convertible Preferred Stock could receive, in the aggregate, up to 2,218,119 additional shares of our common stock as payment of dividends on the Series B Convertible Preferred Stock (based on 95% of the closing price of the common stock on The Nasdaq National Market on August 26, 2003). The aggregate number of shares of common stock potentially issuable as dividends will increase or decrease depending on the fair market value of our common stock at the date the dividend calculation is made. These selling stockholders currently do not beneficially own the shares of our common stock issuable as dividends.

(2)
These selling stockholders purchased an aggregate of $22.7 million principal amount of our 6% convertible subordinated debentures in a private placement transaction from November 24, 2003 to December 11, 2003. These debentures were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. The debentures are redeemable by us on or after the third anniversary of the closing date at a price equal to 100% of the then outstanding principal amount of debentures together with all accrued and unpaid interest. If there is a change in control with respect to our company, the holders can require us to redeem the debentures at 100% of the then outstanding principal amount. The debentures are convertible into an aggregate of 2,228,291 shares of our common stock at the option of the holders at any time prior to maturity at November 30, 2013. The debentures bear interest at the rate of 6% payable semiannually. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were approximately $22.1 million.

(3)
These selling stockholders purchased an aggregate of 1,125,000 shares of our common stock through a placement agent, Goldsmith & Harris Incorporated, in a private placement transaction on May 7, 2002. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were $12.5 million.

(4)
Includes 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(5)
T. Rowe Price Associates, Inc., as investment adviser to T. Rowe Price Small-Cap Value Fund, Inc., may be deemed to be the beneficial owner of these shares with the power to vote and/or dispose of these shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of these shares. In addition, T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company, is an affiliate of a broker-dealer and acquired the shares in the ordinary course of business. At the time of acquisition, T. Rowe Price Small-Cap Value Fund, Inc. did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(6)
These selling stockholders purchased an aggregate of 2,634,016 shares of our Series B Convertible Preferred Stock in a private placement transaction on May 5, 2003. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. The preferred stock accrues dividends at 8% per share (subject to increase to 10%), which, along with rights upon liquidation, shall be paid in preference to the Series A Convertible Preferred Stock and any other stock that ranks junior to the Series B Convertible Preferred Stock. Dividends are payable semi-annually, on the sixth month and the twelfth month anniversary of the date of issuance. The dividends are cumulative to the extent not declared and paid by our Board of Directors. The preferred stock votes together with our common stock and is convertible at any time at the option of the selling stockholders on a 1:1 basis into approximately 2,634,016 shares of common stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. We covenanted to register the resale by the selling stockholders of the shares of common stock into which the shares of Series B Preferred Stock convert. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were $15.2 million.

(7)
Includes (a) 263,482 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock and (b) 451,866 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(8)
St. Denis J. Villere & Co., a Louisiana partnership in commendam, manages the selling stockholder's investments on a discretionary basis. St. Denis J. Villere & Co. has both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(9)
These selling stockholders purchased an aggregate of 617,000 shares of our common stock at $13.00 per share in a private placement transaction in September 2001. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were $8.0 million.

(10)
Consists of 116,000 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(11)
These selling stockholders purchased an aggregate of $10.0 million principal amount of our 7% convertible subordinated debentures in a private placement transaction in the fourth quarter of 2001. These debentures were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. The debentures are redeemable by us on or after the third anniversary of the closing date at a price equal to 107% of the then outstanding principal amount of debentures together with all accrued and unpaid interest. If there is a change in control with respect to 3D, the holders can require us to redeem the debentures at 107% of the then outstanding principal amount. The debentures are convertible into an aggregate of 833,333 shares of our common stock at the option of the holders at any time prior to maturity at December 31, 2006. The debentures bear interest at the rate of 7% payable quarterly. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were approximately $10.0 million.

(12)
Consists of (a) 12,500 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 17,191 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(13)
Thomas K. Winingder is the trustee for Dorothy Kendall Winingder and Diana Dee Winingder under the Uniform Gifts for Minors Act and, as such, exercises voting and dispositive power with respect to the shares being offered for resale on behalf of Dorothy Kendall and Diana Dee Winingder.

(14)
The selling stockholder is an affiliate of a broker-dealer. The selling stockholder did not acquire the shares in the ordinary course of business and at the time of the acquisition did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(15)
Consists of (a) 4,167 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures, (b) 2,456 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures and (c) 8,334 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(16)
Mr. Loewenbaum, trustee, and Lillian S. Loewenbaum, trustee, exercise voting and dispositive power with respect to the shares to be offered for resale by the Elizabeth Scott Loewenbaum 1993 Trust.

(17)
Includes (a) 22,917 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 7,367 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(18)
Mr. Loewenbaum, trustee, and Lillian S. Loewenbaum, trustee, exercise voting and dispositive power with respect to the shares to be offered for resale by the Anna Willis Loewenbaum 1993 Trust.

(19)
Mr. Loewenbaum, trustee, and Lillian S. Loewenbaum, trustee, exercise voting and dispositive power with respect to the shares to be offered for resale by The Loewenbaum 1992 Trust.

(20)
Includes (a) 7,500 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 19,646 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(21)
Mr. Loewenbaum, trustee, and Lillian S. Loewenbaum, trustee, exercise voting and dispositive power with respect to the shares to be offered for resale by The Lillian Shaw Loewenbaum Trust.

(22)
Includes (a) 5,000 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 4,912 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(23)
Consists of (a) 20,833 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 16,666 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(24)
Kevin McNamara served as our Acting Chief Financial Officer until December 25, 2003.

(25)
Consists of (a) 8,333 shares of our common stock issuable upon conversation of our 7% convertible subordinated debentures and (b) 25,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004.

(26)
Consists of (a) 83,333 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 83,497 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(27)
Consists of (a) 16,667 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures, (b) 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures and (c) 66,667 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(28)
Consists of (a) 8,333 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 8,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(29)
Consists of (a) 8,333 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures and (b) 24,558 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(30)
Jim D. Kever is a member of our Board of Directors.

(31)
Includes (a) 47,499 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004, (b) 29,167 shares of our common stock issuable upon conversion of our 7% convertible subordinated debentures (8,333 shares of which relate to 7% convertible subordinated debentures held by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein), (c) 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures (24,558 shares of which relate to 6% convertible subordinated debentures held by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (d) 1,000 shares of our common stock held in trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(32)
Mr. Loewenbaum is the Chairman of our Board of Directors. He serves as co-trustee of the Elizabeth Scott Loewenbaum 1993 Trust, the Anna Willis Loewenbaum 1993 Trust and The Loewenbaum 1992 Trust. Mr. Loewenbaum's wife is the trustee of The Lillian Shaw Loewenbaum Trust. Mr. Loewenbaum is the beneficiary of the G. Walter Loewenbaum IRA.

(33)
Includes (a) 45,371 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum's wife, (b) 1,181 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (c) 55,219 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 151,900 shares held in the name of G. Walter Loewenbaum CGM Profit Sharing Custodian, G. Walter Loewenbaum Trustee, Mr. Loewenbaum's pension plan, (e) 16,594 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (f) 16,594 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 10,947 shares held in the name of Wally's Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (h) 200,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004, (i) 83,333 shares of our common stock issuable upon conversion of 7% convertible subordinated debentures, which are indirectly held by Mr. Loewenbaum and with respect to which Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein, (j) 152,258 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures (83,496 shares of which relate to 6% convertible subordinated debentures indirectly held by Mr. Loewenbaum, with respect to which Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (k) 208,334 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(34)
Brian K. Service previously provided consulting services under an agreement with Regent Pacific Management Corporation. From September 10, 2002 (the date of the termination of the Regent Agreement) through October 15, 2002, Mr. Service was engaged on an interim consulting basis. Effective October 15, 2002, Mr. Service was employed by us pursuant to an employment agreement under which Mr. Service agreed to serve as our Chief Executive Officer until at least December 2003. On November 18, 2002, we entered into a consulting agreement with Brian K. Service, Inc., a corporation in which Mr. Service is a stockholder, officer and director, for the provision of the services of qualified consultant to us. Mr. Service served as our Chief Executive Officer and a member of our Board of Directors until his resignation on August 8, 2003. Both the employment and consulting agreements have been terminated. Mr. Service continues as our employee for a 24-month term commencing August 8, 2003.

(35)
Consists of (a) 17,000 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock and (b) 19,646 shares of our common stock issuable upon conversion of our

6% convertible subordinated debentures.

(36)
Ray R. Saunders is a Senior Vice President of the company.

(37)
Includes (a) 39,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004 and (b) 2,833 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(38)
Kevin McAlea, Ph.D. is a Senior Vice President of the company.

(39)
Includes (a) 1,965 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures, (b) 37,500 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004 and (b) 3,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

(40)
Kevin S. Moore, as attorney-in-fact, trustee or other officer of various entities affiliated with The Clark Estates, Inc., has voting and dispositive powers with respect to the shares being offered by Clark Partners I, L.P. for resale.

(41)
Consists of (a) 833,333 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock held by Clark Partners I, L.P., with respect to which Mr. Moore, a member of our Board of Directors, disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (b) 294,696 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures held by Clark Partners I, L.P., with respect to which Mr. Moore, a member of our Board of Directors, disclaims beneficial ownership except to the extent of his pecuniary interest therein. Clark Partners I, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P. Mr. Moore is the President and a director of The Clark Estates, Inc. and the President of the general partner of Clark Partners I, L.P.

(42)
Abraham N. Reichental is our Chief Executive Officer and President and a member of our Board of Directors.

(43)
Includes (a) 3,462 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to March 12, 2004 and (b) 49,116 shares of our common stock issuable upon conversion of our 6% convertible subordinated debentures.

(44)
Includes 344,599 shares of our common stock reserved for issuance upon exercise of stock options.

(45)
Robert M. Grace, Jr. is our Vice President, General Counsel and Secretary.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used in this section includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) short sales; (vii) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; (viii) broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share; (ix) a combination of any of these methods of sale and (x) any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders that are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of two (2) years from the effective date of the registration statement and the date on which the shares have been sold or otherwise disposed.

RELATED PARTY TRANSACTIONS

        In 1990, 3D Systems, Inc. acquired the patents for stereolithography technology from UVP, Inc. in exchange for $9.1 million, $0.5 million of which was paid in cash and $0.4 million by certain offsets. The balance of the purchase price ($8.2 million) is payable based upon sales of stereolithography systems and licensing of the patents and subject to certain conditions. Pursuant to a 1987 contract between UVP and Charles W. Hull, our Executive Vice President, Chief Technology Officer and a director of ours, Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. We have been advised that as of November 30, 2003, Mr. Hull had received $704,368 from UVP under that contract.

        In June 2000, we entered into a distribution agreement for ThermoJet® printers with 3D Solid Solutions, which we refer to as 3DSS, a partnership in which Mr. Loewenbaum, the Chairman of our Board of Directors, is a limited partner. As of December 31, 2002, Solid Imaging Technologies, LLC, of which Mr. Loewenbaum is the sole member, was the general partner of 3DSS. In 2002, 3DSS paid us approximately $84,000 for the purchase of products and services.

        For 2001, in connection with his services as our employee, our Board of Directors granted to Gary J. Sbona, who was then our employee and Chairman and Chief Executive Officer of Regent Pacific Management Corporation, options to purchase 350,000 shares of our common stock, at an exercise price of $12.43 per share. We previously granted Mr. Sbona options to purchase 350,000 shares of our common stock in 2000 and 1999 at exercise prices of $17.39 and $6.00 per share, respectively. As a result of agreements reached between Mr. Sbona and us, the exercise prices of the 350,000 options granted in 2001 and 1999 exceeded the fair market value of our common stock at the dates of grant. All options generally vest over a three-year period or sooner subject to certain conditions. In 2000, 116,666 options were exercised at a per share price of $16.00. We currently are involved in litigation with Regent Pacific, which provided management services to us from September 1999 through September 2002. The litigation involves a disagreement with regard to non-solicitation claims related to two Regent contractors subsequently employed by us. We are involved in a dispute with Mr. Sbona with regard to the continued validity of these options.

        From October 1999 until November 2002, G. Walter Loewenbaum II was our employee, with a salary of $180,000 per annum. He resigned from this employment in November 2002. At the regularly scheduled Board meeting on November 18, 2002, the Board voted unanimously to grant to Mr. Loewenbaum compensation of $180,000 per annum for performing the duties of Chairman of the Board of the company.

        On November 18, 2002, we entered into a consulting agreement with Brian K. Service, Inc., which we refer to in this prospectus as BKSI, a corporation in which Brian K. Service, our then Chief Executive Officer, is a stockholder, officer and director. Pursuant to this agreement, we would pay to BKSI an amount up to $295,000 for an 11-month period for the provision of the services of qualified consultants to us. Under this agreement, we paid $51,000 through December 31, 2002. This agreement has been terminated.

        Brian K. Service was retained as Chief Executive Officer until August 2003. Mr. Service previously provided consulting services under an arrangement with Regent Pacific Management Corporation. From September 10, 2002 (the date of the termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, Mr. Service was employed by us pursuant to an employment agreement under which he has agreed to serve as Chief Executive Officer until at least December 2003. This agreement has been terminated. Mr. Service was paid $17,809 on a bi-weekly basis under this agreement, and has been awarded fully vested options, with a term of five years, to purchase 350,000 shares of our common stock at a price of $5.78 (the closing price on October 15, 2002).

        On May 5, 2003, we sold 2,634,016 shares of our Series B Convertible Preferred Stock, at a price of $6.00 per share, for aggregate consideration of $15.8 million. The preferred stock accrues dividends at 8% per share and is convertible at any time into approximately 2,634,016 shares of common stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. Messrs. Loewenbaum, Service and Hull, the Chairman of our Board of Directors, then Chief Executive Officer and Chief Technology Officer, respectively, purchased an aggregate of $1.5 million of the Series B Convertible Preferred Stock. Additionally, Clark Partners I, L.P., a New York limited partnership, purchased $5.0 million of the Series B Convertible Preferred Stock. Kevin Moore, a member of our Board of Directors, is the president of the general partner of Clark Partners I, L.P. In connection with the offering, Houlihan Lokey Howard & Zukin rendered its opinion that the terms of the offering were fair to us from a financial point of view. A special committee of our Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the Series B Convertible Preferred Stock and recommended the transaction to our Board of Directors. Our Board of Directors also approved the transaction, with interested Board members not participating in the vote.

        At June 27, 2003, we had a remaining note receivable totaling $45,232, including accrued interest, from Charles W. Hull, our director and executive officer, pursuant to the 1996 Stock Incentive Plan. The loan was used to purchase shares of our common stock at the fair market value on the date of purchase. The original amount of the note was $60,000. The note bore interest at a rate of 6% per annum and matured in 2003. Pursuant to the terms of the note, as a result of meeting certain profitability targets for fiscal 2000, $20,000 of the principal amount of the note was forgiven together with $3,671 of interest in 2000. The note receivable is shown on the balance sheet as a reduction of stockholders' equity. Pursuant to the terms of the note and related transaction documents, in July 2003, we retired Mr. Hull's note in exchange for 6,031 shares of our common stock.

        On August 8, 2003, Brian K. Service resigned from his position as our Chief Executive Officer and as a member of our Board of Directors. Mr. Service will receive aggregate payments of approximately $300,000 payable through January 2004. Mr. Service will continue as our employee for a 24-month term to assist with various clients and transactions, for which he will be paid $188,000.

        Effective August 8, 2003, Charles W. Hull, our co-founder, Chief Technical Officer and a director, was named Interim Chief Executive Officer. Mr. Hull served in the position of Interim Chief Executive Officer until September 19, 2003 when we retained Abraham N. Reichental as Chief Executive Officer and President.

        From November 24, 2003 to December 11, 2003, we completed a private placement of $22.7 million principal amount of 6% convertible subordinated debentures which mature on November 30, 2013. The debentures bear interest at the rate of 6% per year payable in cash semi-annually in arrears on May 31 and November 30 of each year, commencing May 31, 2004. The debentures are convertible into shares of our common stock at the option of the holder at any time prior to maturity at $10.18 per share, which represents an 18% premium to the fair market value at the time of the original issuance. The conversion price of the debentures is subject to certain customary anti-dilution adjustments. The debentures are currently convertible into an aggregate of 2,230,255 shares of our common stock. The debentures are redeemable by us, in whole or in part, commencing on the third anniversary of the closing date at a price equal to 100% of the then outstanding principal amount of the debentures being redeemed, together with all accrued and unpaid interest and other amounts due in respect of the debentures. If there is a change in control with respect to us, as defined in the Debenture Purchase Agreement, the holders may require us to redeem the debentures at 100% of the then outstanding principal amount, together with all accrued and unpaid interest and other amounts due in respect of the debentures. The debentures are subordinated in right of payment to all senior indebtedness (as defined in the Debenture Purchase Agreement), and pari passu in right of payment with our outstanding 7% convertible subordinated debentures. The net proceeds to us from the sale of the debentures were approximately $22.1 million. We used $8.6 million of the net proceeds to repay the outstanding balance owed under our credit facility with U.S. Bank National Association, which now has terminated, and the remainder of the net proceeds for working capital purposes. Messrs. Reichental, Loewenbaum, Kever, McAlea and Grace, our Chief Executive Officer, the Chairman of our Board of Directors, a member of our Board of Directors, our Senior Vice President, Global Marketing, and our Vice President, General Counsel and Secretary, respectively, purchased $1.5 million of the 6% convertible subordinated debentures. Additionally, Clark Partners I, L.P., a New York limited partnership, purchased $3.0 million of the 6% convertible subordinated debentures. Kevin Moore, a member of our Board of Directors, is the president of the general partner of Clark Partners I, L.P. In connection with the offering, Houlihan Lokey Howard & Zukin rendered its opinion that the terms of the offering were fair to us from a financial point of view. A special committee of our Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the 6% convertible subordinated debentures and recommended the transaction to our Board of Directors. Our Board of Directors also approved the transaction.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of September 26, 2003, there were 12,878,597 shares of common stock outstanding that were held of record by approximately 424 stockholders, 2,634,016 shares of Series B Convertible Preferred Stock outstanding, outstanding options to purchase 2,756,593 shares of common stock, 833,333 shares underlying 7% convertible subordinated debentures and 2,230,255 shares underlying 6% convertible subordinated debentures. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation, as amended, and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

        Our common stock is traded on The Nasdaq National Market under the symbol "TDSC." Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to receive ratably any dividends out of assets legally available therefore as our board of directors may from time to time determine. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

        As of September 26, 2003, we have:

  •
  1,000,000 shares of Series A Preferred Stock, authorized but unissued; and

  •
  2,634,016 shares of Series B Convertible Preferred Stock issued and outstanding.

        Our Board of Directors has reserved our Series A Preferred Stock for issuance pursuant to the terms of our Shareholders Rights Plan.

        Our Series B Convertible Preferred Stock is convertible into shares of our common stock on a 1:1 basis. Holders of our Series B Convertible Preferred Stock are entitled to receive, when, and if declared by our Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the issuance price per share per annum, which may be increased to 10% under certain circumstances. Dividends are payable semi-annually, on the sixth month and the twelfth month anniversary of the date of issuance. The dividends are cumulative to the extent not declared and paid by our Board of Directors. No dividends may be paid on any shares of common stock or on shares of any other stock ranking junior to the Series B Convertible Preferred Stock, unless all accrued and unpaid dividends have first been declared and paid in full with respect to the Series B Convertible Preferred Stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. The shares of common stock underlying the Series B Convertible Preferred Stock are included in this prospectus.

        In addition, our Board of Directors may, from time to time, authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our Certificate of Incorporation, as amended, and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. We have no current intention to issue any shares of preferred stock.

        One of the effects of undesignated preferred stock may be to enable our Board of Directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control without further action by the stockholders.

Options

        In connection with his retention as our Chief Executive Officer and President and as a director of our company, on September 19, 2003, we granted Abraham N. Reichental options to purchase 400,000 shares of our common stock, 55,401 shares of which were subject to incentive stock options granted under our 1996 Stock Incentive Plan and 344,599 shares of which were subject to non-qualified stock options granted outside of our existing stock incentive plans. The shares subject to the non-qualified stock options vest over a period of four years with 25% (86,150 shares) vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments (generally 7,179 shares per month) thereafter. The shares subject to the incentive stock options vest over a period of four years with 3,462 shares vesting on December 31, 2003, 10,388 shares vesting on the first anniversary of the date of grant and the remaining shares vesting in equal monthly installments (generally 1,154 shares per month) thereafter. The exercise price of these options was $7.22 per share, which is subject to certain customary adjustments in the event of changes in our common stock. The options terminate on September 19, 2013, unless sooner terminated in accordance with Mr. Reichental's agreement with us. We are registering the shares that are subject to Mr. Reichental's non-qualified stock options in the registration statement of which this prospectus constitutes a part.

        On June 2, 2003, we granted Kevin McNamara, our then Acting Chief Financial Officer, a non-qualified stock option to purchase 25,000 shares of our common stock granted outside of our existing stock incentive plans. The shares subject to this option vested immediately upon grant. The exercise price of this option was $5.91 per share, which is subject to certain customary adjustments in the event of changes in our common stock. The options terminate on June 2, 2013, unless sooner terminated in accordance with Mr. McNamara's agreement with us. We are registering the shares that are subject to this option in the registration statement of which this prospectus constitutes a part.

Registration Rights

        As of the date hereof, holders of our common stock, Series B Convertible Preferred Stock, 7% convertible subordinated debentures and 6% convertible subordinated debentures are entitled to rights with respect to the registration under the Securities Act of the shares of our common stock and the shares of our common stock into which those securities are convertible.

        The registration statement of which this prospectus constitutes a part includes all of the shares of common stock that we have agreed to register pursuant to registration rights agreements that we have entered into for the benefit of the selling stockholders. In the case of each of the convertible securities referred to above, the registration statement of which this prospectus constitutes a part registers with the SEC the resale by the holder of those convertible securities of the shares of our common stock underlying the convertible securities. We have agreed to use all reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable following its filing. In addition, we have agreed to prepare and file with the SEC any amendments or supplements to the registration statement, which may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the resale of the shares covered by the registration statement for a period of the earlier of two years from the effective date of the registration statement and the date when all shares covered by the registration statement have been sold or otherwise disposed. We also have agreed to pay all expenses incurred by us incident to the registration of the resale of the shares covered by the prospectus, and to indemnify and hold harmless each purchaser of the securities.

Limitation of Liability of Officers and Directors

        Our Certificate of Incorporation, as amended, limits our and our stockholders' ability to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our amended Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

        Our Bylaws provide that we have the power to indemnify our directors, officers, employees and other agents to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law.

        We have entered into indemnification agreements with certain of our directors and officers. These agreements require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or officer or any other company or enterprise to which the person provides services at our request to the fullest extent permitted by law against personal liability for actions taken in the good faith performance of their duties to us.

        In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as our directors and officers.

Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation law which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.

EXPERTS

        Our consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 and the related financial statement schedules included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include explanatory paragraphs relating to (i) a going concern uncertainty and (ii) a restatement of our 2001 and 2000 financial statements), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

        As discussed in our Current Report on Form 8-K filed on April 23, 2003, Deloitte informed us on April 16, 2003, that it did not intend to stand for reelection as our principal independent accountant. On July 16, 2003, Deloitte advised us that the client-auditor relationship between us and Deloitte had ceased.

        The reports of Deloitte on our financial statements for the fiscal years ended December 31, 2002 and 2001 have not included an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the 2002 report which contained an explanatory paragraph relating to a going concern uncertainty.

        During the fiscal years ended December 31, 2002 and 2001 and the period from January 1, 2003 to July 16, 2003: (a) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report, and (b) there were no "reportable events" as the term is defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

        Deloitte informed us that material weaknesses in our internal control existed. Specifically, Deloitte advised us that:

  •
  Our accounting and finance staff are inadequate to meet the needs of a complex, multinational SEC registrant. We need to strengthen our capability to implement existing generally accepted accounting principles as well as understand and implement new accounting standards. In addition, we need to strengthen our capabilities in performing routine accounting processes involved in closing our books such as account reconciliations and analyses.

  •
  We need to strengthen our controls and processes related to revenue recognition. During 2002, 2001 and 2000, revenue was recognized for transactions that did not meet the requirements for revenue recognition under our policies or generally accepted accounting principles.

        We authorized Deloitte to respond fully to BDO's inquiries concerning the subject matter of each of any disagreement. In addition, we furnished Deloitte with a copy of the foregoing disclosures and requested Deloitte to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter, dated July 22, 2003, from Deloitte to the SEC has been filed as an exhibit to our Current Report on Form 8-K filed July 23, 2003.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC an amendment to a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

        You may read and copy the registration statement, the related exhibits and the other material we file with the SEC without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You also can request copies of those documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov.

        We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 26801 Avenue Hall, Valencia, California 91355, Attention, Vice President, General Counsel and Secretary; telephone number 661-295-5600. In addition, you may access these filings at our website. Our website's address is www.3dsystems.com. The foregoing website references are inactive textual references only.

        You should rely only on the information contained in this prospectus or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

3D SYSTEMS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements as of and for the Years Ended December 31, 2002, 2001 and 2000
Independent Auditors' Report	F-1
Consolidated Balance Sheets as of December 31, 2002 and 2001 (restated)	F-2
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 (restated) and 2000 (restated)	F-3
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2002, 2001 (restated) and 2000 (restated)	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 (restated) and 2000 (restated)	F-5
Consolidated Statements of Comprehensive (Loss) Income for the Years Ended December 31, 2002, 2001 (restated) and 2000 (restated)	F-7
Notes to Consolidated Financial Statements for the Years Ended December 31, 2002, 2001 and 2000	F-8
Consolidated Financial Statement Schedule for the Years Ended December 31, 2002, 2001 and 2000
Independent Auditors' Report	F-39
Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2002, 2001 and 2000	F-40
Condensed Consolidated Financial Statements as of and for the Nine Months Ended September 26, 2003 and September 27, 2002
Condensed Consolidated Balance Sheets as of September 26, 2003 (unaudited) and December 31, 2002 (unaudited)	F-41
Condensed Consolidated Statements of Operations for the Nine Months Ended September 26, 2003 and September 27, 2002 (as restated) (unaudited)	F-42
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 26, 2003 and September 27, 2002 (as restated) (unaudited)	F-43
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Nine Months Ended September 26, 2003 and June 28, 2002 (as restated) (unaudited)	F-45
Notes to Condensed Consolidated Financial Statements for the Nine Months Ended September 26, 2003 and September 27, 2002 (unaudited)	F-46

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of
3D Systems Corporation
Valencia, California

        We have audited the accompanying consolidated balance sheets of 3D Systems Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive (loss) income for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 3D Systems Corporation and its subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements for the year ended December 31, 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, working capital deficiency and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 24, the accompanying 2001 and 2000 financial statements have been restated.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Los Angeles, California June 20, 2003

3D SYSTEMS CORPORATION

Consolidated Balance Sheets

As of December 31, 2002 and 2001

	2002	2001 As Restated (See Note 24)
	(in thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,279	$5,948
Accounts receivable, net of allowance for doubtful accounts of $3,068 (2002) and $1,755 (2001)	27,420	36,262
Current portion of lease receivables	322	498
Inventories	12,564	18,546
Deferred income taxes	—	5,271
Prepaid expenses and other current assets	3,687	2,817

Total current assets	46,272	69,342
Property and equipment, net	15,339	17,864
Licenses and patent costs, net	14,960	12,314
Deferred income taxes	—	6,750
Lease receivables, less current portion and net of allowance of $414 (2002) and $247 (2001)	553	1,750
Acquired technology, net	7,647	9,192
Goodwill	44,456	44,158
Other assets, net	3,006	3,572

	$132,233	$164,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,450	$6,151
Accounts payable	10,830	12,819
Accrued liabilities	15,529	15,608
Current portion of long-term debt	10,500	3,135
Customer deposits	801	1,624
Deferred revenues	14,770	13,997

Total current liabilities	54,880	53,334
Deferred tax liabilities	—	4,210
Other liabilities	3,397	3,329
Long-term debt, less current portion	4,090	16,240
Subordinated debt	10,000	9,400

	72,367	86,513

Commitments and contingencies (Note 20)	—	—
Stockholders' equity:
Preferred stock, authorized 5,000 shares; none issued	—	—
Common stock, $0.001 par value, authorized 25,000 shares; issued and outstanding 12,725 (2002); and issued 13,357 and outstanding 13,132 (2001)	13	13
Capital in excess of par value	84,931	93,173
Notes receivable from officers and employees	(59)	(244)
Accumulated deficit	(21,419)	(6,553)
Accumulated other comprehensive loss	(3,600)	(6,420)
Treasury stock, 225 shares (2001) at cost	—	(1,540)

Total stockholders' equity	59,866	78,429

	$132,233	$164,942

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Consolidated Statements of Operations

Years Ended December 31, 2002, 2001 and 2000

	2002	2001 As Restated (See note 24)	2000 As Restated (See note 24)
	(in thousands, except per share amounts)
Sales:
Products	$81,039	$84,558	$79,857
Services	34,922	34,182	29,429

Total sales	115,961	118,740	109,286

Cost of sales:
Products	43,398	42,278	34,969
Services	25,942	24,961	21,729

Total cost of sales	69,340	67,239	56,698

Gross profit	46,621	51,501	52,588

Operating expenses:
Selling, general and administrative	48,331	42,807	32,710
Research and development	15,366	11,010	7,814
Severance and other restructuring costs	4,354	—	—

Total operating expenses	68,051	53,817	40,524

(Loss) income from operations	(21,430)	(2,316)	12,064
Interest and other (expense) income, net	(2,991)	(1,033)	115
Gain on arbitration settlement	18,464	—	—

(Loss) income before income taxes	(5,957)	(3,349)	12,179
Provision for (benefit from) income taxes	8,909	(992)	4,309

Net (loss) income	$(14,866)	$(2,357)	$7,870

Shares used to calculate basic net (loss) income per share	12,837	12,579	11,851

Basic net (loss) income per share	$(1.16)	$(0.19)	$0.66

Shares used to calculate diluted net (loss) income per share	12,837	12,579	12,889

Diluted net (loss) income per share	$(1.16)	$(0.19)	$0.61

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2002, 2001 and 2000

	Common Stock				Notes Receivable From Officers And Employees
							Accumulated Other Comprehensive Loss
	Shares	Par Value $0.001		Capital in Excess of Par Value		Accumulated Deficit		Treasury Stock	Total Stockholders' Equity
	(in thousands)
Balance at January 1, 2000	11,433	$12		$75,064	$(240)	$(12,066)	$(1,622)	$(1,540)	$59,608
Exercise of stock options	779	(a	)	4,848	—	—	—	—	4,848
Shares exchanged in option exercise	(39)	(a	)	(669)	—	—	—	—	(669)
Exercise of stock warrants	5	(a	)	29	—	—	—	—	29
Employee stock purchase plan	20	(a	)	191	—	—	—	—	191
Forgiveness of officer loans	—	—		7	40	—	—	—	47
Employee stock loans	—	—		—	(250)	—	—	—	(250)
Repayment of officer loans	—	—		—	120	—	—	—	120
Tax benefit related to stock option exercises	—	—		2,046	—	—	—	—	2,046
Stock-based compensation	—	—		52	—	—	—	—	52
Net income (As restated, see note 24)	—	—		—	—	7,870	—	—	7,870
Cumulative translation adjustment	—	—		—	—	—	(2,370)	—	(2,370)

Balance at December 31, 2000 (As restated, see note 24)	12,198	12		81,568	(330)	(4,196)	(3,992)	(1,540)	71,522
Exercise of stock options	294	(a	)	2,127	—	—	—	—	2,127
Private placement	617	(a	)	8,021	—	—	—	—	8,021
Employee stock purchase plan	23	1		242	—	—	—	—	243
Repayment of officer loans	—	—		—	86	—	—	—	86
Tax benefit related to stock option exercises	—	—		1,215	—	—	—	—	1,215
Net loss (As restated, see note 24)	—	—		—	—	(2,357)	—	—	(2,357)
Cumulative translation adjustment	—	—		—	—	—	(2,428)	—	(2,428)

Balance at December 31, 2001 (As restated, see note 24)	13,132	13		93,173	(244)	(6,553)	(6,420)	(1,540)	78,429
Exercise of stock options	117	(a	)	850	—	—	—	—	850
Employee stock purchase plan	26	(a	)	202	—	—	—	—	202
Private placement, net	1,000	1		12,491	—	—	—	—	12,492
Vantico settlement	(1,550)	(1)		(20,309)	—	—	—	—	(20,310)
Repayment of officer loans	—	—		—	185	—	—	—	185
Issuance of warrants	—	—		64	—	—	—	—	64
Retirement of treasury shares	—	—		(1,540)	—	—	—	1,540	—
Net loss	—	—		—	—	(14,866)	—	—	(14,866)
Cumulative translation adjustment	—	—		—	—	—	2,820	—	2,820

Balance at December 31, 2002	12,725	$13		$84,931	$(59)	$(21,419)	$(3,600)	$—	$59,866

(a)
Amounts not shown due to rounding

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2002, 2001 and 2000

	2002	2001 As Restated See note 24	2000 As Restated See note 24
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(14,866)	$(2,357)	$7,870
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	7,813	(1,882)	1,979
Gain on arbitration settlement (including $1,846 included in selling, general and administrative for legal reimbursement)	(20,310)	—	—
Depreciation and amortization	9,902	7,704	6,245
Forgiveness of officer loan	—	—	47
Tax benefit related to stock option exercises	—	1,215	2,046
Stock-based compensation	64	—	52
Loss on disposition of property and equipment	263	834	—
Changes in operating accounts, excluding effects of acquisitions:
Accounts receivable	11,466	753	(7,105)
Lease receivables	1,373	2,927	(2,083)
Inventories	7,088	(2,655)	(7,079)
Prepaid expenses and other current assets	(612)	1,849	(1,520)
Other assets	486	(186)	(2,523)
Accounts payable	(2,575)	2,096	2,536
Accrued liabilities	2,067	(2,324)	548
Customer deposits	(824)	409	745
Deferred revenues	88	161	4,799
Other liabilities	(109)	(1,895)	(1,431)

Net cash provided by operating activities	1,314	6,649	5,126

Cash flows from investing activities:
Purchase of property and equipment	(3,210)	(3,317)	(4,893)
Proceeds on disposition of property and equipment	602	—	2,958
Additions to licenses and patent costs	(4,724)	(1,173)	(368)
Disposition of licenses and patents	—	—	101
Software development costs	(364)	(489)	(442)
Investment in DTM	(138)	(49,551)	—
Investment in RPC	(1,981)	(2,171)	—
Investment in OptoForm™ SARL	(1,200)	(1,387)	—

Net cash used for investing activities	(11,015)	(58,088)	(2,644)

Cash flows from financing activities:
Exercise of stock options and stock purchase plan	1,052	2,369	4,399
Employee loans for stock option exercises	—	—	(250)
Borrowings	44,564	53,492	—
Repayment of long-term debt	(52,450)	(23,061)	(110)
Repayment of notes receivable from officers and employees	185	86	120
Proceeds from sale of stock	12,492	8,021	—

Net cash provided by financing activities	5,843	40,907	4,159

Effect of exchange rate changes on cash	189	(2,519)	(195)

Net (decrease) increase in cash and cash equivalents	(3,669)	(13,051)	6,446
Cash and cash equivalents at the beginning of the period	5,948	18,999	12,553

Cash and cash equivalents at the end of the period	$2,279	$5,948	$18,999

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,918	$764	$180

Income taxes	$732	$903	$97

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2002, 2001 and 2000

(in thousands)

        Supplemental schedule of non cash investing activities:

        On August 24, 2001, the Company acquired DTM Corporation (DTM) for $44.6 million in cash, plus $4.9 million in acquisition costs. In conjunction with the merger, the following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition as follows:

Fair value of tangible assets acquired	$14,643
Fair value of goodwill and other identifiable intangible assets	49,332
Purchase price	(49,551)

Liabilities assumed	$14,424

        In conjunction with the acquisitions of OptoForm™ (February 2001) and RPC (September 2001), the Company recorded current liabilities of $1.2 million and $2.0 million, respectively, which were paid in 2002. In connection with the RPC acquisition, the Company is carrying a $1.6 million current liability, at December 31, 2002, related to payments due to RPC shareholders in September 2003.

        The Company maintains accounts in inventory for used machines held for resale and in fixed assets for demonstration, in training and for short-term rental equipment. Machines and parts are moved from fixed assets to inventory when the Company sells equipment that has been used in demonstrations, in training or has been rented for short-term trial and returned. In connection with these activities, in 2002, 2001 and 2000, the Company transferred $4.8 million, $4.7 million and $2.2 million, respectively, of property and equipment from inventories to fixed assets. Additionally, $5.9 million, $1.6 million and $2.9 million of property and equipment was transferred from fixed assets to inventories in 2002, 2001 and 2000, respectively.

        In conjunction with the $22 million arbitration settlement with Vantico, which was settled through the return of shares to the Company, the Company allocated $1.7 million to a put option which is included as an addition to stockholders' equity in 2002.

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Consolidated Statements of Comprehensive (Loss) Income

Years Ended December 31, 2002, 2001 and 2000

	2002	2001 As restated (see note 24)	2000 As restated (see note 24)
	(in thousands)
Net (loss) income	$(14,866)	$(2,357)	$7,870
Other comprehensive (loss) income:
Foreign currency translation adjustments	2,820	(2,428)	(2,370)

Comprehensive (loss) income	$(12,046)	$(4,785)	$5,500

See accompanying notes to consolidated financial statements.

3D SYSTEMS CORPORATION

Notes to Consolidated Financial Statements

Years Ended December 31, 2002, 2001 and 2000

(1)    Going Concern

        The consolidated financial statements for the year ended December 31, 2002 have been prepared assuming the Company will continue as a going concern. The Company incurred operating losses totaling $21.4 million and $2.3 million for the years ended December 31, 2002 and 2001, respectively. In addition, the Company has a working capital deficit of $8.6 million and an accumulated deficit of $21.4 million at December 31, 2002. These factors among others raise substantial doubt about the Company's ability to continue as a going concern.

        Management's plans include raising additional debt and equity financing. In May 2003, the Company sold approximately 2.6 million shares of its Series B Convertible Preferred Stock for aggregate consideration of $15.8 million (Note 23 -Preferred Stock). Subsequently, on May 5, 2003, the Company repaid the U.S. Bank National Association term loan balance of $9.6 million (Note 14—Borrowings).

        Management intends to obtain debt financing to replace the U.S. Bank financing and currently has a proposal from Congress Financial to provide a secured revolving credit facility of up to $20 million. Additionally, management intends to pursue a program to increase margins and continue cost saving programs. However, there is no assurance that the Company will succeed in accomplishing any or all of these initiatives.

        The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

(2)    Basis of Presentation

        The Company reports its interim financial information on a 13-week basis ending the last Friday of each quarter, and reports its annual financial information through the calendar year ended December 31. The consolidated financial statements include the accounts of 3D Systems Corporation and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

(3)    Significant Accounting Policies

  (a)    Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's results of operations or financial condition.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based

Compensation." The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In compliance with SFAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by Accounting Principles Board (APB) Opinion No. 25 and has made the applicable disclosures later in this Note.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 will become effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for the first interim period beginning after June 15, 2003. The Company is in the process of assessing the effect of SFAS No. 150 and does not expect the implementation of the pronouncement to have a material effect on its financial condition or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. The Company will apply FIN 45 to guarantees, if any, issued after December 31, 2002. The Company has not yet evaluated the financial statement impact of the adoption of FIN 45. FIN 45 also requires guarantors to disclose certain information for guarantees, beginning December 31, 2002. These financial statements contain the required disclosures.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. The Company does not expect to identify any variable interest entities that must be consolidated.

  (b)    Revenue Recognition

        Revenues from the sale of systems and related products are recognized upon shipment or when services are performed, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement that constitutes a fixed and legally binding commitment for the buyer and the Company. Sales transactions generally include equipment, software license, warranty, training and installation. The Company allocates and records revenue in these transactions based on vendor-specific objective evidence that has been accumulated through historic operations, which, in most cases, is the price charged for the deliverable when sold separately. If fair value for all deliverables cannot be determined, the Company will use the residual method to determine the amount of the consideration to be allocated to the delivered items. The Company also evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenues on delivered items when that functionality has been affected. Functionality is determined to be met if the delivered products or services represent a separate earnings process. Revenues from services are recognized at the time of performance. The Company provides end-users with maintenance under a warranty agreement for up to one year and defers a portion of the revenues at the time of sale based on the relative fair value of those services. After the initial warranty period, the Company offers these customers optional maintenance contracts. Deferred maintenance revenue is recognized ratably, on a straight line basis, over the period of the contract. The Company's warranty costs were $4.6 million, $4.2 million and $3.8 million, for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's systems are sold with licensed software products that are integral to the operation of the systems. These software products are not sold or licensed separately.

        Certain of the Company's sales prior to 2003 were made through a sales agent to customers where substantial uncertainty exists with respect to collection of the sales price. The substantial uncertainty is generally a result of the absence of a history of doing business with the customer and uncertain political environment in the country in which the customer does business. For these sales, the Company records revenues based on the cost recovery method, which requires that the sales proceeds received are first applied to the carrying amount of the asset sold until the carrying amount has been recovered, thereafter, all proceeds are credited to sales.

        The Company requires payment for most contracts in the following manner: a 10% deposit at the time the contract is signed, 70% prior to shipment and 20% net 30 days. Customers with a favorable credit profile may receive other credit terms based on that profile. Creditworthiness is determined based on an evaluation of each customer's financial condition. New customers are required to complete a credit application and provide references, credit checks and bank information to facilitate an analysis of creditworthiness. To reduce credit risk in connection with systems sales the Company may, depending upon the circumstances, require significant deposits prior to shipment and may retain a security interest in the system until fully paid. The Company often requires international customers to furnish letters of credit.

  (c)    Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of these instruments approximates market value because of their short maturity.

        The Company invests its excess cash in interest-bearing deposits with major banks and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate non-performance by the financial institutions. Management reviews the stability of these institutions on a periodic basis.

  (d)    Allowance for Doubtful Accounts

        The Company's estimate for the allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, the Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations (for example, bankruptcy). In these cases, the Company uses its judgment, based on the available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Second, a reserve is established for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change (for example, the Company experiences higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligation to the Company), estimates of the recoverability of amounts due to the Company could be reduced by a material amount.

  (e)    Leases

        At the inception of a lease, the gross lease receivable, the reserve for potential losses, the estimated residual value of the leased equipment and the unearned lease income are recorded. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased and is recorded as deferred revenues.

  (f)    Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. The Company evaluates the adequacy of these reserves quarterly. The reserve for slow moving and obsolete inventory was $1,876 and $1,618 at December 31, 2002 and 2001, respectively. Inventories consigned to a sales agent at December 31, 2002 and 2001 were $0.2 million and $0.1 million, respectively.

  (g)    Property and Equipment

        Property and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to thirty years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, or the lives of the leases, whichever is shorter. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in results of operations. Repair and maintenance charges are expensed as incurred.

  (h)    Goodwill and Intangible Assets

        The Company has applied Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," in its allocation of the purchase price of DTM Corporation (DTM) and RPC Ltd. (RPC). The annual impairment testing required by SFAS No. 142, "Goodwill and Other Intangible Assets," requires the Company to use its judgment and could require the Company to write-down the carrying value of its goodwill and other intangible assets in future periods. SFAS No. 142 requires companies to allocate their goodwill to identifiable reporting units, which are then tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If that fair value exceeds the carrying amount, the second step of the process is not necessary and there are no impairment issues. If that fair value does not exceed that carrying amount, companies must perform the second step that requires an allocation of the fair value of the reporting unit to all assets and liabilities of that unit as if the reporting unit had been acquired in a purchase business combination and the fair value of the reporting unit was the purchase price. The goodwill resulting from that purchase price allocation is then compared to its carrying amount with any excess recorded as an impairment charge.

        Upon implementation of SFAS No. 142 in January 2002, and in the fourth quarter of 2002, the Company concluded that the fair value of the Company's reporting units exceeded their carrying values and accordingly, as of those dates, there were no goodwill impairment issues. The Company is required to perform a valuation of its reporting units annually in the fourth quarter, or upon significant changes in the Company's business environment.

  (i)    Licenses and Patent Costs

        Licenses and patent costs include costs incurred for internally developed products or procedures, to perfect a license or patent's rights under applicable domestic and foreign laws, or the amount incurred to acquire existing licenses and patents. Licenses and patent costs are being amortized on a straight-line basis over their estimated useful lives, which are approximately eight to seventeen-years. One license for multi-jet modeling technology is being amortized on a units-of-production basis over the term of the license agreement. The Company uses the units of production method to amortize the cost of license technology when the technology can be directly related to specific equipment. The units of production method requires the Company to estimate sales of machines using this technology during the license period and allocate the remaining cost of the license agreement to the machines as sold. This estimate is recalculated annually and adjusted based on sales estimates. Amortization expense is included in cost of sales, research and development expenses and selling, general and administrative expenses, dependent upon the nature and use of the technology.

        The Company defends its license and patent rights against infringement by other companies or individuals where applicable. The legal costs incurred in this process are capitalized as incurred and amortized to cost of sales over the remaining life of the defended license or patent. If it becomes apparent that the license or patent rights will not be upheld in a legal action, the carrying value of the capitalized legal costs incurred in the action will be reduced by the amount allocated to the lost action.

  (j)    Long-Lived Assets

        The Company evaluates long-lived assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

  (k)    Capitalized Software Costs

        Licenses software development and production costs are capitalized upon a product's reaching technological feasibility. Costs capitalized in 2002, 2001 and 2000 were $364,000, $489,000 and $442,000, respectively. Amortization of software development costs begins when the related products are available for sale. Amortization expense, included in costs of sales, amounted to $452,000, $467,000 and $457,000 for 2002, 2001 and 2000, respectively, based on the straight-line method using estimated useful lives of two years. Net capitalized costs aggregated $414,000 and $502,000 at December 31, 2002 and 2001, respectively, and are included in other assets in the accompanying consolidated balance sheets.

  (l)    Contingencies

        The Company accounts for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that the Company record an estimated loss from a loss contingency when information available prior to issuance of the Company's financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as litigation requires the Company to use its judgment. The outcome of these contingencies cannot be estimated, and accordingly, under the guidance of SFAS No. 5, no amounts have been recorded.

  (m)    Foreign Currency Translation

        The Company uses derivative instruments to manage exposure to foreign currency risk. International sales are made primarily from the Company's foreign sales subsidiaries in their respective countries and are denominated in U.S. dollars or the local currency of each country. The Company's exposure to foreign exchange rate fluctuations arises in part from inter-company accounts in which costs incurred in the United States are charged to the Company's foreign sales subsidiaries. These inter-company accounts are denominated in U.S. dollars. The Company manages selected exposures through financial market transactions in the form of foreign exchange forward and put option contracts. The Company does not enter into derivative contracts for speculative purposes. The Company does not hedge its foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on its consolidated net (loss) income.

        The Company had no derivative contracts in place on December 31, 2002. The notional amount covered by all of the Company's put option contracts was $8.5 million at December 31, 2001. The put options were related to transactions denominated in Euros and Pounds Sterling, with settlement dates in January and February 2002. The premium paid for the put options was $144,000 in 2001, and the market value was approximately $8,000 at December 31, 2001.

        The effect of the unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars is accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in current operations. The aggregate foreign currency exchange gains (losses) included in cost of sales were $640,000, $(227,000) and $162,000 for 2002, 2001 and 2000, respectively. The aggregate foreign exchange losses included in other expense in 2002 was $255,000. No foreign exchange gains or losses were included in other (expense) income in 2001 or 2000.

  (n)    Research and Development Costs

        Research and development costs are expensed as incurred.

  (o)    Earnings Per Share

        Basic net (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued. Common shares related to stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.

  (p)    Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were approximately $2.3 million, $2.1 million and $1.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  (q)    Use of Estimates

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, income taxes, inventories, goodwill and intangible assets, contingencies and revenue recognition. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

  (r)    Stock Option Plans

        The Company has employee stock benefit plans, which are described more fully in "Note 15: Stockholders' Equity and Stockholders' Rights Plan." The Company's stock option plans are accounted for under the intrinsic value recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As the exercise price of all options granted under these plans was equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost is recognized in net income.

        In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," the following pro forma net income and earnings per share information is presented as if the Company accounted for stock-based compensation awarded under the stock incentive plans using the fair value method. Under the fair value method, the estimated fair value of stock incentive awards is charged against income on a straight-line basis over the vesting period.

	2002	2001	2000
Net (loss) income, as reported	$(14,866)	$(2,357)	$7,870
Add: Stock-based employee compensation expense included in reported net earnings, net of related tax benefits	—	—	—
Deduct: Stock based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	5,806	3,859	646

Pro forma net (loss) earnings	$(20,672)	$(6,216)	$7,224

Basic net earnings per common share:
As reported	$(1.16)	$(0.19)	$0.66

Pro forma	$(1.61)	$(0.49)	$0.61

Diluted net earnings per common share:
As reported	$(1.16)	$(0.19)	$0.61

Pro forma	$(1.61)	$(0.49)	$0.56

  (s)    Income Taxes

        Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and income statement basis of assets and liabilities. Such deferred income tax assets and liability computation are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. A valuation allowance is provided, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  (t)    Fair Value of Financial Instruments

        The Company's financial instruments, including cash and cash equivalents, accounts receivable, lease receivables, accounts payable, line of credit, term loan and industrial development bond are carried at cost, which approximates their fair value, because of the short-term maturity of these instruments and interest on long-term borrowings vary with the market. The fair value of the Company's subordinated debt is estimated to be $8.6 million at December 31, 2002 (see Note 14).

(4)    Leases

        The Company provides lease financing for qualified customers. The leases are accounted for as sales-type leases where the present value of minimum lease payments, net of costs, are recorded as sales. The components of lease receivables at December 31, 2002 and 2001 are as follows:

	2002	2001
	(in thousands)
Total minimum lease payment receivable	$696	$1,331
Estimated unguaranteed residual value	179	917

Gross investment in leases	875	2,248
Unearned income	(142)	(548)

Total investment in leases	$733	$1,700

Short-term interest in leases	$277	$11
Long-term interest in leases	$456	$1,689

        Future minimum lease payments to be received as of December 31, 2002 are as follows:

(in thousands)
2003	$322
2004	251
2005	63
2006	60

$696

        In 2001, lease receivables totaling $3.3 million were sold to an outside party. No gain or loss was recognized on the transaction. The terms of the sale required the Company to guarantee to the purchaser certain cash payments in the event of default on those receivables. At December 31, 2002, the Company has fully reserved for the maximum amount of payments under the guarantee of approximately $383,000.

F-16

(5)    Inventories

        Components of inventories at December 31, 2002 and 2001 are as follows:

	2002	2001
	(in thousands)
Raw materials	$2,617	$2,397
Work in process	196	759
Finished goods	9,751	15,390

	$12,564	$18,546

(6)    Property and Equipment

        Property and equipment at December 31, 2002 and 2001 are summarized as follows:

	2002	2001	Useful Life (in years)
	(in thousands)
Land	$435	$435	—
Building	4,202	4,202	30
Machinery and equipment	26,984	26,259	3-5
Office furniture and equipment	3,597	3,183	5
Leasehold improvements	4,137	3,323	Life of Lease
Rental equipment	1,189	1,015	5
Construction in progress	206	925	N/A

	40,750	39,342
Less: Accumulated depreciation	(25,411)	(21,478)

	$15,339	$17,864

        Depreciation expense for 2002, 2001 and 2000 was $5.8 million, $4.8 million and $3.9 million, respectively.

(7)    Licenses and Patent Costs

        Licenses and patent costs at December 31, 2002 and 2001 are summarized as follows:

	2002	2001	Weighted average useful life (in years)
	(in thousands)
Licenses, at cost	$2,333	$2,333	10
Patent costs	22,946	18,349	9.94

	25,279	20,682
Less: Accumulated amortization	(10,319)	(8,368)

	$14,960	$12,314

        (a)   In 2002, 2001 and 2000, the Company incurred and capitalized $4,724,000 (there were no significant retirements in 2002) and $1,173,000 (there were no retirements in 2001) and $7,000 (net of addition of $368,000 and retirements of $361,000), respectively, of costs to acquire, develop and extend patents in the United States, Japan, Europe and certain other countries, and amortized previously capitalized patent costs of $1.9 million and $1.2 million, respectively. In addition, in 2001, the Company acquired, through various acquisitions, patents of $2,890,000.

        (b)   Effective January 5, 1990, 3D, Inc. acquired from UVP, Inc. (UVP), UVP's patents for stereolithography (SL) technology in exchange for $9,075,000, $500,000 of which was paid in cash and $350,000 in offsets of costs incurred by the Company on behalf of UVP. The initial payment and offsets ($850,000) have been capitalized and were fully amortized as of December 31, 2002. The agreement further provided for annual payments based upon the sales levels of SLA® machines up to a contractual maximum of $8,225,000. The Company was allowed to reduce the annual payments due in 1990, 1991 and 1992 by the aggregate amount of $950,000. The Company records the annual payments as royalty expense. In 2002, 2001 and 2000, royalty expense aggregated $599,000, $662,000 and $725,000, respectively, and is included in Cost of Sales Products in the accompanying consolidated statements of operations. Royalty obligations at December 31, 2002 and 2001, are $1,804,000 and $1,672,000, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets. In the event the Company licenses the acquired technology to a third party, the Company is required to make additional accelerated payments to UVP of 50% of the royalties it receives up to an aggregate maximum of $8,225,000, including the Company's payments based on sales levels of its SLA® machines. In 2002 and 2001, the Company made additional accelerated payments totaling $375,000 and $179,000, respectively. UVP has retained a security interest in the purchased technology until the purchase price is fully paid. At December 31, 2002, $1.7 million of the maximum royalty payments remained to be paid to UVP under this agreement.

        During the years ended December 31, 2002, 2001 and 2000, the Company recorded amortization expense on intangible assets of $2.4 million, $2.2 million, and $2.2 million, respectively.

        The estimated annual amortization expense of license, patents and acquired technology for each of the five succeeding fiscal years is as follows (in thousands):

For the year ending December 31,
2003	$3,452
2004	$3,219
2005	$3,119
2006	$3,079
2007	$2,315

(8)    Acquired Technology

        Acquired technology at December 31, 2002 and 2001 is summarized as follows:

	2002	2001
	(in thousands)
Acquired technology	$10,029	$9,880
Less: Accumulated amortization	(2,382)	(688)

	$7,647	$9,192

        Acquired technology has a useful life of six years. In 2002 and 2001, the Company amortized $1.7 million and $0.7 million in acquired technology, respectively. There was no amortization expense recorded in 2000.

(9)    Goodwill

        The changes in the carrying amount of goodwill by reportable segment are as follows (in thousands):

	Europe	Asia	USA	Total
Balance at January 1, 2001	$—	$—	$—	$—
Acquisition of DTM	13,629	6,442	17,361	37,432
Acquisition of RPC	3,399	464	1,180	5,043
Acquisition of Optoform™	1,683	—	—	1,683

Balance as of December 31, 2001	18,711	6,906	18,541	44,158
Effect of foreign currency exchange rates	160	—	—	160
Adjustments related to DTM acquisition	50	24	64	138

Balance at December 31, 2002	$18,921	$6,930	$18,605	$44,456

        The adjustments related to the DTM acquisition represent adjustments to the purchase price for sales and use taxes payable partially offset by income tax refunds received.

        The Company recorded no goodwill amortization expense for the years ended December 31, 2002, 2001 and 2000.

(10)    Acquisitions

        In February 2001, the Company acquired the stock and intellectual property of OptoForm™ SARL, a start-up company that has developed direct composites manufacturing paste or composite materials. The aggregate purchase price was $2.6 million, of which $1.4 million was settled in cash at the time of closing and $1.2 million was paid in February 2002. The acquisition of OptoForm™ SARL was accounted for using the purchase method of accounting and is not material to the financial statements.

        In August, 2001 the Company acquired 100 percent of the outstanding common shares of DTM. DTM designed, developed, manufactured, marketed and supported, on an international basis, solid imaging, manufacturing and tooling systems and related powdered sintering materials and services. The results of DTM's operations have been included in the consolidated financial statements since the date of acquisition. Under the terms of the merger agreement, the Company paid $5.80 per share in cash for all the outstanding shares of common stock of DTM. The transaction valued DTM at approximately $44.6 million (before transaction costs of $4.9 million). The transaction was funded from a combination of sources consisting of cash on hand of $5.6 million, a $24.0 million revolving line of credit and a $15.0 million term loan.

        The purchase price for the DTM acquisition has been allocated to assets acquired and liabilities assumed based on their fair value at the date of acquisition, as adjusted within the allocation period.

The difference between the purchase price and the fair market value of the assets and liabilities acquired was recorded as goodwill. The net assets acquired and liabilities assumed are as follows:

At December 31, 2001
(in thousands)
Current assets	$12,368
Property, plant and equipment	2,275
Intangible assets	11,900
Goodwill	37,432

Total assets acquired	63,975
Total liabilities assumed	14,424

Net assets acquired	$49,551

        The $11.9 million of acquired intangible assets have a useful life of approximately six years. The intangible assets are comprised of acquired technology of $9.1 million and patents of $2.8 million.

        During 2001, the Company accrued $2.1 million under purchase accounting for DTM for severance costs and duplicate facilities. The Company terminated 42 DTM employees subsequent to the acquisition. At December 31, 2002, acquisition liabilities for severance and duplicate facilities totaled $472,000 of which $232,000 is recorded in accrued liabilities and $240,000 is recorded in other liabilities. The final severance and facilities payments will be made in 2003 and 2006, respectively.

        The following table reflects unaudited pro-forma combined results of operations of the Company and DTM on the basis that the acquisition of DTM had taken place at the beginning of the fiscal year for all periods presented:

	Years Ended
	December 31, 2001	December 31, 2000
	(in thousands except for per share data)
Net sales	$141,534	$142,296
Net (loss) income	(6,682)	7,470
Basic (loss) income per common share	(0.53)	.63
Diluted (loss) income per common share	(0.53)	.58

        The unaudited pro-forma combined results of operations are not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of the fiscal year or of future operations of the combined entities under the ownership and operation of the Company.

        In September 2001, the Company acquired the stock of RPC Ltd., a Swiss manufacturer of solid imaging materials, for an aggregate purchase price of 6,637,500 Swiss Francs (CHF), which was the equivalent of approximately US$4.2 million, and was paid in installments of CHF 3,337,500 at the time of closing and CHF 3,300,000 in 2002. The Company also issued warrants covering 264,900 shares of its common stock to the former RPC shareholders and guaranteed the value of the warrants in an amount equal to CHF 8.25 per share (approximately US$6.30 at June 20, 2003) if the fair market value of the Company's common stock was less than $25.27 on September 19, 2003. The fair value of the guarantee of the warrants of approximately $1.3 million was accounted for as part of the purchase price and increased the recorded purchase price to $5.5 million. The acquisition of RPC was accounted for using the purchase method of accounting and is not material to the financial statements. The Company records the change in the liability due to the change in the exchange rate on a quarterly basis as part of other expense. The Company's aggregate potential liability at December 31, 2002 was approximately $1.6 million and is included in accrued liabilities. Payment in Swiss Francs is due within 30 days of exercise of the guarantee right by the warrant holder. The Company is currently negotiating the payment terms with the warrant holders.

(11)    Accrued Liabilities

        Accrued liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001
	(in thousands)
Taxes payable	$3,155	$915
Payroll and related taxes	3,018	2,565
Bonuses and commissions	1,915	3,211
Amounts due to RPC	1,599	2,045
Product royalties	1,134	2,055
Severance	822	947
Accrued health costs	1,687	656
Professional services	373	414
Amounts due to OptoForm™	—	1,217
Rent	—	187
Other	1,826	1,396

	$15,529	$15,608

        The Company has a self-insured medical and dental plan covering all domestic employees except for employees based in Colorado. The plan has a stop loss feature whereby any claims over $50,000 per individual are covered by an insurance policy.

        The Company sponsors a profit sharing 401K plan (the "plan") covering substantially all of its U.S. employees. The plan entitles employees to make minimum contribution amounts to the plan after meeting certain eligibility requirements. Contributions are limited to the maximum contribution allowances under the Internal Revenue Code. The Company matches 50% of the employee contribution up to a maximum as outlined in the plan. The Company may also make discretionary contributions to the plan, which are allocable to participants in accordance with the plan. For the years ended December 31, 2002, 2001 and 2000, the Company expensed $391,000, $331,000 and $332,000, respectively.

(12)    Other Liabilities

        Other liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001
	(in thousands)
Royalty payable	$950	$950
Net present value of lease obligation	744	299
Long-term payments to RPC shareholders	—	1,325
Employee termination costs	150	452
Accrued pension costs	941	303
Other	612	—

	$3,397	$3,329

(13)    Severance and other restructuring costs

        On July 24, 2002, the Company substantially completed a reduction in workforce, which eliminated 109 positions out of its total workforce of 523 or approximately 20% of the total workforce. In addition, the Company closed its existing office in Austin, Texas, which it acquired as part of its acquisition of DTM, as well as its sales office in Farmington Hills, Michigan. This was the second reduction in workforce completed in 2002. On April 9, 2002, the Company eliminated approximately 10% of its total workforce. All costs incurred in connection with these restructuring activities are included as severance and other restructuring costs in the accompanying consolidated statement of operations.

        A summary of the severance and other restructuring costs consist of the following (in thousands, except number of employees):

	Second Quarter Provision April 2002	Third Quarter Provision July 2002	Utilized	Remaining Balance
Severance costs (one-time benefits)	$1,616	$1,906	$3,277	$245
Contract termination costs	—	638	86	552
Other associated costs	—	194	128	66

Total severance and other restructuring costs	$1,616	$2,738	$3,491	$863

Positions eliminated	63	109	172

        These amounts are included in accrued liabilities and are expected to be paid by October 2003. There have been no adjustments to the liability except for payments of amounts due under the restructuring plan.

(14)    Borrowings

        The total outstanding borrowings as of December 31, 2002 and 2001 are as follows:

	2002	2001
	(in thousands)
Line of credit	$2,450	$6,151

Long-term debt current portion:
Industrial development bond	$150	$135
Term loan	10,350	3,000

Total long-term debt current portion	$10,500	$3,135

Long-term debt, less current portion:
Industrial development bond	$4,090	$4,240
Term loan	—	12,000

Total long-term debt, less current portion	$4,090	$16,240

Subordinated debt	$10,000	$9,400

        Annual maturities of debt as of December 31, are as follows:

(in thousands)
2003	$12,950
2004	165
2005	180
2006	10,200
2007	220
Later years	3,325

Total	27,040
Less current portion	12,950

Long-term debt	$14,090

  Debt

        On August 20, 1996, the Company completed a $4.9 million variable rate industrial development bond financing of its Colorado facility. Interest on the bonds is payable monthly (the interest rate at December 31, 2002 was 1.31%). Principal payments are payable in semi-annual installments through August 2016. The bonds are collateralized by an irrevocable letter of credit issued by Wells Fargo Bank, N.A., established pursuant to the terms of a reimbursement agreement between the Company and Wells Fargo, that was further collateralized by a standby letter of credit issued by U.S. Bank in the amount of $1.2 million. At December 31, 2002, a total of $4.2 million was outstanding under the bonds. The terms of the reimbursement agreement require the Company to maintain a minimum tangible net worth of $23.0 million plus 50% of net income from July 1, 2001 forward and a fixed charge coverage ratio of no less than 1.25. The Company was not in compliance with these covenants at December 31, 2002 as its tangible net worth was $7.6 million, which was below the required amount of $14.8 million, and its fixed coverage ratio was 0.69.

        On March 27, 2003, Wells Fargo sent a letter to the Company stating that it was in default of the minimum tangible net worth and fixed charge coverage ratio covenants in the reimbursement agreement, and provided the Company until April 26, 2003, to cure these defaults.

        On May 2, 2003, Wells Fargo drew down the letter of credit issued by U.S. Bank in the amount of $1.2 million, which was held as partial security under the reimbursement agreement relating to the letter of credit underlying the bonds, and placed the cash in a restricted account. The Company obtained a waiver through December 31, 2003 for the default from Wells Fargo, provided that the Company meets certain terms and conditions. The Company must remain in compliance with all other provisions of the reimbursement agreement. If a replacement letter of credit is not obtained on or before December 31, 2003, the Company agreed to retire $1.2 million of the bonds using the restricted cash. If either Wells Fargo's letter of credit or a replacement letter of credit is not in effect, then the Company would be required to repay the remaining principal amount of the bonds. The Company currently is negotiating this matter with Wells Fargo.

        The restricted cash and related obligation to repay the letter of credit are included in the accompanying financial statements as current assets and obligations. The Company intends to obtain alternative financing for these obligations and does not intend to accelerate the payment on the underlying bonds, and as such, has included the amounts due related to the bonds as long-term obligations. The restricted cash is expected to be used to repay the amount outstanding under the standby letter of credit.

        On August 17, 2001, the Company entered into a loan agreement with U.S. Bank National Association totaling $41.5 million, in order to finance the acquisition of DTM. The financing arrangement consisted of a $26.5 million three-year revolving credit facility and $15 million 66-month commercial term loan. At December 31, 2002, a total of $2.4 million was outstanding under the revolving credit facility and $10.4 million was outstanding under the term loan. The interest rate at December 31, 2002, for the revolving credit facility and term loan was 7.5% and 6.42%, respectively. The interest rate is computed as either: (1) the prime rate plus a margin ranging from 0.25% to 4.0%, or (2) the 90-day adjusted LIBOR plus a margin ranging from 2.0% to 5.75%. Pursuant to the terms of the agreement, U.S. Bank has received a first priority security interest in the Company's accounts receivable, inventories, equipment and general intangible assets.    The Company paid $1.2 million of loan origination fees and costs to U.S. Bank during 2001 in connection with this loan.

        On May 1, 2003 the Company entered into "Waiver Agreement Number Two" with U.S. Bank whereby U.S. Bank waived all financial covenant violations at December 31, 2002 and March 31, 2003. The events of default caused by the Company's failure to timely submit audited financial statements and failure to make the March 31, 2003 principal payment of $5.0 million were also waived. The agreement requires the Company to obtain additional equity investments of at least $9.6 million; to pay off the balance on the term loan of $9.6 million by May 5, 2003; to increase the applicable interest rate to Prime plus 5.25%; and to pay a $150,000 waiver fee and all related costs of drafting the agreement. U.S. Bank has also agreed to waive the Company's compliance with each financial covenant in the loan agreement through September 30, 2003. Provided the Company obtains a commitment letter from a qualified lending institution by September 30, 2003, to refinance all of the outstanding obligations with U.S. Bank, the waiver will be extended to the earlier of December 31, 2003, or the expiration date of the commitment letter. The Company has complied with all aspects of Waiver Agreement Number Two including the receipt of equity investments of $9.6 million and the $9.6 million principal repayment of the term loan.

  Subordinated Debt

        In the fourth quarter of 2001, the Company initiated the sale of a subordinated convertible debenture. As of December 31, 2001, the Company received $9.4 million in proceeds from the sale. The Company received additional proceeds of $600,000 in January 2002, for a total of $10.0 million. The convertible debentures can be converted into 833,333 shares of the Company's common stock at the option of the holder, and are redeemable at the Company's discretion any time after December 31, 2004 at 107% of their principal amount, and prior to maturity at December 31, 2006. The debenture bears interest at the rate of 7%, payable quarterly.

        The Company estimates the fair market value (FMV) of the subordinated debt based on prevailing interest rates, the number of days outstanding and the volatility of the Company's stock price. At December 31, 2002, the estimated FMV of the debt is $8.6 million.

(15)    Stockholders' Equity and Stockholders' Rights Plan

        In September 2001, the Company sold 617,000 shares of its $0.001 par value common stock to outside investors for $8,021,000. In May 2002, the Company sold 1,125,000 shares (125,000 shares were repurchased from Vantico and subsequently resold in this private placement) of its $0.001 par value common stock to outside investors for aggregate net proceeds of $12.5 million.

        On May 23, 1996, the Company's stockholders approved the 1996 Stock Incentive Plan (the "1996 Plan") and the 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The maximum number of shares of common stock that may be issued pursuant to options granted under the 1996 Plan and the Director Plan is 3.6 million and 300,000, respectively. Both the 1996 Plan and the Director Plan expire on March 21, 2006, and no further options will be granted after that date. The 1996 Plan also provides for "reload options," which are options to purchase additional shares if a grantee uses already-owned shares to pay for an option exercise. To date, the "reload option" provision has not been utilized. The Company also had a 1989 Employee and Director Incentive Plan (the "1989 Plan") in which options for substantially all common shares authorized under these plans had been previously issued. On February 28, 2001, the Board of Directors of the Company adopted the 2001 Stock Incentive Plan (the "2001 Plan"). Under the 2001 Plan, the committee and the Chief Executive Officer are authorized to grant non-qualified stock options to purchase shares of Common Stock of the Company. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company. Officers of the Company, including members of the Board of Directors who are officers, are not eligible for stock option grants under the 2001 Plan. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of shares of Common Stock reserved for issuance under the 2001 Plan is 500,000 shares. The option exercise price per share under all plans is equal to the fair market value on the date of grant. The vesting and exercise periods for all plans, except the Director Plan, are determined at the discretion of the Compensation Committee of the Board of Directors. The majority of options issued under the 2001 Plan, the 1996 Plan and the 1989 Plan vest 25% annually, commencing one year from the date of grant and expiring between six and ten years from the date of grant. Under the Director Plan, each non-employee director ("outside director") of the Company will automatically be granted annual non-statutory stock options to purchase 7,500 shares of common stock. Each option issued under the Director Plan vests in equal annual installments over a three-year period beginning on the first anniversary of the grant, and expires ten years from the date of grant.

        A summary of the status of the Company's stock options is summarized below:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(shares in thousands)
Outstanding at beginning of year	3,153	$11.43	2,160	$9.68	2,400	$7.33
Granted	744	8.84	1,344	13.28	701	14.20
Exercised	(117)	7.28	(294)	7.56	(779)	6.23
Lapsed or canceled	(1,162)	10.84	(57)	8.63	(162)	8.78

Outstanding at year end	2,618	11.25	3,153	11.43	2,160	9.68

Options exercisable at year end	1,585		1,019		719
Options available for future grants	1,192		793		266
Weighted average fair value of options granted during the year:	$4.78		$3.66		$2.80

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range:	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
	(shares in thousands)
$3.00 to $4.99	75	6.71	4.88	75	4.88
$5.00 to $9.99	959	5.94	6.39	826	6.31
$10.00 to $14.99	719	8.08	11.69	280	10.68
$15.00 to $19.99	815	6.00	16.36	354	16.80
$20.00 to $24.50	50	3.12	24.20	50	24.20

	2,618			1,585

        (a)   As of December 31, 2002, options for 389,400, 670,635 and 132,075 shares of common stock were available for future grants under the 2001, 1996 and the 1996 Director Plans, respectively (1,192,110 shares in the aggregate). The 1996 Plan and 1989 Plan also provide for the issuance of Stock Appreciation Rights (SARs) and Limited Stock Appreciation Rights (LSARs). As of December 31, 2002, no SARs or LSARs have been issued.

        (b)   In December 1995, the Company's Board of Directors adopted a Shareholders Rights Plan (the "Plan"). Under the provisions of the Plan, the Company distributed to its stockholders, rights entitling the holders to purchase one-hundredth of a share of Series A preferred stock for each share of common stock then held at an exercise price of $75. Upon the occurrence of certain "triggering events," each right entitles its holder to purchase, at the rights' then-current exercise price, a number of shares of common stock of the Company having a market value equal to twice the exercise price. A triggering event occurs ten days following the date a person or group (other than an "Exempt Person"), without the consent of the Company's Board of Directors, acquires 15% or more of the Company's common stock or upon the announcement of a tender offer or an exchange offer, the consummation of which would result in the ownership by a person or group of 15.1% or more of the Company's common stock. The rights will expire on December 3, 2005.

        (c)   On May 6, 1997, the Company announced that its Board of Directors had authorized the Company to buy up to 1.5 million of its shares of common stock in the open market and through private transactions. During 1997 and 1998 the Company purchased 25,000 and 200,000 of its own shares of common stock for approximately $165,000 and $1.4 million, respectively. In the fourth quarter of 2002, these shares were retired. Currently, it is not anticipated that the Company will acquire any additional shares under this program.

        (d)   In the second quarter of 1998, the Company established the 1998 Employee Stock Purchase Plan (ESPP) to provide eligible employees the opportunity to acquire limited quantities of the Company's common stock. The exercise price of each option will be the lesser of (i) 85% of the fair market value of the shares on the date the option is granted or (ii) 85% of the fair market value of the shares on the last day of the period during which the option is outstanding. An aggregate of 600,000 shares of common stock has been reserved for issuance under the plan.

        Shares purchased under the Company's ESPP were 26,163, 23,090 and 19,895, at weighted average prices of $7.73, $10.50 and $9.57 in 2002, 2001 and 2000, respectively. The weighted average fair values of ESPP shares issued in 2002, 2001 and 2000, were $2.65, $2.76 and $4.51, respectively.

        (e)   The Company applies the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its plan stock options. These interpretations include FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25," issued in March 2000. Under this method, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which was released in December 2002 as an amendment to SFAS No. 123. These statements establish accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123 and SFAS No. 148, the Company has elected to continue to apply the intrinsic value-based method of accounting described above. The Company accounts for option grants to non-employees using the guidance of SFAS No. 123, as amended by SFAS No. 148, and Emerging Issues Task Force (EITF) No. 96-18, whereby the fair value of such options is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee's performance is complete or a performance commitment is reached.

        SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the option's expected life and the price volatility of the underlying stock. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The fair value of options granted in 2002, 2001 and 2000 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected life (in years)	2.7	2.9	3.8
Risk-free interest rate	1.97%	4.80%	5.00%
Volatility	0.83	0.63	0.70
Dividend yield	0.00%	0.00%	0.00%

(16)    Computation of (Loss) Earnings Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (EPS) computations for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
	(in thousands)
Numerator:
Net (loss) income—numerator for basic and diluted net (loss) income per share	$(14,866)	$(2,357)	$7,870
Denominator:
Denominator for basic net (loss) income per share-weighted average shares	12,837	12,579	11,851
Effect of dilutive securities:
Stock options, warrants and convertible debt	—	—	1,038

Denominator for diluted net (loss) income per share-weighted average shares	12,837	12,579	12,889

        Potential common shares related to convertible debt, stock options and stock warrants were excluded from the calculation of diluted EPS because their effects were antidilutive. The weighted average for common shares excluded from the computation were approximately 3,641,000, 2,791,000 and 459,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

(17)    Related Party Transactions

        (a)   At December 31, 2002, the Company has remaining notes receivable totaling $59,000 from certain executive officers and employees of the Company pursuant to the 1996 Stock Incentive Plan and for purchases of stock related to stock options. The original amount of the loans was $670,000, of which $40,000 was forgiven in 2000, $120,000 was canceled (and shares returned and canceled) in 1999, and $185,000, $86,000 and $120,000 and $60,000 were repaid in 2002, 2001, 2000 and 1998, respectively. The loans were used to purchase shares of the Company's common stock at the fair market value on the date of purchase. These notes bear interest at a rate of 6% per annum and mature in the years 2003 and 2004.    The notes receivable are shown on the balance sheet as a reduction of stockholders' equity.

        (b)   For 2001, in connection with his services as an employee of the Company, the Company's Board granted to Mr. Gary J. Sbona, the Chairman and Chief Executive Officer of Regent Pacific Corporation, options to purchase 350,000 shares of the Company's common stock, at an exercise price of $12.43 per share. The Company granted Mr. Sbona options to purchase 350,000 shares of the Company's common stock in 2000 and 1999 at an exercise price of $17.39 and $6.00 per share, respectively. As a result of agreements reached between Mr. Sbona and the Company, the 350,000 shares granted in 2001 and 1999 both exceeded the fair market value of the Company's common stock at the date of grant. All shares will vest over a three-year period or sooner upon certain change in control transactions or upon the termination of Regent Pacific's management agreement. In 2000, 116,666 options were exercised at a per share price of $16.00.

        (c)   On December 31, 2001, the Chairman of the Board of Directors and related parties purchased $1.0 million of the $10.0 million subordinate convertible debenture (see Note 14). The Chairman of the Board of Directors and related parties can convert the $1.0 million debenture into 83,333 shares of the Company's common stock, and the debentures are redeemable at the Company's discretion any time after December 31, 2004 at 107% of their principal amount, and prior to maturity at December 31, 2006. The debenture bears interest at the rate of 7%, payable quarterly.

        (d)   In June 2000, the Company entered into a distribution agreement for ThermoJet® printers with 3D Solid Solutions (3DSS), a partnership in which Mr. Loewenbaum, the Chairman of the Board of Directors, is a partner. As of December 31, 2001, Solid Imaging Technologies, LLC, of which Mr. Loewenbaum is the sole member, was the general partner of 3DSS. In addition, Mr. Loewenbaum also had both direct and indirect limited partnership interest in 3DSS. As of December 31, 2001 3DSS owes $118,000 to the Company for the purchase of five printers plus materials and maintenance. In 2002, 3DSS paid the Company approximately $84,000 for the purchase of products and services, and does not owe the Company any money at December 31, 2002.

        (e)   Brian Service has been retained as Chief Executive Officer. Mr. Service's services were previously provided under an arrangement with Regent Pacific Corporation. From September 10, 2002 (the date of the termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, Mr. Service was employed by the Company pursuant to an employment agreement under which he has agreed to serve as Chief Executive Officer until at least December 2003. Mr. Service is being paid $17,809 on a bi-weekly basis under this agreement, and has been awarded fully vested options, with a term of five years, to purchase 350,000 shares of the Company's common stock at a price of $5.78.

        (f)    On November 18, 2002, the Company entered into a consulting agreement with Brian K. Service, Inc. (BKSI), a corporation in which the Company's Chief Executive Officer is a stockholder, officer and director. Pursuant to this agreement, the Company would pay to BKSI an amount of up to $295,000 for an 11-month period for the provision of the services of qualified consultants to the Company. The Company paid $51,000 pursuant to this agreement through December 31, 2002. This agreement was approved by the Oversight Committee of the Company's Board of Directors (subsequently subsumed into the newly created Corporate Governance Committee), which is responsible for approving all transactions between the Company and its officers and directors.

        (g)   From October 1999 until November 2002, G. Walter Loewenbaum II was an employee of the Company, with a salary of $180,000 per annum. He resigned from this employment in November 2002. At the regularly scheduled Board meeting on November 18, 2002, the Board voted unanimously to grant to Mr. Loewenbaum compensation of $180,000 per annum for performing the duties of Chairman of the Board of the Company.

(18)    Income Taxes

        The components of the Company's pretax income (loss) are as follows:

	2002	2001	2000
	(in thousands)
Domestic	$(7,439)	$(3,877)	$10,783
Foreign	1,482	528	1,396

Total	$(5,957)	$(3,349)	$12,179

        The components of income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
	(in thousands)
Current:
U.S. Federal	$—	$1,189	$1,833
State	—	(343)	443
Foreign	1,595	556	54

Total	$1,595	$1,402	$2,330

Deferred:
U.S. Federal	$5,652	$(2,669)	$1,478
State	1,662	275	(21)
Foreign	—	—	522

Total	7,314	(2,394)	1,979

Total income tax expense (benefit)	$8,909	$(992)	$4,309

        The overall effective tax rate differs from the statutory federal tax rate for the years ended December 31, 2002, 2001 and 2000 as follows:

	% of Pretax (Loss) Income
	2002	2001	2000
Tax (benefit) provision based on the federal statutory rate	(35.0)%	(34.0)%	34.0%
State taxes, net of federal benefit	18.2	(1.4)	2.3
Increase in excess of book over tax basis in foreign subsidiaries	(36.9)	—	—
Deemed dividend related to foreign operations	11.6	—	—
Utilization of net operating losses	—	—	(0.4)
Research tax credits	(8.3)	(8.4)	(1.7)
Foreign taxes	18.1	11.2	0.8
Change in valuation allowance	181.6	—	(1.0)
Foreign sales corporation benefit	—	—	(0.4)
Other	0.4	3.0	1.8

	149.7%	(29.6)%	35.4%

        The components of the Company's net deferred tax assets at December 31 are as follows:

	2002	2001
	(in thousands)
Deferred tax assets:
Tax credits	$6,138	$4,636
Net operating loss carry-forwards	14,212	10,145
Reserves and allowances	1,793	1,044
Accrued liabilities	1,917	2,518
Property and equipment (excess tax basis over book basis)	345	712
Deferred revenue	488	—
Other	15	59

Total deferred tax assets	24,908	19,114
Valuation allowance	(18,696)	(5,835)

Net deferred tax assets	$6,212	$13,279

Deferred tax liabilities:
Intangibles	$3,931	$4,210
Deferred lease revenue	803	1,026
Capitalized software development costs	168	190
Patents and licenses	414	—
State taxes	896	42

Total deferred tax liabilities	6,212	5,468

Net deferred tax assets	$—	$7,811

        As of December 31, 2002, the Company has net operating loss carry-forwards for U.S. federal and foreign income tax purposes of approximately $31.1 million and $6.1 million, respectively. Approximately $6.5 million of the federal net operating losses as of December 31, 2002 were acquired as part of the DTM acquisition in 2001 and are subject to loss limitations pursuant to IRC Section 382. The federal net operating losses will begin to expire in 2011. Ultimate utilization of these loss carry-forwards depends on future taxable earnings of the Company.

        During 2002, $6.3 million was excluded from taxable income as a result of making increased investments in certain foreign subsidiaries. The technical requirements to defer such income are not well developed and as a consequence there is some risk that on audit some or all of such amount might be required to be recognized as taxable income which would reduce the amount of net operating loss carry-forwards.

        As of December 31, 2002, the Company has research and development tax credit carry-forwards for U.S. federal and state income tax purposes of $3.6 million and $1.9 million, respectively. The federal credits will begin to expire in 2003; the state credits will not expire.

        The Company has alternative minimum tax credit carry-forwards of $475,000 for U.S. federal income tax purposes, which do not expire.

        The Company has not provided for any taxes on the unremitted earnings of its foreign subsidiaries, as the Company intends to permanently reinvest all such earnings offshore.

(19)    Segment Information

        The Company develops, manufactures and markets worldwide solid imaging systems designed to reduce the time it takes to produce three-dimensional objects. Segments are reported by geographic sales regions.

        The Company's reportable segments include the Company's administrative, sales, service, manufacturing and customer support operations in the United States and sales and service offices in the European Community (France, Germany, the United Kingdom, Italy and Switzerland) and in Asia (Japan, Hong Kong and Singapore).

        The Company evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 3 of the Notes to Consolidated Financial Statements.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables:

	2002	2001	2000
	(in thousands)
Net Sales:
USA	$69,385	$81,873	$81,050
Europe	62,083	51,826	44,203
Asia	14,085	13,378	12,358

Subtotal	145,553	147,077	137,611
Intersegment elimination	(29,592)	(28,337)	(28,325)

Total	$115,961	$118,740	$109,286

	2002	2001	2000
	(in thousands)
Intersegment sales:
USA	$12,047	$20,841	$22,284
Europe	17,545	7,496	6,041
Asia	—	—	—

Total	$29,592	$28,337	$28,325

        All intersegment sales are recorded at amounts consistent with prices charged to distributors, which are above cost.

	2002	2001	2000
	(in thousands)
(Loss) income from operations:
USA	$(29,662)	$(9,263)	$6,413
Europe	3,144	664	703
Asia	5,555	6,405	5,015

Subtotal	(20,963)	(2,194)	12,131
Intersegment elimination	(467)	(122)	(67)

Total	$(21,430)	$(2,316)	$12,064

	2002	2001	2000
	(in thousands)
Depreciation and amortization:
USA	$7,040	$5,986	$5,340
Europe	2,769	1,718	905
Asia	93	—	—

Total	$9,902	$7,704	$6,245

	2002	2001
	(in thousands)
Assets:
USA	$273,492	$313,785
Europe	59,067	54,818
Asia	13,825	7,062

Subtotal	346,384	375,665

Intersegment elimination	(214,151)	(210,723)

Total	$132,233	$164,942

	2002	2001	2000
	(in thousands)
Capital expenditures:
USA	$1,519	$1,783	$2,858
Europe	1,302	1,534	2,035
Asia	389	—	—

Total	$3,210	$3,317	$4,893

	2002	2001
	(in thousands)
Long-lived assets:
USA	$49,351	$54,659
Europe	28,716	25,379
Asia	7,341	7,062

Total	$85,408	$87,100

        The Company's revenues from external customers by product and service type are as follows:

	Years Ended December 31,
	2002	2001 (as restated)	2000 (as restated)
Products:
SLA® systems and related equipment	$29,186	$35,223	$44,803
SLS® systems and related equipment	13,362	8,651	—
Solid object printers	1,931	5,261	6,520

Total systems	44,479	49,135	51,323
Materials	31,619	30,633	25,267
Other	4,941	4,790	3,267

Total products	81,039	84,558	79,857

Services:
Maintenance	33,038	32,239	26,079
Other	1,884	1,943	3,350
Total services	34,922	34,182	29,429

Total sales	$115,961	$118,740	$109,286

(20)    Commitments and Contingencies

        (a)   The Company leases its facilities under non-cancelable operating leases. The leases are generally on a net-rent basis, whereby the Company pays taxes, maintenance and insurance. Leases that expire are expected to be renewed or replaced by leases on other properties. Rental expense for the years ended December 31, 2002, 2001 and 2000, aggregated $2.8 million, $2.0 million and $1.9 million, respectively.

        Minimum annual rental commitments under the leases at December 31, 2002 are as follows:

Year ending December 31:
(in thousands)
2003	$2,949
2004	2,599
2005	1,723
2006	1,518
2007	738
Later years	—

$9,527

        (b)   United States v. 3D Systems Corporation and DTM Corporation. The U.S. Department of Justice, or DOJ, filed a complaint on June 6, 2001 challenging the Company's acquisition of DTM. Under a settlement agreement with the DOJ related to the merger with DTM, the Company must license its patents for use in either the manufacture and sale of SL or LS products, but not both, in North America. The Company refers to this settlement agreement as the Final Judgment. On July 9, 2002, the DOJ approved a certain unrelated third party as the selected licensee for the field of stereolithography.

        (c)   Vantico International S.A. and Vantico, Inc. v. 3D Systems, Inc. In August 2001, the Company gave a six-month notice of termination of its Resin Development Agreement with Vantico. In August 2001, Vantico filed a claim with the International Chamber of Commerce International Court of Arbitration requesting a declaration of the parties' rights under the Agreement. On September 4, 2001, the Company filed a counterclaim requesting that Vantico be enjoined from impermissibly using the Company's confidential information, shared with Vantico during the 13-year duration of the Resin Development Agreement. On March 19, 2002, the Company settled its dispute under an agreement that required Vantico to pay the Company either $22 million in cash, or through transfer of 1.55 million shares of the Company's stock (see Note 21).

        (d)   3D Systems, Inc. v. Aaroflex, et al. On January 13, 1997, the Company filed a complaint in U.S. District Court, Central District of California, against Aarotech Laboratories, Inc., Aaroflex, Inc. and Albert C. Young. Aaroflex is the parent corporation of Aarotech. Young is the Chairman of the Board and Chief Executive Officer of both Aarotech and Aaroflex. The original complaint alleged that stereolithography equipment manufactured by Aaroflex infringes six of the Company's patents. In August 2000, two additional patents were added to the complaint. The Company seeks damages and injunctive relief from the defendants, who have threatened to sue the Company for trade libel. To date, the defendants have not filed such a suit.

        Following decisions by the District Court and the Federal Circuit Court of Appeals on jurisdictional issues, Aarotech and Mr. Young were dismissed from the suit, and an action against Aaroflex is proceeding in the District Court. Motions for summary judgment by Aaroflex on multiple counts contained in the Company's complaint and on Aaroflex's counterclaims have been dismissed and fact discovery in the case has been completed. The Company's motions for summary judgment for patent infringement and validity and Aaroflex's motion for patent invalidity were heard on May 10, 2001. In February 2002, the court denied Aaroflex's invalidity motions. On April 24, 2002, the court denied the Company's motions for summary judgment on infringement, reserving the right to revisit on its own initiative the decisions following the determination of claim construction. The court also granted in part the Company's motion on validity. The case is scheduled for trial commencing August 5, 2003, and the trial is scheduled to last three weeks.

        (e)   DTM vs. EOS, et al. The plastic sintering patent infringement actions against EOS began in France, Germany, and Italy in 1996. Legal actions in France, Germany, and Italy are proceeding. EOS had challenged the validity of two patents related to thermal control of the powder bed in the European Patent Office, or EPO. Both of those patents survived the opposition proceedings after the original claims were modified. One patent was successfully challenged in an appeal proceeding and in January 2002, the claims were invalidated. The other patent successfully withstood the appeal process and the infringement hearings were re-started. In October 2001, a German district court ruled the patent was not infringed, and this decision is being appealed. In November 2001, the Company received a decision of a French court that the French patent was valid and infringed by the EOS product sold at the time of the filing of the action and an injunction was granted against future sales of the product. In June 2002 EOS filed an appeal for the French decision. That action is pending. In February 2002, the Company received a decision from an Italian court that the invalidation trial initiated by EOS was unsuccessful and the Italian patent was held valid. The infringement action in a separate Italian court has now recommenced and a decision is expected based on the evidence that has been submitted.

        In 1997, DTM initiated an action against Hitachi Zosen Joho Systems, the EOS distributor in Japan. In May 1998, EOS initiated two invalidation trials in the Japanese Patent Office attempting to have DTM's patent invalidated on two separate bases. The Japanese Patent Office ruled in DTM's favor in both trials in July 1998, effectively ruling that DTM's patent was valid. In September 1999, the Tokyo District Court then ruled in DTM's favor and granted a preliminary injunction prohibiting further importation and selling of the infringing plastic sintering EOS machine. In connection with this preliminary injunction, DTM was required to place 20 million yen, which is approximately $200,000, on deposit with the court towards potential damages that Hitachi might claim should the injunction be reversed. Based on the Tokyo District Court's ruling, EOS then filed an appeal in the Tokyo High Court to have the rulings of the Japanese Patent Office revoked. On March 6, 2001, the Tokyo High Court ruled in EOS' favor that the rulings of the Japanese Patent Office were in error. As a result, the Tokyo High Court found that Hitachi Zosen was not infringing DTM's patent. These rulings were unsuccessfully appealed by DTM to the Tokyo Supreme Court. The Company amended the claims and the patent was reinstated in a corrective action in 2002 and no further claims are pending pertaining to the patent in this matter.

        (f)    EOS vs. DTM and 3D Systems, Inc. In December 2000, EOS filed a patent infringement suit against DTM in the U.S. District Court, Central District of California. EOS alleges that DTM has infringed and continues to infringe certain U.S. patents that the Company licenses to EOS. EOS has estimated its damages to be approximately $27.0 million for the period from the fourth quarter of 1997 through 2002. In April 2001, consistent with an order issued by the federal court in this matter, the Company was added as a plaintiff to the lawsuit. On October 17, 2001, the Company was substituted as a defendant in this action because DTM's corporate existence terminated when it merged into the Company's subsidiary, 3D Systems, Inc. in on August 31, 2001. In February 2002, the court granted summary adjudication on the Company's motion that any potential liability for patent infringement terminated with the merger of DTM into 3D Systems, Inc. Concurrently, the court denied EOS' motion for a fourth amended complaint to add counts related to EOS' claim that 3D Systems, Inc. is not permitted to compete in the field of laser sintering under the terms of the 1997 Patent License Agreement between 3D Systems, Inc. and EOS. 3D Systems, Inc. filed counterclaims against EOS for the sale of polyamide powders in the United States based on two of the patents acquired in the DTM acquisition. A motion by 3D Systems, Inc. for a preliminary injunction was denied by the court on May 14, 2002.

        (g)   3D Systems, Inc. vs. AMES. In April 2002, the Company filed suit for patent infringement against Advanced Manufacturing Engineering Systems of Nevada, Iowa, in the U.S. District Court, Western District of Texas, for patent infringement related to AMES' purchase and use of EOS powders in the Company's SLS® system. On June 24, 2002, upon motion by the defendants, this matter was stayed pending trial of the EOS vs. DTM and 3D Systems, Inc. matter described immediately above.

        (h)   EOS GmbH Electro Optical Systems vs. 3D Systems, Inc. On January 21, 2003, the Company was served with a complaint that had been filed in May 2002 in Regional Court, Commerce Division, Frankfurt, Germany, seeking 1,000,000 Euros for the alleged breach of a non-competition agreement entered into in 1997. The Company answered the complaint on April 25, 2003.

        (i)    Hitachi Zosen vs. 3D Systems, Inc. On November 25, 2002, 3D Systems was served with a complaint through the Japanese Consulate General from EOS' Japanese distributor, Hitachi Zosen, seeking damages in the amount of 535,293,436 yen (approximately $4.5 million), alleging lost sales during the period in which DTM Corporation had an injunction in Japan prohibiting the sale of EOS EOSint P350 laser sintering systems. The Company filed an answer on March 11, 2003.

        (j)    Board of Regents, The University of Texas System and 3D Systems, Inc. vs. EOS GmbH Electro Optical Systems. On February 25, 2003, 3D Systems, Inc. along with the Board of Regents of The University of Texas, filed suit against EOS GmbH Electro Optical Systems (EOS) in the U.S. District Court, Western District of Texas, seeking damages and injunctive relief arising from violation of U.S. Patents Nos. 5,597,589 and 5,639,070, which are patents relating to laser sintering which have been licensed by The University of Texas to 3D. On March 25, 2003, EOS filed its answer to this complaint, along with counterclaims including breach of contract and antitrust.

        (k)   Regent Pacific Management Corporation vs. 3D Systems Corporation. On June 11, 2003, Regent Pacific Management Corporation filed a complaint against the Company for breach of contract in the Superior Court of the State of California, County of San Francisco. Regent provided management services to the Company from September 1999 through September 2002. Regent alleges that the Company breached non-solicitation provisions in its contract with Regent by retaining the services of Messrs. Brian Service and Ben DiLello, two Regent contractors following the termination of the contract. Regent seeks $780,000 in liquidated damages together with reasonable attorney's fees and costs. The Company currently is evaluating the complaint.

        (l)    The Company is engaged in certain additional legal actions arising in the ordinary course of business. On the advice of legal counsel, the Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company follows the provisions of SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that an estimated loss from a loss contingency be accrued for by a charge to income if it is both probable that an asset has been impaired or that a liability has been incurred and that the amount of the loss can be reasonably estimated. Because of the uncertainties related to the incurrence, amount and range of loss on the proceedings described above, management currently is unable to predict the outcome of the litigation, determine whether a liability has been incurred or make a reasonable estimate of the liability that could result from an unfavorable outcome. Although the ultimate outcome of the pending litigation cannot be ascertained at this time, the Company believes that the liability, if any, resulting from the aggregate amount of damages will not have a material adverse effect on its consolidated financial position and results of operations. However, the Company can provide no assurances as to the outcome of the litigation or the impact on it of an adverse ruling in any such litigation. It is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in the Company's assumptions or the effectiveness of its strategies related to these proceedings. As additional information becomes available, the Company will assess its potential liability and revise its estimates if necessary.

(21)    Gain on Arbitration Settlement

        On March 19, 2002 the Company reached a settlement agreement with Vantico relating to the termination of the Distribution and Research and Development agreements which required Vantico to pay 3D Systems, Inc. $22 million. Under the terms of the settlement, Vantico could satisfy its obligation through payment in cash or delivery of 1.55 million shares of the Company's common stock. On April 22, 2002, Vantico delivered 1.55 million shares of the Company's common stock to the Company. Of the $22 million settlement, the Company recorded other income of $18.5 million, reimbursement for legal and professional fees of $1.8 million, and $1.7 million as capital in excess of par relating to the value of Vantico's option to settle its obligation through the return of shares to 3D Systems, Inc.

(22)    Selected Quarterly Financial Data (unaudited)

        Summarized quarterly financial data follows:

	Quarter Ended
		September 27, 2002		June 28, 2002		March 29, 2002
	Dec. 31, 2002	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported
	(in thousands, except per share information)
Total sales	$31,990	$27,914	$28,389	$28,543	$28,782	$27,514	$27,195
Gross profit	13,590	11,910	12,147	10,799	10,874	10,320	10,137
Total operating expenses	16,281	17,572	17,652	19,298	19,378	14,898	14,828
(Loss) income from operations	(2,691)	(5,662)	(5,508)	(8,499)	(8,504)	(4,578)	(4,691)
Income tax expense (benefit)	12,035	(4,079)	(4,345)	(3,539)	(3,210)	4,492	4,575
Net (loss) income	(15,720)	(2,212)	(1,789)	(5,628)	(5,962)	8,694	8,498
Basic income (loss) per share	(1.24)	(0.17)	(0.14)	(0.44)	(0.46)	0.66	0.65
Diluted (loss) income per share	(1.24)	(0.17)	(0.14)	(0.44)	(0.46)	0.59	0.58
	Quarter Ended
	December 31, 2001		September 28, 2001		June 29, 2001		March 30, 2001
	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported
	(in thousands, except per share information)
Total sales	$36,320	$36,735	$31,407	$31,544	$24,948	$25,042	$26,065	$27,903
Gross profit	15,449	15,741	13,448	13,519	10,766	10,911	11,838	13,204
Total operating expenses	18,192	18,847	12,792	12,792	11,730	11,730	11,103	11,103
(Loss) income from operations	(2,743)	(3,106)	656	727	(964)	(819)	735	2,101
Income tax (benefit) expense	(1,596)	(1,523)	130	136	(126)	(202)	600	802
Net (loss) income	(2,160)	(2,593)	166	231	(564)	(344)	201	1,365
Basic (loss) income per share	(0.17)	(0.20)	0.01	0.02	(0.05)	(0.03)	0.02	0.11
Diluted (loss) income per share	(0.17)	(0.20)	0.01	0.02	(0.05)	(0.03)	0.02	0.11

        The interim financial statements for the quarterly periods ended March 31, June 28 and September 27, 2002 have been restated from amounts previously reported in the Company's quarterly reports on Form 10-Q to correct for certain errors made in the revenue recognition process (see Note 24).

        The interim financial statements for the quarterly periods ended March 31, June 29, September 28 and December 31, 2001 have been restated from amounts previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to correct for certain errors made in the revenue recognition process (see Note 24).

        Income tax expense for the fourth quarter of 2002 includes an increase in the valuation allowance of deferred tax assets in the amount of $12.9 million.

        In the first quarter of 2002, the Company recorded an $20.3 million gain associated with the Vantico arbitration.

        The Company incurred additional expenses related to the DTM acquisition, legal fees related to the Vantico arbitration and had debt write-offs in the fourth quarter of 2001.

        Per share amounts for each of the quarterly periods presented do not necessarily add up to the total presented for the year because each amount is independently calculated.

        The Company presents its quarterly results on a 13-week basis ending the last Friday of each quarter and reports its annual financial information through the calendar year ended December 31.

(23)    Subsequent Events

  Preferred Stock

        On May 5, 2003, the Company sold 2,634,016 shares of its Series B Convertible Preferred Stock for aggregate consideration of $15.8 million. The preferred stock accrues dividends at 8% per share and is convertible at any time into approximately 2,634,016 shares of common stock. The stock is redeemable at the Company's option after the third anniversary date. Redemption is mandatory on the tenth anniversary date, at $6.00 per share plus accrued dividends.

  SEC Inquiry

        The Company received an inquiry from the SEC relating to its revenue recognition practices. The Audit Committee has completed its own inquiry into the matter and shared its findings with the SEC. To date, the Company has not been notified that the SEC has initiated a formal investigation.

  Nasdaq Inquiry

        On April 15, 2003, the Company received a Nasdaq Staff Determination letter notifying the Company that its common stock is subject to delisting from the Nasdaq National Market because the Company did not file its Annual Report on Form 10-K in a timely manner. On May 16, 2003, the Company engaged in a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. On June 12, 2003, Nasdaq determined to continue the Company's listing under an exception to the continued listing requirements which requires the Company to file its Annual Report on Form 10-K by June 30, 2003 and its first quarter 2003 Quarterly Report on Form 10-Q by July 14, 2003.

  Legal Proceedings

  Regent Pacific Management Corporation vs. 3D Systems Corporation

        On June 11, 2003, Regent Pacific Management Corporation filed a complaint against the Company for breach of contract in the Superior Court of the State of California, County of San Francisco. Regent provided management services to the Company from September 1999 through September 2002. Regent alleges that the Company breached non-solicitation provisions in the Company's contract with it by retaining the services of Messrs. Brian Service and Ben DiLello, two Regent contractors following the termination of the contract. Regent seeks $780,000 in liquidated damages together with reasonable attorney's fees and costs. The Company currently is evaluating the complaint.

        In addition, on May 6, 2003, the Company received a subpoena from the U.S. Department of Justice to provide certain documents to a grand jury investigating antitrust and related issues within its industry. The Company has been advised that it currently is not a target of the grand jury investigation, and is complying with the subpoena.

(24)    Restatement

        Subsequent to the issuance of its 2001 consolidated financial statements, the Company's management determined that certain sales transactions recorded in 2001 and 2000 did not meet all of the criteria required for revenue recognition under United States Generally Accepted Accounting Principles. The restated transactions affect the Company's previously recorded amounts for accounts receivable, inventory, deferred revenue, sales, cost of sales and others as noted below. The consolidated financial statements as of and for the years ended December 31, 2001 and 2000 have been restated to correct the accounting for these transactions. A summary of the significant effects of the restatement is as follows:

	As Restated December 31, 2001	As Previously Reported December 31, 2001	As Restated December 31, 2000	As Previously Reported December 31, 2000
	(in thousands, except per share amounts)
Consolidated Balance Sheets
As of December 31:
Accounts receivable	$36,262	$38,181
Inventories	18,546	17,822
Current assets	69,342	70,537
Deferred income taxes	6,750	6,618
Total assets	164,942	166,005
Accrued liabilities	15,608	15,681
Deferred revenues	13,997	13,697
Current liabilities	53,334	53,107
Accumulated deficit	(6,553)	(5,263)
Stockholders' equity	78,429	79,719
Consolidated Statements of Operations
For the year ended December 31:
Sales	118,740	121,224	$109,286	$109,675
Cost of sales	67,239	67,849	56,698	56,813
Selling, general and administrative	42,807	43,761	32,710	32,710
Research and development	11,010	10,710	7,814	7,814
(Loss) income from operations	(2,316)	(1,096)	12,064	12,338
Provision for (benefit from) income tax	(992)	(788)	4,309	4,309
Net (loss) income	(2,357)	(1,341)	7,870	8,144
Basic net (loss) income per share	(0.19)	(0.11)	0.66	0.69
Diluted net (loss) income per share	(0.19)	(0.11)	0.61	0.63

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of
3D Systems Corporation
Valencia, California

        We have audited the consolidated financial statements of 3D Systems Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated June 20, 2003, which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) a going concern uncertainty and (ii) a restatement of the Company's 2001 and 2000 financial statements. Our audits also included the consolidated financial statement schedule of the Company. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Los Angeles, California June 20, 2003

SCHEDULE II

3D SYSTEMS CORPORATION

Valuation and Qualifying Accounts

Years ended December 31, 2002, 2001 and 2000

Year Ended	Item	Balance at beginning of year	Additions due to acquisition	Additions charged to expense	Deductions	Balance at end of Year
		(in thousands)
2002	Allowance for doubtful accounts	$1,755	$—	$2,942	$(1,629)	$3,068

2001	Allowance for doubtful accounts	$1,599	$793	$290	$(927)	$1,755

2000	Allowance for doubtful accounts	$2,912	$—	$300	$(1,613)	$1,599

2002	Inventory obsolescence reserve	$1,618	$—	$585	$(327)	$1,876

2001	Inventory obsolescence reserve	$753	$1,104	$336	$(575)	$1,618

2000	Inventory obsolescence reserve	$1,776	$—	$1,026	$(2,049)	$753

 3D SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

As of September 26, 2003 and December 31, 2002

(in thousands)

(unaudited)

	September 26, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$5,681	$2,279
Restricted cash	1,653	—
Accounts receivable, less allowances for doubtful accounts of $2,125 and $3,068	18,470	27,420
Current portion of lease receivables	252	322
Inventories, net of reserves of $2,393 and $1,876	12,650	12,564
Prepaid expenses and other current assets	2,201	3,687

Total current assets	40,907	46,272
Property and equipment, net	12,767	15,339
Licenses and patent costs, net	18,010	14,960
Lease receivables, less current portion, net of allowance of $821 and $414	56	553
Acquired technology, net	6,442	7,647
Goodwill	44,666	44,456
Other assets, net	2,181	3,006

	$125,029	$132,233

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$8,550	$2,450
Accounts payable	7,715	10,830
Accrued liabilities	14,890	15,529
Current portion of long-term debt	165	10,500
Customer deposits	614	801
Deferred revenues	13,406	14,770

Total current liabilities	45,340	54,880
Other liabilities	3,313	3,397
Long-term debt, less current portion	3,925	4,090
Subordinated debt	10,000	10,000

Total liabilities	62,578	72,367

Authorized 5,000 preferred shares, Series A preferred stock, authorized 1,000 shares, Series B redeemable preferred stock, 8% convertible, authorized 2,670 shares, issued and outstanding 2,634 shares in 2003, mandatory redemption in 2013	15,194	—
Stockholders' equity:
Common stock, authorized 25,000 shares, issued and outstanding 12,879 shares and 12,725 shares	13	13
Capital in excess of par value	85,594	84,931
Notes receivable from officers for purchases of stock	(19)	(59)
Treasury stock	(45)	—
Preferred stock dividend	(518)	—
Accumulated deficit	(35,831)	(21,419)
Accumulated other comprehensive loss	(1,937)	(3,600)

Total stockholders' equity	47,257	59,866

	$125,029	$132,233

See accompanying notes to condensed consolidated financial statements.

 3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 26, 2003 and September 27, 2002

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002 As Restated (see Note 15)	September 26, 2003	September 27, 2002 As Restated (see Note 15)
Sales:
Products	$15,940	$18,587	$48,686	$56,958
Services	8,995	9,327	26,136	27,013

Total sales	24,935	27,914	74,822	83,971

Cost of sales:
Products	8,661	9,303	26,705	31,044
Services	6,451	6,701	20,020	19,898

Total cost of sales	15,112	16,004	46,725	50,942

Gross profit	9,823	11,910	28,097	33,029

Operating expenses:
Selling, general and administrative	11,092	11,129	31,467	35,073
Research and development	2,017	3,709	7,180	12,344
Severance and other restructuring costs	223	2,734	474	4,351

Total operating expenses	13,332	17,572	39,121	51,768

Loss from operations	(3,509)	(5,662)	(11,024)	(18,739)
Interest and other expense, net	394	629	2,281	1,997
Gain on arbitration settlement	—	—	—	18,464

(Loss) income before provision for income taxes	(3,903)	(6,291)	(13,305)	(2,272)
Provision for (benefit from) income taxes	78	(4,079)	1,109	(3,126)

Net (loss) income	(3,981)	(2,212)	(14,414)	854
Preferred stock dividend	320	—	518	—

Net (loss) income available to common shareholders	$(4,301)	$(2,212)	$(14,932)	$854

Shares used to calculate basic net (loss) income available to common shareholders per share	12,778	12,675	12,746	12,881

Basic net (loss) income available to common shareholders per share	$(0.34)	$(0.17)	$(1.17)	$0.07

Shares used to calculate diluted net (loss) income available to common shareholder per share	12,778	12,675	12,746	13,441

Diluted net (loss) income available to common shareholders per share	$(0.34)	$(0.17)	$(1.17)	$0.06

See accompanying notes to condensed consolidated financial statements.

 3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Cash Flows

For the Ninth Months Ended September 26, 2003 and September 27, 2002

(in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2003	September 27, 2002 As Restated (see Note 15)
Cash flows from operating activities:
Net (loss) income	$(14,414)	$854
Adjustments to net (loss) income:
Deferred income taxes	—	(3,680)
Gain on arbitration settlement (including $1,846 included in selling, general and administrative for legal reimbursement)	—	(20,310)
Depreciation and amortization	6,782	7,129
Adjustments to allowance accounts	815	360
Adjustments to inventory reserve	826	—
Loss on property and equipment	440	179
Stock compensation expense	850	—
Changes in operating accounts, excluding acquisition:
Restricted cash	(1,653)	—
Accounts receivable	9,891	9,600
Lease receivables	160	838
Inventories	(664)	2,821
Prepaid expenses and other current assets	1,572	105
Other assets	573	561
Accounts payable	(3,260)	(410)
Accrued liabilities	(1,679)	(1,927)
Customer deposits	(187)	(721)
Deferred revenues	(1,704)	(1,534)
Other liabilities	(255)	705

Net cash used in operating activities	(1,907)	(5,430)
Cash flows from investing activities:
Investment in OptoForm SARL	—	(1,200)
Investment in RPC	—	(2,045)
Additions to licenses and patents	(4,888)	(2,661)
Purchase of property and equipment	(569)	(1,569)
Software development costs	—	(446)

Net cash used in investing activities	(5,457)	(7,921)
Cash flows from financing activities:
Exercise of stock options and purchase plan	299	943
Proceeds from sale of stock	—	12,492
Proceeds from sale of redeemable preferred stock	15,800	—
Issuance cost for redeemable preferred stock	(622)	—
Net borrowings (repayments) under line of credit	6,100	(5,605)
Borrowings	—	1,976
Repayment of long-term debt	(10,500)	(2,395)
Stock registration costs	(276)	—
Repayment of notes receivable from officers and employees	—	186

Net cash provided by financing activities	10,801	7,597
Effect of exchange rate on cash	(35)	838

Net increase (decrease) in cash and cash equivalents	3,402	(4,916)
Cash and cash equivalents at beginning of period	2,279	5,948

Cash and cash equivalents at end of period	$5,681	$1,032

See accompanying notes to condensed consolidated financial statements.

        Supplemental schedule of non-cash investing and financing activities:

        The Company maintains accounts in inventory for used machines held for resale and in fixed assets for demonstration, training and short-term rental equipment. Machines and parts are moved between the two accounts when the Company sells equipment that has been used for demonstration, in training or has been tested or rented for short-term trial and returned. During the nine months ended September 26, 2003 and September 27, 2002, in connection with this activity, the Company transferred $1.6 million and $4.9 million of property and equipment from inventories to fixed assets, respectively. Additionally, $1.4 million and $4.0 million of property and equipment was transferred from fixed assets to inventories for the nine months ended September 26, 2003 and September 27, 2002.

        In conjunction with the $22 million arbitration settlement with Vantico, which was settled through the return of shares to the Company, the Company allocated $1.7 million to a put option, which Vantico settled through the transfer of additional shares of common stock and which is included as an addition to stockholders' equity in the first quarter of 2002.

        During the three- and nine-month periods ended September 26, 2003, the Company accrued dividends on the Series B Convertible Preferred Stock of $0.3 million and $0.5 million, respectively.

        During the three- and nine-month periods ended September 26, 2003, the Company accrued liquidated damages of $0.2 million as an offset to additional paid in capital as a penalty for failure to maintain an effective registration statement.

        On July 11, 2003, the Company retired a note from an officer of the Company of approximately $45,000 in exchange for 6,031 shares of common stock, and recorded the stock on the balance sheet as treasury stock.

 3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Comprehensive (Loss) Income

For the Three and Nine Months Ended September 26, 2003 and September 27, 2002

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002 As Restated (see Note 15)	September 26, 2003	September 27, 2002 As Restated (see Note 15)
Net (loss) income	$(3,981)	$(2,212)	$(14,414)	$854
Foreign currency translation	177	(1,116)	1,663	1,755

Comprehensive (loss) income	$(3,804)	$(3,328)	$(12,751)	$2,609

See accompanying notes to condensed consolidated financial statements.

3D SYSTEMS CORPORATION

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 26, 2003 and September 27, 2002

(unaudited)

(1)    Going Concern

        The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred operating losses totaling $11.0 million and $21.4 million for the nine months ended September 26, 2003 and the year ended December 31, 2002, respectively. In addition, the Company had a working capital deficit of $4.4 million and an accumulated deficit in earnings of $35.8 million at September 26, 2003. These factors among others raise substantial doubt about the Company's ability to continue as a going concern.

        Management's plans include raising additional working capital through debt or equity financing. In May 2003, the Company sold approximately 2.6 million shares of its Series B Convertible Preferred Stock for aggregate consideration of $15.8 million (Note 7—Redeemable Preferred Stock) and the Company repaid $9.6 million of the U.S. Bank National Association term loan balance with a portion of the net proceeds (Note 11—Borrowings). In addition, from November 24, 2003 to December 11, 2003, the Company issued $22.7 million principal amount of 6% convertible subordinated debentures due November 30, 2013 in a private placement. A portion of the proceeds were used to completely repay the line of credit with U.S. Bank (Note 14—Subsequent Events).

        Management intends to obtain debt financing to replace the U.S. Bank financing, and in July 2003, management accepted a proposal from Congress Financial, a subsidiary of Wachovia, to provide a secured revolving credit facility of up to $20.0 million, subject to its completion of due diligence to its satisfaction and other conditions. In October 2003, Congress determined not to extend a commitment of financing to the Company. In October 2003, management accepted a proposal from Silicon Valley Bank to provide a revolving line of credit up to $12.0 million. In October 2003, Silicon Valley Bank preliminarily approved this credit facility. Any credit facility will be subject to completion by Silicon of its due diligence and other customary closing conditions. Management continues to pursue alternative financing sources. Additionally, management intends to pursue a program to improve its operating performance and to continue cost saving programs. However, there is no assurance that the Company will succeed in accomplishing any or all of these initiatives.

        The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

(2)    Basis of Presentation

        The accompanying condensed consolidated financial statements of the Company are prepared in accordance with Regulation S-X and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) which are necessary for the fair presentation of results for the interim periods. The Company reports its interim financial information on a 13-week basis ending on the last Friday of each calendar quarter, and reports its annual financial information for the calendar year ended December 31. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The results of the nine-month periods are not necessarily indicative of the results to be expected for the full year.

(3)    Significant Accounting Policies and Estimates

        The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, income taxes, inventory, goodwill, intangible and other long-lived assets, contingencies and revenue recognition. The Company bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

  Restricted Cash.

        The Company has $1.2 million of cash in Wells Fargo Bank, N.A. under restriction to pay off a portion of the outstanding industrial development bonds relating to its Colorado facility (Note 11—Borrowings). Additionally, the Company has approximately $0.1 million of cash on deposit under restriction, as required by an arrangement with a certain utility supplier, and $0.4 million of cash held by third parties for the benefit of the Company.

  Allowance for Doubtful Accounts.

        The Company's estimate for the allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, the Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations (for example, bankruptcy). In these cases, the Company uses its judgment, based on available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Second, a reserve is established for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change (for example, the Company experiences higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligation to the Company), estimates of the recoverability of amounts due to the Company could be reduced by a material amount.

  Income Taxes.

        The provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," require a valuation allowance when, based on currently available information and other factors, it is more likely than not that all or a portion of the deferred tax asset will not be realized. SFAS No. 109 provides that an important factor in determining whether a deferred tax asset will be realized is whether there has been sufficient income in recent years and whether sufficient income is expected in future years in order to utilize the deferred tax asset. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence, such as cumulative losses in recent years. The existence of cumulative losses in recent years is an item of negative evidence that is particularly difficult to overcome. At September 26, 2003, the unadjusted net book value before valuation allowance of the Company's deferred tax assets totaled approximately $25.3 million, which principally was comprised of net operating loss carry-forwards and other credits. During the nine months ended September 26, 2003 and during the Company's 2002 fourth quarter-end, the Company recorded a valuation allowance of approximately $6.7 million and $12.9 million, respectively, against its net deferred tax assets, which was in addition to the approximate $5.7 million allowance previously recorded. The Company intends to maintain a valuation allowance until sufficient evidence exists to support its reversal. Also, until an appropriate level of profitability is reached, the Company does not expect to recognize any domestic tax benefits in future periods.

        The Company believes that its determination to record a valuation allowance to reduce its deferred tax assets is a critical accounting estimate because it is based on an estimate of future taxable income in the United States, which is susceptible to change and dependent upon events that may or may not occur, and because the impact of recording a valuation allowance may be material to the assets reported on the Company's balance sheet and the Company's results of operations. The determination of the Company's income tax provision is complex due to operations in numerous tax jurisdictions outside the United States, which are subject to certain risks, which ordinarily would not be expected in the United States. Tax regimes in certain jurisdictions are subject to significant changes, which may be applied on a retroactive basis. If this were to occur, the Company's tax expense could be materially different than the amounts reported. Furthermore, as explained in the preceding paragraph, in determining the valuation allowance related to deferred tax assets, the Company adopts the liability method as required by SFAS No. 109. This method requires that the Company establish a valuation allowance if, based on the weight of available evidence, in the Company's judgment it is more likely than not that the deferred tax assets may not be realized.

  Inventory.

        Inventories are stated at the lower of cost or net realizable market value, cost being determined using the first-in, first-out method. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. The Company evaluates the adequacy of these reserves quarterly. There were no inventories consigned to a sales agent at September 26, 2003, and inventories consigned to a sales agent at December 31, 2002 were $0.1 million. The Company's determination of the allowance for inventory obsolescence is subject to change because it is based on management's current estimates of required reserves and potential adjustments.

  Property and Equipment.

        Property and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to thirty years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, or the lives of the leases, whichever is shorter. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in results of operations. Repair and maintenance charges are expensed as incurred.

  Licenses and Patent Costs.

        Licenses and patent costs include costs incurred for internally developed products or procedures, to perfect a license or patent's rights under applicable domestic and foreign laws, as well as the amount incurred to acquire existing licenses and patents. Licenses and patent costs are being amortized on a straight-line basis over their estimated useful lives, which are approximately eight to seventeen-years. One license for multi-jet modeling technology is being amortized on a units-of-production basis over the term of the license agreement. The Company uses the units of production method to amortize the cost of license technology when the technology can be directly related to specific equipment. The units of production method requires the Company to estimate sales of machines using this technology during the license period and allocate the remaining cost of the license agreement to the machines as sold. This estimate is recalculated annually and adjusted based on sales estimates. Amortization expense is included in cost of sales, research and development expenses and selling, general and administrative expenses, dependent upon the nature and use of the technology.

        The Company defends its license and patent rights against infringement by other companies or individuals where applicable. The legal costs incurred in this process are capitalized as incurred and amortized to cost of sales over the remaining life of the defended license or patent. If it becomes apparent that the license or patent rights will not be upheld in a legal action, the carrying value of the capitalized legal costs incurred in the action will be reduced by the amount allocated to the lost action.

  Goodwill, Intangible and Other Long-Lived Assets.

        The Company has applied SFAS No. 141, "Business Combinations," in its allocation of the purchase prices of DTM Corporation (DTM) and RPC Ltd. (RPC). The annual impairment testing required by SFAS No. 142, "Goodwill and Other Intangible Assets," requires the Company to use its judgment and could require the Company to write down the carrying value of its goodwill and other intangible assets in future periods. SFAS No. 142 requires companies to allocate their goodwill to identifiable reporting units, which then are tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If that fair value exceeds the carrying amount, the second step of the process is not necessary and there are no impairment issues. If that fair value does not exceed that carrying amount, companies must perform the second step that requires an allocation of the fair value of the reporting unit to all assets and liabilities of that unit as if the reporting unit had been acquired in a purchase business combination and the fair value of the reporting unit was the purchase price. The goodwill resulting from that purchase price allocation is then compared to its carrying amount with any excess recorded as an impairment charge.

        Upon implementation of SFAS No. 142 in January 2002 and again in the fourth quarter of 2002, the Company concluded that the fair value of the Company's reporting units exceeded their carrying value and accordingly, as of those dates, there were no goodwill impairment issues. The Company is required to perform a valuation of its reporting units annually, or upon significant changes in the Company's business environment.

        The Company evaluates long-lived assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

  Lease Receivables.

        In 2001, the Company sold lease receivables totaling $3.3 million to an outside party. No gain or loss was recognized on the transaction. The terms of the sale required the Company to guarantee to the purchaser certain cash payments in the event of default on those receivables. At September 26, 2003, the Company has fully reserved for the maximum amount of payments under the guarantee of approximately $0.4 million.

  Contingencies.

        The Company accounts for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that the Company record an estimated loss from a loss contingency when information available prior to issuance of the Company's financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires the Company to use its judgment. The outcome of these contingencies cannot be estimated, and accordingly, under the guidance of SFAS No. 5, no amounts have been recorded.

  Revenue Recognition.

        Revenues from the sale of systems and related products are recognized upon shipment or when services are performed, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement that constitutes a fixed and legally binding commitment for the buyer and the Company. Sales transactions generally include equipment, software license, warranty, training and installation. The Company allocates and records revenue in these transactions based on vendor-specific objective evidence that has been accumulated through historic operations, which, in most cases, is the price charged for the deliverable when sold separately. If fair value for all deliverables cannot be determined, the Company will use the residual method to determine the amount of the consideration to be allocated to the delivered items. The Company also evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenues on delivered items when that functionality has been affected. Functionality is determined to be met if the delivered products or services represent a separate earnings process. Revenues from services are recognized at the time of performance. The Company provides end-users with maintenance under a warranty agreement for up to one year and defers a portion of the revenues at the time of sale based on the relative fair value of those services. After the initial warranty period, the Company offers these customers optional maintenance contracts. Deferred maintenance revenue is recognized ratably, on a straight-line basis, over the period of the contract. The Company's systems are sold with licensed software products that are integral to the operation of the systems. These software products are not sold or licensed separately.

        Certain of the Company's sales were made through a sales agent to customers where substantial uncertainty exists with respect to collection of the sales price. The substantial uncertainty is generally a result of the absence of a history of doing business with the customer and uncertain political environment in the country in which the customer does business. For these sales, the Company records revenues based on the cost recovery method, which requires that the sales proceeds received are first applied to the carrying amount of the asset sold until the carrying amount has been recovered; thereafter, all proceeds are credited to sales.

        The Company requires payment for most contracts in the following manner: a 10% deposit at the time the contract is signed, 70% prior to shipment and 20% net 30 days. Customers with a favorable credit profile may receive other credit terms based on that profile. Creditworthiness is determined based on an evaluation of each customer's financial condition. New customers are required to complete a credit application and provide references, credit checks and bank information to facilitate an analysis of creditworthiness. To reduce credit risk in connection with systems sales the Company may, depending upon the circumstances, require significant deposits prior to shipment and may retain a security interest in the system until fully paid. The Company often requires international customers to furnish letters of credit.

  Stock-based Compensation.

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as allowed by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amended SFAS No. 123. Under APB No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company's stock over the exercise price on the date of grant. Accordingly, no stock-based employee compensation cost is reflected in net (loss) income, as all options granted under the plan had an exercise price at least equal to the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for the nine-month periods ended September 26, 2003 and September 27, 2002, consistent with the provisions of SFAS No. 123, the Company's net (loss) income and net (loss) income per share would have changed. The following table sets forth the effect on net

(loss) income and net (loss) income per share if the Company had applied the fair value based method and recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
Net (loss) income available to common shareholders, as reported	$(4,301)	$(2,212)	$(14,932)	$854
Pro forma compensation cost:
Add: Stock-based employee compensation expense included in reported net earnings, net of related tax benefits	—	—	—	—
Deduct: Stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	535	582	1,642	2,171

Pro forma net loss available to common shareholders	$(4,836)	$(2,794)	$(16,574)	$(1,317)

Basic net (loss) earnings per common share available to common shareholders per share:
As reported	$(0.34)	$(0.17)	$(1.17)	$0.07

Pro forma	$(0.38)	$(0.22)	$(1.30)	$(0.10)

Diluted net (loss) earnings available to common shareholders per share:
As reported	$(0.34)	$(0.17)	$(1.17)	$0.06

Pro forma	$(0.38)	$(0.22)	$(1.30)	$(0.10)

        In September 2003, the Company granted approximately 100,000 shares of stock to an officer and director of the Company as compensation. The stock grant was valued at approximately $0.7 million and was recorded as compensation expense for the period.

        SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the option's expected life and the price volatility of the underlying stock. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The fair value of options granted for the three and nine months ended September 26, 2003 and September 27, 2002 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	September 26, 2003	September 27, 2002
Risk free interest rate	2.42%	4.94%
Expected life	4 years	4 years
Expected volatility	83%	83%

  Recent Accounting Pronouncements.

        In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's results of operations or financial condition.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. FIN 45 also requires guarantors to disclose certain information for guarantees, beginning December 31, 2002. The Company's obligations as guarantor are immaterial. These financial statements contain the required disclosures.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. The Company does not have any variable interest entities that must be consolidated.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The Company does not have any financial instruments to be accounted for under this pronouncement.

        In May 2003, the EITF issued EITF Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables" (Issue 00-21). Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have a material effect on the Company's results of operations or financial condition since the Company's historical accounting for multiple deliverables was consistent with Issue 00-21.

(4)    Inventories (in thousands):

	September 26, 2003	December 31, 2002
Raw materials	$2,722	$2,617
Work in progress	702	196
Finished goods	9,226	9,751

	$12,650	$12,564

(5)    Property and Equipment, net (in thousands):

	September 26, 2003	December 31, 2002	Useful Life (in years)
Land	$436	$435	—
Building	4,202	4,202	30
Machinery and equipment	25,870	26,984	3-5
Office furniture and equipment	3,703	3,597	5
Leasehold improvements	4,202	4,137	Life of lease
Rental equipment	1,210	1,189	5
Construction in progress	283	206	N/A

	39,906	40,750
Less accumulated depreciation	(27,139)	(25,411)

	$12,767	$15,339

        Depreciation expense for the three-month periods ended September 26, 2003 and September 27, 2002 was $1.1 million and $1.6 million, respectively. Depreciation expense for the nine-month periods ended September 26, 2003 and September 27, 2002 was $3.4 million and $4.4 million, respectively.

(6)    Intangible Assets and Goodwill:

  (a)    Licenses and Patent Costs

        Licenses and patent costs are summarized as follows (in thousands):

	September 26, 2003	December 31, 2002
Licenses, at cost	$2,333	$2,333
Patent costs	27,907	22,946

	30,240	25,279
Less: Accumulated amortization	(12,230)	(10,319)

	$18,010	$14,960

        For three months ended September 26, 2003 and September 27, 2002, the Company amortized $0.7 million and $0.3 million in license and patent costs, respectively. For the nine months ended September 26, 2003 and September 27, 2002, the Company amortized $1.9 million and $1.3 million in license and patent costs, respectively. The Company incurred $0.9 million in costs for each of the three months ended September 26, 2003 and September 27, 2002, and $4.9 million and $2.6 million for the nine months ended September 26, 2003 and September 27, 2002, respectively, to acquire, defend, develop and extend patents in the United States, Japan, Europe and certain other countries.

  (b)    Acquired Technology

        Acquired technology is summarized as follows (in thousands):

	September 26, 2003	December 31, 2002
Acquired technology	$10,117	$10,029
Less: Accumulated amortization	(3,675)	(2,382)

	$6,442	$7,647

        Acquired technology has a useful life of six years. For three months ended September 26, 2003 and September 27, 2002, the Company amortized $0.5 million in acquired technology for each period. For the nine months ended September 26, 2003 and September 27, 2002, the Company amortized $1.3 million in acquired technology for each period.

  (c)    Other Intangible Assets

        During the three months ended September 26, 2003 and September 27, 2002, the Company had amortization expense on other intangible assets of $0.1 million and $0.3 million, respectively. During the nine months ended September 26, 2003 and September 27, 2002, the Company had amortization expense on other intangible assets of $0.4 million and $0.5 million, respectively.

  (d)    Goodwill

        The changes in the carrying amount of goodwill for the nine months ended September 26, 2003 are as follows (in thousands):

Balance as of December 31, 2002	$44,456
Effect of foreign currency exchange rates	210

Balance at September 26, 2003	$44,666

        The Company recorded no goodwill amortization in 2003.

(7)    Redeemable Preferred Stock

        On May 5, 2003, the Company sold 2,634,016 shares of Series B Convertible Preferred Stock for an aggregate consideration of $15.8 million. The Company incurred issuance costs of approximately $0.6 million in connection with this transaction. The preferred stock accrues dividends, on a cumulative basis, at 8% per share and is convertible at any time into 2,634,016 shares of common stock. The preferred stock is redeemable at the Company's option after the third anniversary date at $6.00 per share plus accrued and unpaid dividends. Redemption is mandatory on the tenth anniversary date, at $6.00 per share plus accrued and unpaid dividends. The Company accrued $0.3 million and $0.5 million for dividends payable for the three- and nine-month periods ended September 26, 2003.

(8)    Service and Warranty Costs

        The Company provides end-users with maintenance under a warranty agreement for up to one year and defers a portion of the revenues at the time of sale based on the relative fair value of those services. After the initial warranty period expires, the Company offers these customers optional maintenance contracts; revenue related to these contracts is deferred and recognized ratably, on a straight-line basis, over the period of the contract. In connection with this activity, the Company recorded warranty costs of $3.2 million and $3.4 million, for the nine months ended September 26, 2003 and September 27, 2002, respectively.

(9)    Computation of Earnings Per Share

        Basic net (loss) income available to common shareholders per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income available to common shareholders per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued. Common share equivalents related to convertible securities, stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.

        The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) available per common share computations (in thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
Numerator:
Net (loss) income available to common shareholders—numerator for basic and diluted net (loss) income available per common share	$(4,301)	$(2,212)	$(14,932)	$854

Denominator:
Denominator for basic net (loss) income available to common shareholders per share—weighted average shares	12,778	12,675	12,746	12,881
Effect of dilutive securities:
Stock options and warrants	—	—	—	560

Denominator for diluted net (loss) income available to common shareholders per share	12,778	12,675	12,746	13,441

        Potential common shares related to convertible preferred stock, convertible debt, stock options and stock warrants were excluded from the calculation of diluted EPS because their effects were anti-dilutive. The weighted average common shares excluded from the computation were approximately 6,405,000 and 3,543,000 for the three months ended September 26, 2003 and September 27, 2002, respectively. The weighted average common shares excluded from computation were approximately 5,238,000 and 1,782,000 for the nine months ended September 26, 2003, and September 27, 2002, respectively.

(10)    Segment Information

        The Company develops, manufactures and markets worldwide solid imaging systems designed to reduce the time it takes to produce three-dimensional objects.

        The following table sets forth, for the periods indicated, total sales attributable to each of the Company's major products and services groups (in thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002 (as restated)	September 26, 2003	September 27, 2002 (as restated)
Products:
SLA® systems and related equipment	$5,422	$6,427	$15,504	$18,565
SLS® systems and related equipment	1,574	2,598	6,273	9,601
Solid object printers	614	377	1,214	1,493

Total systems	7,610	9,402	22,991	29,659
Materials	7,727	7,215	23,201	23,716
Other	603	1,970	2,494	3,583

Total products	15,940	18,587	48,686	56,958

Services:
Maintenance	8,645	8,865	25,036	25,461
Other	350	462	1,100	1,552

Total services	8,995	9,327	26,136	27,013

Total sales	$24,935	$27,914	$74,822	$83,971

        Segments are reported by geographic sales regions. The Company's reportable segments include the Company's administrative, sales, service, manufacturing and customer support operations in the United States and sales and service offices in the European Community (France, Germany, the United Kingdom, Italy and Switzerland) and in Asia (Japan, Hong Kong and Singapore).

        The Company evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 3 of the accompanying Notes to Condensed Consolidated Financial Statements in this Report, with the exception of the allocation of corporate expenses.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables (in thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
Net sales:
USA	$14,937	$16,341	$43,172	$54,402
Europe	12,176	16,238	36,195	43,033
Asia	3,624	2,288	10,491	9,371

Subtotal	30,737	34,867	89,858	106,806
Intersegment elimination	(5,802)	(6,953)	(15,036)	(22,835)

Total	$24,935	$27,914	$74,822	$83,971

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
Intersegment eliminations:
USA	$2,844	$2,972	$6,883	$10,972
Europe	2,958	3,981	8,153	11,863
Asia	—	—	—	—

Total	$5,802	$6,953	$15,036	$22,835

        All intersegment sales are recorded at amounts consistent with prices charged to distributors, which are above cost.

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
(Loss) income from operations:
USA	$(6,188)	$(7,262)	$(19,453)	$(17,589)
Europe	1,523	324	4,106	(5,159)
Asia	1,086	1,000	3,582	4,835

Subtotal	(3,579)	(5,938)	(11,765)	(17,913)
Intersegment elimination	70	276	741	(826)

Total	$(3,509)	$(5,662)	$(11,024)	$(18,739)

	September 26, 2003	December 31, 2002
Assets:
USA	$319,986	$273,492
Europe	52,110	59,067
Asia	11,843	13,825

Subtotal	383,939	346,384

Intersegment elimination	(258,910)	(214,151)

Total	$125,029	$132,233

(11)    Borrowings

        The total outstanding borrowings are as follows (in thousands):

	September 26, 2003	December 31, 2002
Line of credit	$8,550	$2,450

Long-term debt current portion:
Industrial development bond	$165	$150
Term loan	—	10,350

Total long-term debt current portion	$165	$10,500

Long-term debt, less current portion — Industrial development bond	$3,925	$4,090

Subordinated debt	$10,000	$10,000

        On August 20, 1996, the Company completed a $4.9 million variable rate industrial development bond financing of its Colorado facility. At September 26, 2003, $4.1 million principal amount of the bonds remained outstanding. Interest on the bonds is payable monthly (the interest rate at September 26, 2003 was 1.1%), and semi-annual payments of principal are payable in installments through August 2016. The Company has made all required payments of principal and interest on the bonds. The bonds are collateralized by, among other things, an irrevocable letter of credit issued by Wells Fargo Bank, N.A. that was established at the time the bonds were issued pursuant to the terms of a reimbursement agreement between the Company and Wells Fargo. The Company's obligations to Wells Fargo were further collateralized by a standby letter of credit issued by U. S. Bank in the amount of $1.2 million.

        The terms of the reimbursement agreement, as amended, require, among other things, that the Company maintains a minimum tangible net worth (as defined) of $23.0 million plus 50% of net income from July 1, 2001 forward and a fixed charge coverage ratio (as defined) of no less than 1.25. On March 27, 2003, Wells Fargo sent the Company a letter stating that the Company was not in compliance with these covenants at December 31, 2002. Wells Fargo indicated that the Company's tangible net worth was $7.6 million, which was below the required amount of $14.8 million, and that its fixed charge coverage ratio was 0.69. On June 16, 2003, the Company obtained a waiver from Wells Fargo with respect to these defaults through December 31, 2003, provided that the Company satisfied certain conditions through that date.

        In the meantime, Wells Fargo drew down the $1.2 million standby letter of credit issued by U. S. Bank and placed the cash in a restricted account. One of the conditions set forth in the June 16, 2003 waiver was that, if a replacement letter of credit were not obtained on or before December 31, 2003, the Company would agree to retire $1.2 million of the bonds using the cash in the restricted account. The Company has repaid the amount owing to U. S. Bank as a result of this drawing. The Company has not been requested to agree to use any of the restricted cash to retire any of the bonds.

        The restricted cash and related obligation to repay the letter of credit are included in the accompanying financial statements as current assets and obligations. The Company intends to obtain alternative financing for these obligations and does not intend to accelerate the payment on the underlying bonds, and as such, has included the amounts due related to the bonds as long-term obligations. The restricted cash is expected to be used to repay the amount outstanding under the standby letter of credit.

        On August 17, 2001, the Company entered into a loan agreement with U.S. Bank National Association totaling $41.5 million, in order to finance the acquisition of DTM. The financing arrangement consisted of a $26.5 million three-year revolving credit facility and $15 million 66-month commercial term loan. At September 26, 2003, a total of $8.6 million was outstanding under the revolving credit facility. The Company repaid the remaining balance of $9.6 million that was outstanding under the term loan on May 5, 2003. The interest rate at September 26, 2003 for the revolving credit facility was 9.5%. The interest rate is prime plus 5.25%. U.S. Bank has received a first priority security interest in the Company's accounts receivable, inventories, equipment and general intangible assets.

        On May 1, 2003 the Company entered into "Waiver Agreement Number Two" with U.S. Bank whereby U.S. Bank waived all financial covenant violations at December 31, 2002 and March 31, 2003 as well as the events of default caused by the Company's failure to timely submit audited financial statements and failure to make the March 31, 2003 principal payment of $5.0 million. The waiver required the Company to obtain additional equity investments of at least $9.6 million; to pay off the balance on the term loan of $9.6 million by May 5, 2003; to increase the applicable interest rate to prime plus 5.25%; and to pay a $150,000 waiver fee and all related costs of drafting the agreement. U.S. Bank also agreed to waive the Company's compliance with each financial covenant in the loan agreement through June 30, 2003 assuming the Company subsequently satisfied certain conditions. On September 30, 2003, U.S. Bank extended the waiver through that date and provided the Company obtained a commitment letter from a qualified lending institution by October 31, 2003 to refinance all of the outstanding obligations with U.S. Bank, the maturity date would be extended to the earlier of November 30, 2003, or the expiration date of the commitment letter. In October 2003, the Company provided U.S. Bank with a preliminary commitment letter to refinance all of its outstanding obligations (Note 14—Subsequent Events).

(12)    Severance and Other Restructuring Costs

        On April 9, 2002, the Company eliminated approximately 10% of its total workforce. Further, on July 24, 2002, the Company substantially completed an additional reduction in workforce, which eliminated 109 positions out of its total workforce of 523 or approximately 20% of the total workforce. In connection with this reduction in force, the Company closed its existing office in Austin, Texas, which it acquired as part of its acquisition of DTM, as well as its sales office in Farmington Hills, Michigan. All costs incurred in connection with these restructuring activities are included as severance and other restructuring costs in the accompanying condensed consolidated statements of operations.

        A summary of the severance and other restructuring costs accrual consists of the following (in thousands):

	December 31, 2002	Utilized	September 26, 2003
Severance costs (one-time benefits)	$245	$245	$—
Contract termination costs	552	489	63
Other associated costs	66	66	—

Total severance and other restructuring costs	$863	$800	$63

        These amounts are included in accrued liabilities and are expected to be paid by October 2003. There have been no adjustments to the liability except for payments of amounts due under the restructuring plan.

        In April 2003 and August 2003, the Company eliminated approximately 27 and 16 positions, respectively, from its workforce. The Company recorded severance expense of $0.3 million in April 2003 and $0.2 million in August 2003 in connection with these reductions.

(13)    Contingencies

        3D Systems, Inc. vs. Aaroflex, et al.    On January 13, 1997, the Company filed a complaint in U.S. District Court, Central District of California, against Aarotech Laboratories, Inc., Aaroflex, Inc. and Albert C. Young. Aaroflex is the parent corporation of Aarotech. Young is the Chairman of the Board and Chief Executive Officer of both Aarotech and Aaroflex. The original complaint alleged that stereolithography equipment manufactured by Aaroflex infringes six of the Company's patents. In August 2000, two additional patents were added to the complaint. The Company seeks damages and injunctive relief from the defendants, who have threatened to sue the Company for trade libel. At September 26, 2003, the defendants had not filed such a suit.

        Following decisions by the District Court and the Federal Circuit Court of Appeals on jurisdictional issues, Aarotech and Mr. Young were dismissed from the suit, and an action against Aaroflex is proceeding in the District Court. Motions for summary judgment by Aaroflex on multiple counts contained in the Company's complaint and on Aaroflex's counterclaims have been dismissed and fact discovery in the case has been completed. The Company's motions for summary judgment for patent infringement and validity and Aaroflex's motion for patent invalidity were heard on May 10, 2001. In February 2002, the court denied Aaroflex's invalidity motions. On April 24, 2002, the court denied the Company's motions for summary judgment on infringement, reserving the right to revisit on its own initiative the decisions following the determination of claim construction. The court also granted in part the Company's motion on validity. On July 25, 2003, the court notified the Company that rulings on all patents in issue would be decided prior to September 30, 2003 and trial on any remaining unresolved issues following the rulings in this matter was rescheduled to November 12, 2003. The trial date has been set for February 3, 2004. The court has not issued any new rulings concerning any of the patents or the other trial issues.

        DTM vs. EOS, et al.    The plastic sintering patent infringement actions against EOS began in France (Paris Court of Appeals), Germany (District Court of Munich) and Italy (Regional Court of Pinerolo) in 1996. Legal actions in France, Germany and Italy are proceeding. EOS had challenged the validity of two patents related to thermal control of the powder bed in the European Patent Office. Both of those patents survived the opposition proceedings after the original claims were modified. One patent was successfully challenged in an appeal proceeding and in January 2002, the claims were invalidated. The other patent successfully withstood the appeal process and the infringement hearings were re-started. In October 2001, a German district court ruled the patent was not infringed, and this decision is being appealed. In November 2001, the Company received a decision of a French court that the French patent was valid and infringed by the EOS product sold at the time of the filing of the action and an injunction was granted against future sales of the product. EOS filed an appeal of that decision in June 2002. In France, the Court of Appeals has set the hearing date for March 30, 2004 to address EOS' appeal of the lower court's ruling that the asserted patent is not infringed. In February 2002, the Company received a decision from an Italian court that the invalidation trial initiated by EOS was unsuccessful and the Italian patent was held valid. The infringement action in a separate Italian court has now been recommenced and a decision is expected based on the evidence that has been submitted. In Italy, the trial court conducted a hearing on October 10, 2003 to consider the assertion of infringement by the EOS product.

        In 1997, DTM initiated an action against Hitachi Zosen Joho Systems, the EOS distributor in Japan. In May 1998, EOS initiated two invalidation trials in the Japanese Patent Office attempting to have DTM's patent invalidated on two separate bases. The Japanese Patent Office ruled in DTM's favor in both trials in July 1998, effectively ruling that DTM's patent was valid. In September 1999, the Tokyo District Court then ruled in DTM's favor and granted a preliminary injunction prohibiting further importation and selling of the infringing plastic sintering EOS machine. In connection with this preliminary injunction, DTM was required to place 20 million yen, which is approximately $0.2 million, on deposit with the court towards potential damages that Hitachi might claim should the injunction be reversed. Based on the Tokyo District Court's ruling, EOS then filed an appeal in the Tokyo High Court to have the rulings of the Japanese Patent Office revoked. On March 6, 2001, the Tokyo High Court ruled in EOS' favor that the rulings of the Japanese Patent Office were in error. As a result, the Tokyo High Court found that Hitachi Zosen was not infringing DTM's patent. These rulings were unsuccessfully appealed by DTM to the Tokyo Supreme Court. The Company amended the claims and the patent was reinstated in a corrective action in 2002 and no further challenges to the patent are pending in this matter.

        Hitachi Zosen vs. 3D Systems, Inc.    On November 25, 2002, 3D Systems was served with a complaint through the Japanese Consulate General from EOS' Japanese distributor, Hitachi Zosen, seeking damages in the amount of 535,293,436 yen (approximately $4.5 million), alleging lost sales during the period in which DTM Corporation had an injunction in Japan prohibiting the sale of EOS EOSint P350 laser sintering systems. The Company filed an answer on March 11, 2003. A hearing in this matter was held on August 19, 2003. Following questions from the court, Hitachi Zosen was ordered to produce additional evidence and other materials and a further hearing was scheduled for October 9, 2003. The sixth preliminary hearing was conducted on October 9, 2003, and a subsequent hearing was held on December 8, 2003. At that hearing, the court requested additional briefing and set another hearing date for February 13, 2004.

        EOS vs. DTM and 3D Systems, Inc.    In December 2000, EOS filed a patent infringement suit against DTM in the U.S. District Court, Central District of California. EOS alleges that DTM has infringed and continues to infringe certain U.S. patents that the Company licenses to EOS. EOS had estimated its damages to be approximately $27.0 million for the period from the fourth quarter of 1997 through 2002. In a press release dated August 26, 2003, EOS estimated its damages to be approximately $40.0 million, and asserted a claim of willful infringement which provides for treble damages at the discretion of the court. In April 2001, consistent with an order issued by the federal court in this matter, the Company was added as a plaintiff to the lawsuit. On October 17, 2001, the Company was substituted as a defendant in this action because DTM's corporate existence terminated when it merged into the Company's subsidiary, 3D Systems, Inc. on August 31, 2001. In February 2002, the court granted summary adjudication on the Company's motion that any potential liability for patent infringement terminated with the merger of DTM into 3D Systems, Inc. Concurrently, the court denied EOS' motion for a fourth amended complaint to add counts related to EOS' claim that 3D Systems, Inc. is not permitted to compete in the field of laser sintering under the terms of the 1997 Patent License Agreement between 3D Systems, Inc. and EOS. 3D Systems, Inc. filed counterclaims against EOS for the sale of polyamide powders in the United States based on one of the patents acquired in the DTM acquisition. A motion by 3D Systems, Inc. for a preliminary injunction was denied by the court on May 14, 2002. The discovery cut off date was on January 20, 2003. On July 3, 2003, the court in this matter heard summary judgment motions by both parties.

        On August 20, 2003, the trial court entered rulings on its Markman patent claims construction of certain phrases in the claims of the patents in suit and on the pending motions for summary judgment. The trial court granted EOS' motion for summary judgment that certain DTM laser sintering machines infringed one claim of one of the patents exclusively licensed by the Company to EOS, and denied DTM's motion that there was no infringement of any of the patents licensed to EOS. In connection with the Company's counterclaim against EOS for the sale of polyamide powders in the United States, the trial court ruled that it was unable to construe one of the claim phrases in the patent, which ruling is a factual predicate for a potential ruling by the trial court that the patent is invalid. On the other pending motions for summary judgment, the court denied the Company's motion for partial summary judgment on license agreement interpretation, denied DTM's motion for partial summary judgment on EOS' claim of willful infringement, denied the Company's motion for partial summary judgment on validity of one of the patents acquired in the DTM acquisition and granted EOS' motion for summary adjudication regarding DTM's affirmative defenses of laches and estoppel.

        On September 17, 2003, the trial court determined on its own initiative to stay both the August 20, 2003 rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions. The court also vacated the trial date (previously scheduled for October 7, 2003) in order to give the parties the opportunity to submit additional briefs on issues identified by the court. These briefs were submitted on September 26, 2003. The court set a trial date for this action to be held in March 2004.

        The initial ruling of infringement by certain of the DTM machines allows for a claim by EOS for damages for that infringement, which claim will be decided at trial if the ruling of infringement is not reversed by the district court judge who entered the ruling upon his self-initiated reconsideration or overturned on an interim appeal by the Federal Circuit. Any damages attributable to the infringement by certain DTM machines cannot at this time be estimated and will depend on other issues still to be determined at trial. In light of the court's initial rulings, the Company anticipated recognizing a charge to operations in the first three quarters ended September 26, 2003 of approximately $1.1 million related to the write-off of capitalized legal fees and potentially an additional amount related to the write-off of other capitalized costs. However, based on the trial court's decision to reconsider its earlier rulings, the Company did not recognize a charge to operations in the first three quarters. Any charge to operations in future periods will be dependent in part upon the trial court's ultimate decision following its reconsideration of its initial rulings. The ultimate outcome of the determination of damages could have a material adverse impact on the Company's operations.

        3D Systems, Inc. vs. AMES.    In April 2002, the Company filed suit for patent infringement against Advanced Manufacturing Engineering Systems of Nevada, Iowa, in the U.S. District Court, Western District of Texas, for patent infringement related to AMES' purchase and use of EOS powders in the Company's SLS® system. On June 24, 2002, upon motion by the defendants, this matter was stayed pending trial of the EOS vs. DTM and 3D Systems, Inc. matter described immediately above. The Company has been informed that Ames is no longer in business, and the court dismissed this action without prejudice on July 23, 2003.

        EOS GmbH Electro Optical Systems vs. 3D Systems, Inc.    On January 21, 2003, the Company was served with a complaint that had been filed in May 2002 in Regional Court, Commerce Division, Frankfurt, Germany, seeking 1.0 million Euros for the alleged breach of a non-competition agreement entered into in 1997. The Company answered the complaint on April 25, 2003. On September 29, 2003, the court rejected in its entirety the complaint filed by EOS and ordered EOS to pay the costs of litigation.

        Board of Regents, The University of Texas System and 3D Systems, Inc. vs. EOS GmbH Electro Optical Systems.    On February 25, 2003, 3D Systems, along with the Board of Regents of The University of Texas, filed suit against EOS GmbH Electro Optical Systems in the U.S. District Court, Western District of Texas, seeking damages and injunctive relief arising from violation of U.S. Patents Nos. 5,597,589 and 5,639,070, which are patents relating to laser sintering which have been licensed by The University of Texas to the Company. On March 25, 2003, EOS filed its answer to the complaint, along with counterclaims including breach of contract and antitrust violations. Following a summary judgment hearing, the court on June 25, 2003 dismissed the anti-trust conspiracy counterclaims against The University of Texas. On July 21, 2003, EOS filed an amended antitrust counterclaim, in response to which 3D Systems filed a motion to strike on August 20, 2003. On October 17, 2003, the court struck one count of EOS' anti-trust claims. Trial has been scheduled to be held in July 2004.

        Regent Pacific Management Corporation vs. 3D Systems Corporation.    On June 11, 2003, Regent Pacific Management Corporation filed a complaint against the Company for breach of contract in the Superior Court of the State of California, County of San Francisco. Regent provided management services to the Company from September 1999 through September 2002. Regent alleges that the Company breached non-solicitation provisions in the Company's contract with it by retaining the services of Messrs. Brian Service and Ben DiLello, two Regent contractors following the termination of the contract. Regent seeks $0.8 million in liquidated damages together with reasonable attorney's fees and costs. On August 13, 2003, the Company filed an answer generally denying Regent's allegations.

        E. James Selzer vs. 3D Systems Corporation (Case No. PC033145, Superior Court of the State of California, County of Los Angeles).    On July 28, 2003, the Company was served with a complaint by its former chief financial officer, whose employment had been terminated on April 21, 2003. The complaint asserts breach of an alleged employment agreement on the basis that Mr. Selzer performed all conditions, covenants and promises required by him in accordance with the terms of the employment agreement and the Company failed to deliver various benefits under the employment agreement. The complaint also asserts breach of an alleged equipment rental/purchase agreement on the basis that the Company repudiated the existence of that agreement. Furthermore, the complaint asserts that Mr. Selzer is entitled to indemnification for his legal fees and expenses incurred as a result of the SEC's inquiry into matters pertaining to the Company's revenue recognition practices. In addition to declaratory relief, Mr. Selzer seeks actual compensatory and contractual damages, which he requested to be proven at trial, and various expenses, together with reasonable attorney's fees and costs. The Company has moved to dismiss Mr. Selzer's claims for reimbursement on jurisdictional grounds and to compel arbitration with respect to the other claims.

        SEC Investigation.    The Company previously reported on June 30, 2003 in its Annual Report on Form 10-K and subsequent periodic reports, that the Securities and Exchange Commission had commenced an inquiry into matters pertaining to its historical revenue recognition practices.

        In addition, on May 6, 2003, the Company received a subpoena from the U.S. Department of Justice to provide certain documents to a grand jury investigating antitrust and related issues within the Company's industry. The Company has been advised that it currently is not a target of the grand jury investigation, and the Company is complying with the subpoena.

        The Company follows the provisions of SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that an estimated loss from a loss contingency be accrued for by a charge to income if it is both probable that an asset has been impaired or that a liability has been incurred and that the amount of the loss can be reasonably estimated. Because of the uncertainties related to the incurrence, amount and range of loss on the proceedings described above, management currently is unable to predict the outcome of the litigation, determine whether a liability has been incurred or make a reasonable estimate of the liability that could result from an unfavorable outcome. Although the ultimate outcome of the pending litigation cannot be ascertained at this time, the Company believes that the liability, if any, resulting from the aggregate amount of damages will not have a material adverse effect on its consolidated financial position and results of operations. However, the Company can provide no assurances as to the outcome of the litigation or the impact on it of an adverse ruling in any such litigation. It is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in the Company's assumptions or the effectiveness of its strategies related to these proceedings. As additional information becomes available, the Company will assess its potential liability and revise its estimates if necessary.

(14)    Subsequent Events

        RPC Warrant Holders.    On November 14, 2003, the Company entered into an agreement with the former warrant holders to pay them 2,185,426 Swiss Francs (equivalent to US$1.6 million at November 14, 2003) in installments over a period ending September 19, 2005, with interest on the unpaid amount at the rate of 8% per annum.

        SEC Subpoena.    On October 20, 2003, the Company received a subpoena for documents from the SEC, stating that the agency is conducting a formal investigation of the Company pertaining to the

Company's historical revenue recognition practices. The Company continues to cooperate fully with the SEC and is complying with the subpoena.

        U.S. Bank National Association Agreement.    On November 25, 2003, the Company completely repaid the remaining $8.6 million outstanding under the U.S. Bank revolving line of credit.

        E. James Selzer vs. 3D Systems Corporation (Case No. PC033145, Superior Court of the State of California, County of Los Angeles).    The parties have entered into a settlement of this litigation that the Company does not expect to be material to the Company's results of operations or financial condition.

        6% Convertible Subordinated Debentures.    From November 24, 2003 to December 11, 2003, the Company issued $22.7 million principal amount of 6% convertible subordinated debentures due November 30, 2013 in a private placement. A portion of the proceeds were used to completely repay the line of credit with U.S. Bank.

        Management.    On November 3, 2003, Robert M. Grace, Jr. became the Company's Vice President, General Counsel and Secretary, and effective December 26, 2003, Fred R. Jones became the Company's Vice President and Chief Financial Officer.

        Wells Fargo Bank, N.A..    On January 12, 2004, the Company entered into a waiver to the reimbursement agreement with Wells Fargo Bank, N.A. relating to the Company's industrial development bonds pursuant to which Wells Fargo waived compliance with the fixed charge coverage ratio and minimum tangible net worth covenant contained in the reimbursement agreement, as amended, through April 30, 2004, provided that the Company remains in compliance with all other provisions of the reimbursement agreement and that it provides evidence of a proposal from another bank by March 31, 2004 to replace the letter of credit issued by Wells Fargo. Should a replacement letter of credit not be obtained on or before April 30, 2004, the Company will agree to retire $1.2 million of the bonds utilizing the $1.2 million held in the non-interest bearing demand deposit account at Wells Fargo.

(15)    Restatement

        Subsequent to the issuance of its September 27, 2002 consolidated quarterly financial statements, the Company's management determined that certain sales transactions recorded in the three months and nine months ended September 27, 2002 did not meet all of the criteria required for revenue recognition under United States Generally Accepted Accounting Principles. Additionally, certain sales transactions, which previously had been recorded in prior periods, were restated and recognized in the three and the nine months ended September 27, 2002. The restated transactions affect the Company's previously recorded amounts for sales, cost of sales and others as noted below. The consolidated financial statements as of and for the three months and nine months ended September 27, 2002 have been restated to correct the accounting for these transactions. A summary of the significant effects of the restatement is as follows:

	Three Months Ended		Nine Months Ended
	As Restated September 27, 2002	As Previously Reported September 27, 2002	As Restated September 27, 2002	As Previously Reported September 27, 2002
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Consolidated Statements of Operations
Sales	$27,914	$28,389	$83,971	$84,367
Cost of Sales	16,004	16,242	50,942	51,208
Gross profit	11,910	12,147	33,029	33,159
Research & development expenses	3,709	3,789	12,344	12,435
Total operating expenses	17,572	17,652	51,768	51,857
Loss from operations	(5,662)	(5,505)	(18,739)	(18,698)
Income tax expense (benefit)	(4,079)	(4,345)	(3,126)	(2,979)
Net (loss) income	(2,212)	(1,789)	854	748
Basic net income per share	(0.17)	(0.14)	0.07	0.06
Diluted net income per share	$(0.17)	$(0.14)	$0.06	$0.06

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

9,867,325 Shares

3D SYSTEMS CORPORATION

Common Stock

PROSPECTUS

                        , 2004

        Through and including                        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table itemizes the fees and expenses incurred by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$7,175
Accounting fees and expenses	212,000
Legal fees and expenses	245,000
Transfer agent and registrar fees and expenses	200
Miscellaneous expenses	625
Total	$465,000

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, to which we refer to as the Securities Act.

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware General Corporation law regarding unlawful dividends and stock purchases; or

  •
  for any transaction for which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our Bylaws provide that:

  •
  we may indemnify our directors and officers to the fullest extend permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  we may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law;

  •
  we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  •
  the rights conferred in the Bylaws are not exclusive.

        We have entered into indemnification agreements with certain of our directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        The indemnification provisions in our amended Certificate of Incorporation and Bylaws and the indemnification agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

        In September 2001, we sold 617,000 shares of our common stock at $13.00 per share to accredited investors in a private placement transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The purchasers were a limited number of knowledgeable, sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment for their own account. Net proceeds to us from these sales were $8.0 million.

        In the fourth quarter of 2001, we sold $10.0 million principal amount of 7% convertible subordinated debentures to accredited investors in a private placement transaction. These debentures were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The purchasers were a limited number of knowledgeable, sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for their own account. The debentures are redeemable by us on or after the third anniversary of the closing date at a price equal to 107% of the then outstanding principal amount of debentures together with all accrued and unpaid interest. If there is a change in control with respect to our company, the holders can require us to redeem the debentures at 107% of the then outstanding principal amount. The debentures are convertible into an aggregate of 833,333 shares of our common stock at the option of the holders at any time prior to maturity at December 31, 2006. The debentures bear interest at the rate of 7% payable quarterly. Upon the occurrence of an event of default, holders holding at least a majority of the then outstanding principal amount of debentures may by written notice to us declare all debentures due and payable. Net proceeds to us from these sales were approximately $10.0 million.

        On May 7, 2002, we sold 1,125,000 shares of our common stock through a placement agent, Goldsmith & Harris Incorporated, to accredited investors in a private placement transaction. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The purchasers were a limited number of knowledgeable, sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment for their own account. Under the terms of the purchase agreement, if we failed to file a registration statement covering the shares prior to 30 days after the closing date or if the registration statement had not been declared effective 120 days after the closing date or if the registration statement ceased to be effective prior to two years from the effective date of the registration statement, we would have to pay the purchasers liquidated damages in the amount of approximately $100,000 per month. Net proceeds to us from these sales were $12.5 million.

        In connection with the acquisition of RPC, we issued warrants to the former RPC shareholders to purchase an aggregate of 264,900 shares of our common stock at an exercise price of $15.27. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The issuance was made without general solicitation or advertising. The warrants were exercisable prior to September 19, 2003. If the fair market value of our common stock was less than $25.27 on September 19, 2003, then each warrant holder had the right to receive, in exchange for the warrants, an amount equal to 8.25 Swiss Francs, which was equivalent to $5.95 on September 19, 2003, multiplied by the total number of shares of common stock then underlying the warrants. On September 19, 2003, these warrants expired pursuant to their terms. On November 14, 2003, we entered into an agreement with the former warrant holders to pay them 2,185,426 Swiss Francs (equivalent to US$1.6 million at November 14, 2003) in installments over a period ending September 19, 2005, with interest on the unpaid amount at the rate of 8% per annum.

        On May 5, 2003, we sold 2,634,016 shares of our Series B Convertible Preferred Stock to accredited investors in a private placement transaction. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The purchasers were a limited number of knowledgeable, sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment. The preferred stock accrues dividends at 8% per share (subject to increase to 10%), which, along with rights upon liquidation, shall be paid in preference to Series A Convertible Preferred Stock and any other stock that ranks junior to the Series B Convertible Preferred Stock. Dividends are payable semi-annually, on the sixth month and the twelfth month anniversary of the date of issuance. The dividends are cumulative to the extent not declared and paid by our Board of Directors. In addition, the preferred stock votes equally with our common stock and is convertible at any time at the option of the shareholders on a 1:1 basis into approximately 2,634,016 shares of common stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. We covenanted to register the resale by the shareholders of the shares of common stock into which the shares of Series B Preferred Stock convert. If the registration statement is not declared effective by the SEC before May 5, 2004, the dividend rate increases to 10% per share. Net proceeds to us from these sales were $15.2 million.

        In connection with his retention as our Chief Executive Officer and President and as a director of our company, on September 19, 2003, we granted Abraham N. Reichental 100,000 shares of our common stock outside of our existing stock incentive plans. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        In connection with his retention as our Vice President, General Counsel and Secretary, on November 3, 2003, we granted Robert M. Grace, Jr. 10,000 shares of our common stock outside of our existing stock incentive plans. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        In connection with his retention as our Vice President and Chief Financial Officer, on December 26, 2003, we granted Fred R. Jones 10,000 shares of our common stock outside of our existing stock incentive plans. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        From November 24, 2003 to December 11, 2003, we sold $22.7 million principal amount of 6% convertible subordinated debentures to accredited investors in a private placement transaction. These debentures were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The purchasers were a limited number of knowledgeable, sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for their own account. The debentures are redeemable by us on or after the third anniversary of the closing date at a price equal to 100% of the then outstanding principal amount of debentures together with all accrued and unpaid interest. If there is a change in control with respect to our company, the holders can require us to redeem the debentures at 100% of the then outstanding principal amount. The debentures are convertible into an aggregate of 2,230,255 shares of our common stock at the option of the holders at any time prior to maturity at November 30, 2013. The debentures bear interest at the rate of 6% payable semiannually. Upon the occurrence of an event of default, holders holding at least a majority of the then outstanding principal amount of debentures may by written notice to us declare all debentures due and payable. Net proceeds to us from these sales were approximately $22.1 million.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   The following exhibits are filed herewith:

Number	Exhibit Title
The following exhibits are included as part of this filing and incorporated herein by this reference:
3.1	Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
3.2	Amendment to Certificate of Incorporation filed on May 23, 1995. Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-2/A, filed on May 25, 1995.
3.3	Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit 2 to Registrant's Registration Statement on Form 8-A filed on January 8, 1996.
3.4
Certificate of Designations of the Series B Convertible Preferred Stock, filed with the Secretary of State of Delaware on May 2, 2003. Incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
3.5	Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.1*	1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.2*
Form of Director Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.2 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.3*
Form of Officer Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.3 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.4*
Form of Employee Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.4 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.5	3D Systems Corporation 1996 Stock Incentive Plan. Incorporated by reference to Appendix A to Registrant's Definitive Proxy Statement filed on March 30, 2001.
4.6*
Form of Incentive Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.6 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.

4.7*
Form of Non-Statutory Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.7 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
4.8*
Form of Employee Incentive Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.8 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
4.9*
Form of Employee Non-Statutory Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
4.10*	3D Systems Corporation 1996 Non-Employee Directors' Stock Option Plan. Incorporated by reference to Appendix B to Registrant's Definitive Proxy Statement filed on March 30, 2001.
4.11*
Form of Director Option Contract pursuant to the 1996 Non-Employee Director Stock Option Plan. Incorporated by reference to Exhibit 4.5 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
4.12	3D Systems Corporation 1998 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-8 filed on July 10, 1998.
4.13	3D Systems Corporation 2001 Stock Option Plan. Incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8 filed on June 11, 2001.
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Lease dated as of July 12, 1988, by and between 3D Systems, Inc. and Valencia Tech Associates. Incorporated by reference to Exhibit 3.1 to 3-D Canada's Annual Report on Form 20-F for the year ended December 31, 1987 (Reg. No. 0-16333).
10.2
Third Amendment to Lease dated as of August 27, 2002 by and between Katell Valencia Associates, a California limited partnership and 3D Systems, Inc., a California corporation. Incorporated by reference to Exhibit 10.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
10.3
Amendment No. 1 to Lease Agreement between 3D Systems, Inc. and Katell Valencia Associates, a California limited partnership, dated May 28, 1993. Incorporated by reference to Exhibit 10.2 to Form 8-B filed on August 16, 1993.
10.4
Agreement dated as of July 19, 1988, by and among 3D Systems, Inc., UVP, Inc., Cubital Ltd. and Scitex Corporation Ltd. Incorporated by reference to Exhibit 3.10 to 3-D Canada's Annual Report on Form 20-F for the year ended December 31, 1987 (Reg. No. 0-16333).
10.5
Patent Purchase Agreement dated January 5, 1990 by and between 3D Systems, Inc. and UVP. Incorporated by reference to Exhibit 10.28 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).
10.6
Security Agreement dated as of the 5th day of January, 1990 by and between UVP and 3D Systems, Inc. relating to security interest in UVP Patent. Incorporated by reference to Exhibit 10.29 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).
10.7	Assignment of UVP Patent dated January 12, 1990 by UVP to 3D, Inc. Incorporated by reference to Exhibit 10.30 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).

10.8
Form of Indemnification Agreement between Registrant and certain of its executive officers and directors. Incorporated by reference to Exhibit 10.18 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
10.9
Agreement dated October 4, 1995 between Registrant and Mesa County Economic Development Council, Inc., a Colorado non-profit corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 1995, filed on November 13, 1995.
10.10
Retainer Agreement effective September 9, 1999 between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on February 23, 2000.
10.11
Patent License Agreement dated December 16, 1998 by and between 3D Systems, Inc., NTT Data CMET, Inc. and NTT Data Corporation. Incorporated by reference to Exhibit 10.56 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999.
10.12
Stock Option Agreement dated May 20, 1999 between Registrant and Arthur B. Sims. Incorporated by reference to Exhibit 10.54 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
10.13
Amendment to Retainer Agreement effective August 8, 2000 between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the third quarter of 2000, filed on November 9, 2000.
10.14
Amendment dated August 27, 1998 to R&D Agreement of July 1, 1990 between Registrant and Ciba Specialty Chemicals (UK) Limited. Incorporated by reference to Exhibit 10.41 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
10.15
Termination Agreement dated July 21, 2000, between 3D Systems Corporation, a California Corporation, Charles W. Hull ("Hull"), as Founders' Agent pursuant to the Shareholders Agreement and Ciba Specialty Chemicals Canada Inc., a Canadian corporation ("Ciba Canada"), terminating the Shareholders' Agreement, dated April 10, 1991, among 1726 Holdings Ltd., a British Columbia corporation ("1726"), Lionheart Capital Corp., a British Columbia corporation ("Lionheart"), 3-D Canada, and Raymond S. Freed, Charles W. Hull, Bethany Griffiths, Virginia Hiramatsu, Paul B. Warren and Edwin J. Kaftal (Freed, Hull, Griffiths, Hiramatsu, Warren and Kaftal are collectively referred to as the "Founders"), dated as of May 5, 1993, by and among 1726, Lionheart, 3-D Canada, the Founders and Registrant. Incorporated by reference to Exhibit 10.42 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
10.16
Agreement and Plan of Merger by and among Registrant, Tiger Deals, Inc., a Delaware corporation, and DTM Corporation, a Texas corporation. Incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K, filed on April 10, 2001.
10.17
Second Amendment to Employment Agreement, effective October 30, 2001, between Registrant and Gary J. Sbona. Incorporated by reference to Exhibit 10.44 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 27, 2002.

10.18
Second Amendment to Retainer Agreement, effective October 30, 2001, between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.45 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 27, 2002.
10.19
Employment Agreement for Brian Service dated October 15, 2002. Incorporated by reference to Exhibit 10.9 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.20*
Consulting Agreement for Brian Service dated November 18, 2002. Incorporated by reference to Exhibit 10.20 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
10.21
Debenture Purchase Agreement dated as of December 19, 2001, by and among Registrant and the purchasers listed on Schedule I thereto. Incorporated by reference to Exhibit 10.21 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
10.22	Form of 7% Convertible Subordinated Debenture.
10.23
Rights Agreement dated as of December 4, 1995, between Registrant and U.S. Stock Transfer Corporation, as Rights Agent. Incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A, filed on January 8, 1996.
10.24*
Stock Option Agreement dated July 1, 1999, between Registrant and G. Walter Loewenbaum II. Incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.25*
Stock Option Agreement dated September 9, 1999, between Registrant and Gary J. Sbona. Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.26*	Stock Option Agreement dated May 20, 1999, between Registrant and Arthur B. Sims. Incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.27
Amendment Agreement Number One to Loan and Security Agreement dated July 26, 2001. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.28
Amendment Agreement Number Two to Loan and Security Agreement dated August 16, 2001. Incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.29
Amendment Agreement Number Three to Loan and Security Agreement dated October 1, 2001. Incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.30
Amendment Agreement Number Four to Loan and Security Agreement dated November 1, 2001. Incorporated by reference to Exhibit 10.4 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.31
Amendment Agreement Number Five to Loan and Security Agreement dated December 20, 2001. Incorporated by reference to Exhibit 10.5 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.

10.32
Amendment Agreement Number Six to Loan and Security Agreement dated August 30, 2002. Incorporated by reference to Exhibit 10.6 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.33
Amendment Agreement Number Seven to Loan and Security Agreement dated October 1, 2002. Incorporated by reference to Exhibit 10.7 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.34
Amendment Agreement Number Eight to Loan and Security Agreement dated November 12, 2002. Incorporated by reference to Exhibit 10.8 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.35
Sixth Amendment to Reimbursement Agreement dated November 8, 2002. Incorporated by reference to Exhibit 10.10 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.36	Form of Securities Purchase Agreement. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
10.37
Waiver Agreement Number Two, dated as of May 1, 2003, between and among U.S. Bank National Association, Registrant, and 3D Holdings, LLC. Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
10.38*
Employment Agreement dated March 1, 1994, by and among Registrant, 3D Systems, Inc., a California corporation and Charles W. Hull. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 1994, filed on August 9, 1994.
10.39
Lease Amendment No. 2 dated as of March 1, 1996 by and between Katell Valencia Associates, a California limited partnership and 3D Systems, Inc., a California corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003, filed on July 14, 2003.
10.40
Waiver dated June 26, 2003, between Wells Fargo Bank West, N.A. and Registrant. Incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003, filed on July 14, 2003.
10.41*	Letter Agreement between Registrant and Brian K. Service, dated August 8, 2003. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 11, 2003.
10.42*
Employment Letter Agreement, effective September 19, 2003, by and between Registrant and Abraham N. Reichental. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on September 22, 2003.
10.43*	Agreement, dated December 17, 2003, by and between Registrant and Abraham N. Reichental.
10.44
Ninth Amendment of Loan and Security Agreement, dated as of September 30, 2003, between and among U.S. Bank National Association, Registrant, and Registrant's subsidiaries identified on the signature pages. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on October 2, 2003.

10.45
Form of Debenture Purchase Agreement by and among 3D Systems Corporation and the purchasers listed on Schedule I to the Debenture Purchase Agreement. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on December 17, 2003.
10.46	Form of 6% Convertible Subordinated Debenture. Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K, filed on December 17, 2003.
10.47*
Employment Letter Agreement, entered into on December 24, 2003, by and between Registrant and Fred R. Jones. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on December 29, 2003.
10.48
Waiver entered into on January 12, 2004, between Wells Fargo Bank, N.A. and 3D Systems Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on January 21, 2004.
16.1
Letter, dated April 23, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on April 23, 2003.
16.2
Letter, dated April 29, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on April 30, 2003.
16.3
Letter, dated July 22, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on July 23, 2003.
21.1	Subsidiaries of Registrant. Incorporated by reference to Exhibit 21.1 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed June 30, 2003.
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (as set forth in Exhibit 5.1).
23.2	Consent of Independent Auditors — Deloitte & Touche LLP.
24.1	Power of Attorney.

*
Management contract or compensatory plan or arrangement.

        (b)   The following financial statement schedule is filed herewith:

        Other financial statement schedules are omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on this 21st day of January, 2004.

3D SYSTEMS CORPORATION
* Abraham N. Reichental Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

* Abraham N. Reichental	Director, Chief Executive Officer and President (Principal Executive Officer)	January 21, 2004
* Fred R. Jones	Vice President and Chief Financial Officer (Principal Financial Officer)	January 21, 2004
* G. Peter V. White	Vice President, Finance (Principal Accounting Officer)	January 21, 2004
* G. Walter Loewenbaum II	Chairman of the Board of Directors	January 21, 2004
* Miriam V. Gold	Director	January 21, 2004
* Charles W. Hull	Director, Executive Vice President and Chief Technology Officer	January 21, 2004
* Jim D. Kever	Director	January 21, 2004
* Kevin S. Moore	Director	January 21, 2004
* Richard C. Spalding	Director	January 21, 2004
*By:	/s/ ROBERT M. GRACE, JR. Robert M. Grace, Jr., Attorney-in-Fact

EXHIBIT INDEX

Number	Exhibit Title
The following exhibits are included as part of this filing and incorporated herein by this reference:
3.1	Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
3.2	Amendment to Certificate of Incorporation filed on May 23, 1995. Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-2/A, filed on May 25, 1995.
3.3	Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit 2 to Registrant's Registration Statement on Form 8-A filed on January 8, 1996.
3.4
Certificate of Designations of the Series B Convertible Preferred Stock, filed with the Secretary of State of Delaware on May 2, 2003. Incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
3.5	Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.1*	1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.2*
Form of Director Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.2 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.3*
Form of Officer Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.3 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.4*
Form of Employee Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.4 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
4.5	3D Systems Corporation 1996 Stock Incentive Plan. Incorporated by reference to Appendix A to Registrant's Definitive Proxy Statement filed on March 30, 2001.
4.6*
Form of Incentive Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.6 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
4.7*
Form of Non-Statutory Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.7 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
4.8*
Form of Employee Incentive Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.8 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.

1

4.9*
Form of Employee Non-Statutory Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
4.10*	3D Systems Corporation 1996 Non-Employee Directors' Stock Option Plan. Incorporated by reference to Appendix B to Registrant's Definitive Proxy Statement filed on March 30, 2001.
4.11*
Form of Director Option Contract pursuant to the 1996 Non-Employee Director Stock Option Plan. Incorporated by reference to Exhibit 4.5 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
4.12	3D Systems Corporation 1998 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-8 filed on July 10, 1998.
4.13	3D Systems Corporation 2001 Stock Option Plan. Incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8 filed on June 11, 2001.
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Lease dated as of July 12, 1988, by and between 3D Systems, Inc. and Valencia Tech Associates. Incorporated by reference to Exhibit 3.1 to 3-D Canada's Annual Report on Form 20-F for the year ended December 31, 1987 (Reg. No. 0-16333).
10.2
Third Amendment to Lease dated as of August 27, 2002 by and between Katell Valencia Associates, a California limited partnership and 3D Systems, Inc., a California corporation. Incorporated by reference to Exhibit 10.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
10.3
Amendment No. 1 to Lease Agreement between 3D Systems, Inc. and Katell Valencia Associates, a California limited partnership, dated May 28, 1993. Incorporated by reference to Exhibit 10.2 to Form 8-B filed on August 16, 1993.
10.4
Agreement dated as of July 19, 1988, by and among 3D Systems, Inc., UVP, Inc., Cubital Ltd. and Scitex Corporation Ltd. Incorporated by reference to Exhibit 3.10 to 3-D Canada's Annual Report on Form 20-F for the year ended December 31, 1987 (Reg. No. 0-16333).
10.5
Patent Purchase Agreement dated January 5, 1990 by and between 3D Systems, Inc. and UVP. Incorporated by reference to Exhibit 10.28 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).
10.6
Security Agreement dated as of the 5th day of January, 1990 by and between UVP and 3D Systems, Inc. relating to security interest in UVP Patent. Incorporated by reference to Exhibit 10.29 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).
10.7	Assignment of UVP Patent dated January 12, 1990 by UVP to 3D, Inc. Incorporated by reference to Exhibit 10.30 to 3-D Canada's Registration Statement on Form S-1 (Reg. No. 33-31789).
10.8
Form of Indemnification Agreement between Registrant and certain of its executive officers and directors. Incorporated by reference to Exhibit 10.18 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994.
10.9
Agreement dated October 4, 1995 between Registrant and Mesa County Economic Development Council, Inc., a Colorado non-profit corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 1995, filed on November 13, 1995.

2

10.10
Retainer Agreement effective September 9, 1999 between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on February 23, 2000.
10.11
Patent License Agreement dated December 16, 1998 by and between 3D Systems, Inc., NTT Data CMET, Inc. and NTT Data Corporation. Incorporated by reference to Exhibit 10.56 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999.
10.12
Stock Option Agreement dated May 20, 1999 between Registrant and Arthur B. Sims. Incorporated by reference to Exhibit 10.54 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.
10.13
Amendment to Retainer Agreement effective August 8, 2000 between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the third quarter of 2000, filed on November 9, 2000.
10.14
Amendment dated August 27, 1998 to R&D Agreement of July 1, 1990 between Registrant and Ciba Specialty Chemicals (UK) Limited. Incorporated by reference to Exhibit 10.41 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
10.15
Termination Agreement dated July 21, 2000, between 3D Systems Corporation, a California Corporation, Charles W. Hull ("Hull"), as Founders' Agent pursuant to the Shareholders Agreement and Ciba Specialty Chemicals Canada Inc., a Canadian corporation ("Ciba Canada"), terminating the Shareholders' Agreement, dated April 10, 1991, among 1726 Holdings Ltd., a British Columbia corporation ("1726"), Lionheart Capital Corp., a British Columbia corporation ("Lionheart"), 3-D Canada, and Raymond S. Freed, Charles W. Hull, Bethany Griffiths, Virginia Hiramatsu, Paul B. Warren and Edwin J. Kaftal (Freed, Hull, Griffiths, Hiramatsu, Warren and Kaftal are collectively referred to as the "Founders"), dated as of May 5, 1993, by and among 1726, Lionheart, 3-D Canada, the Founders and Registrant. Incorporated by reference to Exhibit 10.42 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001.
10.16
Agreement and Plan of Merger by and among Registrant, Tiger Deals, Inc., a Delaware corporation, and DTM Corporation, a Texas corporation. Incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K, filed on April 10, 2001.
10.17
Second Amendment to Employment Agreement, effective October 30, 2001, between Registrant and Gary J. Sbona. Incorporated by reference to Exhibit 10.44 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 27, 2002.
10.18
Second Amendment to Retainer Agreement, effective October 30, 2001, between Registrant and Regent Pacific Management Corporation. Incorporated by reference to Exhibit 10.45 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 27, 2002.
10.19
Employment Agreement for Brian Service dated October 15, 2002. Incorporated by reference to Exhibit 10.9 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.20*
Consulting Agreement for Brian Service dated November 18, 2002. Incorporated by reference to Exhibit 10.20 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.

3

10.21
Debenture Purchase Agreement dated as of December 19, 2001, by and among Registrant and the purchasers listed on Schedule I thereto. Incorporated by reference to Exhibit 10.21 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
10.22	Form of 7% Convertible Subordinated Debenture.
10.23
Rights Agreement dated as of December 4, 1995, between Registrant and U.S. Stock Transfer Corporation, as Rights Agent. Incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A, filed on January 8, 1996.
10.24*
Stock Option Agreement dated July 1, 1999, between Registrant and G. Walter Loewenbaum II. Incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.25*
Stock Option Agreement dated September 9, 1999, between Registrant and Gary J. Sbona. Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.26*	Stock Option Agreement dated May 20, 1999, between Registrant and Arthur B. Sims. Incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form S-8, filed on May 11, 2000.
10.27
Amendment Agreement Number One to Loan and Security Agreement dated July 26, 2001. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.28
Amendment Agreement Number Two to Loan and Security Agreement dated August 16, 2001. Incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.29
Amendment Agreement Number Three to Loan and Security Agreement dated October 1, 2001. Incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.30
Amendment Agreement Number Four to Loan and Security Agreement dated November 1, 2001. Incorporated by reference to Exhibit 10.4 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.31
Amendment Agreement Number Five to Loan and Security Agreement dated December 20, 2001. Incorporated by reference to Exhibit 10.5 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.32
Amendment Agreement Number Six to Loan and Security Agreement dated August 30, 2002. Incorporated by reference to Exhibit 10.6 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.33
Amendment Agreement Number Seven to Loan and Security Agreement dated October 1, 2002. Incorporated by reference to Exhibit 10.7 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.34
Amendment Agreement Number Eight to Loan and Security Agreement dated November 12, 2002. Incorporated by reference to Exhibit 10.8 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.

4

10.35
Sixth Amendment to Reimbursement Agreement dated November 8, 2002. Incorporated by reference to Exhibit 10.10 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002, filed on November 12, 2002.
10.36	Form of Securities Purchase Agreement. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
10.37
Waiver Agreement Number Two, dated as of May 1, 2003, between and among U.S. Bank National Association, Registrant, and 3D Holdings, LLC. Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K, filed on May 7, 2003.
10.38*
Employment Agreement dated March 1, 1994, by and among Registrant, 3D Systems, Inc., a California corporation and Charles W. Hull. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 1994, filed on August 9, 1994.
10.39
Lease Amendment No. 2 dated as of March 1, 1996 by and between Katell Valencia Associates, a California limited partnership and 3D Systems, Inc., a California corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003, filed on July 14, 2003.
10.40
Waiver dated June 26, 2003, between Wells Fargo Bank West, N.A., and Registrant. Incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003, filed on July 14, 2003.
10.41*	Letter Agreement between Registrant and Brian K. Service, dated August 8, 2003. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 11, 2003.
10.42*
Employment Letter Agreement, effective September 19, 2003, by and between Registrant and Abraham N. Reichental. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on September 22, 2003.
10.43*	Agreement, dated December 17, 2003, by and between Registrant and Abraham N. Reichental.
10.44
Ninth Amendment of Loan and Security Agreement, dated as of September 30, 2003, between and among U.S. Bank National Association, Registrant, and Registrant's subsidiaries identified on the signature pages. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on October 2, 2003.
10.45
Form of Debenture Purchase Agreement by and among 3D Systems Corporation and the purchasers listed on Schedule I to the Debenture Purchase Agreement. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on December 17, 2003.
10.46	Form of 6% Convertible Subordinated Debenture. Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K, filed on December 17, 2003.
10.47*
Employment Letter Agreement, entered into on December 24, 2003, by and between Registrant and Fred R. Jones. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on December 29, 2003.
10.48
Waiver entered into on January 12, 2004, between Wells Fargo Bank, N.A. and 3D Systems Corporation. Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on January 21, 2004.

5

16.1
Letter, dated April 23, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on April 23, 2003.
16.2
Letter, dated April 29, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on April 30, 2003.
16.3
Letter, dated July 22, 2003, from Deloitte & Touche LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.1 to Registrant's Current Report on Form 8-K, filed on July 23, 2003.
21.1	Subsidiaries of Registrant. Incorporated by reference to Exhibit 21.1 of Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 30, 2003.
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (as set forth in Exhibit 5.1).
23.2	Consent of Independent Auditors — Deloitte & Touche LLP.
24.1	Power of Attorney.

*
Management contract or compensatory plan or arrangement.

6

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
3D Systems Corporation
Summary Consolidated Financial Information
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE OF SECURITIES
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Executive Compensation
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2002
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
CHANGE IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
3D SYSTEMS CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
3D SYSTEMS CORPORATION Consolidated Balance Sheets As of December 31, 2002 and 2001
3D SYSTEMS CORPORATION Consolidated Statements of Operations Years Ended December 31, 2002, 2001 and 2000
3D SYSTEMS CORPORATION Consolidated Statements of Stockholders' Equity Years Ended December 31, 2002, 2001 and 2000
3D SYSTEMS CORPORATION Consolidated Statements of Cash Flows Years Ended December 31, 2002, 2001 and 2000
3D SYSTEMS CORPORATION Consolidated Statements of Cash Flows Years Ended December 31, 2002, 2001 and 2000 (in thousands)
3D SYSTEMS CORPORATION Consolidated Statements of Comprehensive (Loss) Income Years Ended December 31, 2002, 2001 and 2000
3D SYSTEMS CORPORATION Notes to Consolidated Financial Statements Years Ended December 31, 2002, 2001 and 2000
  INDEPENDENT AUDITORS' REPORT
  SCHEDULE II
3D SYSTEMS CORPORATION Condensed Consolidated Balance Sheets As of September 26, 2003 and December 31, 2002 (in thousands) (unaudited)
3D SYSTEMS CORPORATION Condensed Consolidated Statements of Operations For the Three and Nine Months Ended September 26, 2003 and September 27, 2002 (in thousands, except per share amounts) (unaudited)
3D SYSTEMS CORPORATION Condensed Consolidated Statements of Cash Flows For the Ninth Months Ended September 26, 2003 and September 27, 2002 (in thousands) (unaudited)
3D SYSTEMS CORPORATION Condensed Consolidated Statements of Comprehensive (Loss) Income For the Three and Nine Months Ended September 26, 2003 and September 27, 2002 (in thousands) (unaudited)
3D SYSTEMS CORPORATION Notes to Condensed Consolidated Financial Statements For the Nine Months Ended September 26, 2003 and September 27, 2002 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX